Exhibit 2.1
SHARE PURCHASE AGREEMENT
among
Sistecar S.A.S.,
the Sellers, as defined and named herein,
the Sellers’ Representative, as defined and named herein,
and
Business Objects S.A.
Dated as of April 20, 2007

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	3

ARTICLE II	SALE AND PURCHASE OF THE SHARES AND WARRANTS; REDEMPTION OF THE CONVERTIBLE BONDS	16

2.1	Sale and Purchase of the Shares and Warrants	16
2.2	Determination of the Price	16
2.3	Allocation of the Total Purchase Price and Payment Procedures	18
2.4	Purchase Price Reduction	19
2.5	Purchase Price Payment and Transfer of Ownership	20
2.6	Class O Shares Purchase Price Payment and Transfer of Ownership	20
2.7	Redemption of Convertible Bonds	21
2.8	Escrow Account and First Demand Bank Guarantee	21
2.9	Tax Escrow Account	22
2.10	Withholding Rights	23
2.11	Social Security Charges resulting from Stock Option Accelerated Vesting	24
2.12	Transfer Tax	24

ARTICLE III	REPRESENTATIONS OF THE PURCHASER	24

3.1	Organization; Authority and Validity	24
3.2	No Breach	25
3.3	Consents	25
3.4	Litigation	25
3.5	Intermediaries	25
3.6	Position on the Closing Date	25

ARTICLE IV	REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS	26

4.1	Organization; Authority and Validity	26
4.2	Ownership and Transfer of Title	26
4.3	No Breach	26
4.4	Consents	27
4.5	Position on the Closing Date	27

ARTICLE V	REPRESENTATIONS AND WARRANTIES REGARDING THE GROUPCOMPANIES	27

5.1	Holding Company Capital Structure	27

-i-

5.2	Transfer of Class O Shares	27
5.3	Incorporation, Existence and Authority of the Group Companies	28
5.4	Group Companies Capital Structure	28
5.5	Accounts	29
5.6	Debt	31
5.7	Corporate Records	31
5.8	Disputed Accounts Payable	31
5.9	Prepayment of Financial Debt	31
5.10	Real Estate	31
5.11	Movable Property and Businesses	31
5.12	Intellectual Property	32
5.13	Tax	34
5.14	Labor Matters	37
5.15	Insurance	43
5.16	Contracts	43
5.17	Relations with the Sellers	44
5.18	Disputes	44
5.19	Compliance with Law	44
5.20	Management between June 30, 2006 and the Date of This Agreement	44
5.21	Environment	45
5.22	Assets Necessary for the Business	45
5.23	Affiliate Transactions	45
5.24	Privacy	45
5.25	Propriety of Past Payments	46
5.26	Information Provided to Works Councils	46
5.27	Disclosure	47
5.28	Intermediaries and Transaction Expenses	47
5.29	Settlements	47
5.30	Position on the Closing Date	47

ARTICLE VI	COVENANTS OF THE SELLERS	48

6.1	Treatment of Stock Options	48
6.2	Sale of Class O Shares	48
6.3	280G Covenant	49
6.4	409A Covenant	49
6.5	Cash Redemption of Convertible Bonds	49
6.6	Acknowledgment of Cancellation of Warrants	49
6.7	Treatment of Sistecar Management Warrants	50
6.8	Access to Cash Flow Information	50
6.9	Management between the Date Hereof and the Closing Date	50
6.10	No Solicitation	53
6.11	Change of Control Consents	53
6.12	Access and Information	54

6.13	Release of Obligations	54
6.14	Access to the Employees	54
6.15	Proceeds	54
6.16	Settlement Agreements	54
6.17	Licensing and Distribution of Company Products in Certain Countries on or prior to the Closing Date	54
6.18	Sistecar Management	54
6.19	Renewal of Lease	55
6.20	2007 Interim Statutory and Consolidated Financial Statements	55

ARTICLE VII	COVENANTS OF THE PARTIES	55

7.1	Antitrust Clearances	55
7.2	Reasonable Best Efforts	56
7.3	Notices of Certain Events relating to Representations, Warranties and Covenants	56
7.4	Confidentiality	57
7.5	Public Disclosure	57
7.6	Financial Statements and Consents of Accountants	57
7.7	French Translation	58

ARTICLE VIII	COVENANT OF THE PURCHASER	58

8.1	Purchase of Class O Shares and individual Shareholders’ Shares	58
8.2	TUP Implementation	58

ARTICLE IX	REMEDY	58

9.1	Principle	58
9.2	Reimbursement of Total Purchase Price	59
9.3	Survival	59
9.4	Limitations of the Amount of the Price Reimbursement	60
9.5	Notice and Payment of Claims	61
9.6	Third Party Claims	61
9.7	Gross-Up	62
9.8	Additional Conditions	63

ARTICLE X	CLOSING	64

10.1	Date and Place of Closing	64
10.2	Pre-Closing	64
10.3	Closing Operations	64

ARTICLE XI	CONDITIONS PRECEDENT—TERMINATION	66

11.1	Conditions Precedent	66

11.2	Termination	67

ARTICLE XII	GENERAL PROVISIONS	68

12.1	Announcements	68
12.2	Absence of Third-Party Rights; Assignment	68
12.3	Entire Agreement	68
12.4	Waivers and Amendments	68
12.5	Severability	68
12.6	Section Headings	69
12.7	Representation	69
12.8	Notices and Communications	69
12.9	Governing Law	70
12.10	Disputes	70
12.11	Interpretation	71
12.12	Number of Execution Copies	71

Annex A*	Financial Investors

Annex B*	Sistecar Managers

Annex C*	Accounts opened in the name of any Group Company other than the Proceeds Account

Annex D*	Holders of Stock Options

Annex E*	Details of the calculation of the Per Share Total Purchase Price and Per Warrant Total Purchase Price

Annex F	Form of Escrow Agreement

Annex G*	Sellers entitled to remit a First Demand Bank Guarantee in lieu of an escrow

Annex H	Form of First Demand Bank Guarantee

Annex I	Form of Tax Escrow Agreement

Annex J*	Renewal letter from Zurich Insurance Company to the Holding Company relating to the lease of the 23/25 rue de Berri 75008 Paris premises

Annex K*	Company consulting or professional services list price

Annex L*	Material Contracts requiring change of Control and/or Follow-On Transaction consent

Annex M*	Persons with whom Purchaser may discuss to obtain any information needed in connection with the closing of the Transaction

Annex N*	Material Contracts for which Change of Control and/or Follow-On Transaction consents are to be delivered on the Closing Date

Annex O	Form of agreement for the appointment of the Sellers’ Representative

*   Business Objects will furnish supplementally a copy of any omitted annex to the Securities and Exchange Commission upon request.

     SHARE PURCHASE AGREEMENT (the “Agreement”), dated as of April 20, 2007, among:
     Sistecar S.A.S., a French société par actions simplifiée, registered under the laws of France, with social capital of €19,378,981.60, having its registered office at 23-25, rue de Berri, 75008 Paris, registered with the Register of Commerce and Companies of Paris under number 451 170 138, duly represented by Mr. Gilles Rigal (the “Holding Company”),
     The Financial Investors, as listed in Annex A, in their capacity as holders of Shares, Convertible Bonds and Warrants, each represented by the person indicated in Annex A,
     Mr. Didier Benchimol, residing at 46 avenue du Maréchal Foch, 14390 Cabourg, France, in his capacity as holder of Shares and Warrants,
     Sistecar Management, a French société civile à capital variable, registered under the laws of France, having its registered office at 23-25, rue de Berri, 75008 Paris, registered with the Register of Commerce and Companies of Paris under number B 482 644 291 (“Sistecar Mangement”), in its capacity as holder of Shares and Warrants, duly represented by the Holding Company, duly represented in its turn by its President, Mr. Gilles Rigal,
     The Sistecar Managers, each as defined and named herein in Annex B, in their capacity as holders of Warrants and, in the case of Pierre Samec and Marc Schnabolk, also as holders of Shares,
     The Financial Investors, Mr. Didier Benchimol, Sistecar Management and the Sistecar Managers, together, the “Sellers”,
     Apax Partners S.A., acting as Sellers’ Representative, as defined herein, duly represented by Mr. Gilles Rigal, and
     Business Objects S.A., a French société anonyme, registered under the laws of France, with social capital of €9,537,019.20, having its registered office at 157-159 rue Anatole France, 92309 Levallois-Perret Cedex, registered with the Register of Commerce and Companies of Nanterre under number B. 379 821 994, duly represented by John Schwarz (the “Purchaser”).
INTRODUCTORY STATEMENT
     For the purpose of this Agreement and the transactions contemplated herein none of the Sellers is acting or deemed to be acting jointly (solidairement).
     Except as otherwise provided in Article IV of this Agreement, the Sellers, other than Sistecar Management, are acting severally and not jointly (i.e., conjointement et non solidairement) with respect to all their representations, warranties, covenants and obligations under this Agreement. Under Article IV of this Agreement, the Sellers, including Sistecar Management, are acting individually except that Financial Investors who are indicated in Annex A as being represented by the same management company are acting severally and not jointly (i.e., conjointement et non solidairement) among themselves.
     Sistecar Management is not making any representations or warranties under this Agreement other than those set forth in Sections 4.1, 4.2 and 4.5 hereof; it being understood that all other representations or warranties made by the Sellers under this Agreement are made, instead of Sistecar Management, by the Sistecar Managers in their capacity as partners of Sistecar Management. Without prejudice to the above, with respect to Sections 4.1, 4.2 and 4.5 of this Agreement and to any covenants and obligations under this Agreement, the

Sistecar Managers and Sistecar Management are acting severally and not jointly (i.e., “conjointement et non solidairement”).
RECITALS
     WHEREAS, the Sellers own or will own on the Closing Date all of the issued and outstanding (i) Shares, other than the Class O Shares, (ii) Convertible Bonds and (iii) Warrants, each as defined herein, of the Holding Company, as listed in Section 5.1(a) of the Sellers’ Disclosure Schedule hereto, and have or will have the right to cause (i) the current Holders of Class O Shares to sell their Shares to the Purchaser, and (ii) the Stock Option Holders to exercise their Stock Options and sell the resulting Class O Shares to the Purchaser;
     WHEREAS, the Holding Company holds, directly or indirectly, substantially all of the issued and outstanding share capital of Cartesis, S.A., a French société anonyme, organized under the laws of France with social capital of €3,780,345, having its registered office at 23-25, rue de Berri, 75008 Paris, registered with the Register of Commerce and Companies of Paris under number 379 987 878 (the “Company”), and its Subsidiaries, as defined herein, which provide software solutions for business performance management purposes, as part of the broader business intelligence field;
     WHEREAS, the Purchaser wishes to purchase and, to the extent not acquired by purchase, finance the redemption on behalf of the Holding Company of all of the Holding Company Securities outstanding on the Closing Date, as defined herein;
     WHEREAS, the Purchaser specifies that, in the context of the post closing reorganization, it intends to implement a dissolution without liquidation (dissolution sans liquidation) pursuant to Article 1844-5 of the French Civil Code (the “TUP”) of the Holding Company and of the Company;
     WHEREAS, the Purchaser may however need to cause the Holding Company to transfer to it the shares of the Company in order to implement an integration by way of tax consolidation or a TUP of the Company directly (with or without having the Holding Company dissolved without liquidation), or at the election of the Purchaser, by way of a statutory merger involving the Holding Company and/or the Company and the Purchaser; in this respect, the Purchaser declares in application of Section 223B § 7c of the French Tax Code that it wishes to acquire the Holding Company with the potential objective of having the Company’s shares transferred to it immediately after Closing; it being understood that none of the representations and warranties hereunder shall be expanded by virtue of a Follow-On Transaction or other post-Closing reorganization; however, Purchaser’s rights and Sellers’ obligations under this Agreement shall survive any such post-Closing reorganization, notwithstanding the fact that the Holding Company and the Company, or any Group Company, may cease to exist as a separate legal entity;
     WHEREAS, the Sellers wish to sell and to cause others to sell, and the Purchaser wishes to purchase or, as the case may be, finance the redemption of, all Shares, Convertible Bonds and Warrants outstanding on the Closing Date, as defined herein, upon the terms and conditions contained in this Agreement such that as of the Closing Date the Purchaser will be the sole holder or beneficiary of the Holding Company Securities and the other Group Companies Securities;

     NOW, therefore, the parties hereto agree as follows:
ARTICLE I            DEFINITIONS
     As used in this Agreement, the following terms shall have the following meanings:
     “60 Day Period” shall have the meaning set forth in Section 2.2.1(a).
     “2006 Audited Consolidated Financial Statements” shall mean the audited consolidated Financial Statements of the Holding Company as of June 30, 2006.
     “2006 Audited Statutory Financial Statements” shall mean the statutory audited Financial Statements prepared by each of the Holding Company, the Company, Cartesis UK Ltd. and Cartesis SPRL as of June 30, 2006.
     “2006 Unaudited Statutory Financial Statements” shall mean the statutory unaudited financial statements prepared by each of Cartesis B.V., Cartesis Inc., Cartesis Canada Inc., INEA Corporation USA, Cartesis KK, Advanced Info Systems Inc. and Cartesis Gmbh as of June 30, 2006.
     “2007 Interim Consolidated Financial Statements” shall mean the consolidated Financial Statements of the Holding Company, for the nine month period ending March 31, 2007, drawn up in the same manner as the year-end Financial Statements except for the requirement to provide notes.
     “2007 Interim Statutory Financial Statements” shall mean the statutory Financial Statements prepared by each Group Company for the nine month period ending March 31, 2007, drawn up in the same manner as the year-end Financial Statements except for the requirement to provide notes.
     “Accounting Principles” shall mean (i) with respect to the 2006 Audited Statutory Financial Statements, the 2006 Unaudited Statutory Financial Statements and the 2007 Interim Statutory Financial Statements, the Local GAAP, and (ii) with respect to the 2006 Audited Consolidated Financial Statements and the 2007 Interim Consolidated Financial Statements, the International Financial Reporting Standards, as consistently applied by the Holding Company.
     “Accounts” shall mean the 2006 Audited Statutory Financial Statements, the 2006 Unaudited Statutory Financial Statements, the 2006 Audited Consolidated Financial Statements, the 2007 Interim Statutory Financial Statements and the 2007 Interim Consolidated Financial Statements.
     “Affiliate(s)” shall mean, as to any Person, any Person controlling, controlled by or subject to the same control as said Person, in all cases directly or indirectly; for this definition, “control” shall have the meaning set forth in Article L.233-3 of the French Commercial Code.
     “Allocation Certificate” shall mean that certain certificate delivered to the Purchaser by the Holding Company, which shall set forth as of a time immediately prior to Closing (i) the Settlement Account details; (ii) for each Seller, the number of Shares held, such Seller’s part in euros and as a percentage interest in the Purchase Price, the amount of cash payable to such Seller upon Closing, the amount payable into the Escrow Account (as defined in Section 2.8) or with respect to which a First Demand Bank Guarantee (as defined in Section 2.8) will be issued, as the case may be, and the amount to be paid in the Tax Escrow Account, the numbers of the stock certificates held by each Seller and a copy of each Seller’s shareholder’s registry (compte d’actionnaire); (iii) for each Seller, if applicable, the number of Shares issuable upon exercise of Warrants immediately prior to the Closing, the aggregate exercise price of such Warrants, such Seller’s part in euros and as a percentage interest in the Purchase Price, the amount of cash payable to such Seller upon Closing and the amount payable into the Escrow Account (as defined in Section 2.8), the Tax Escrow Account or with respect to which a First Demand Bank Guarantee will be issued, as the case may be; and (iv) for each Seller, if applicable, the aggregate redemption price of their Convertible Bonds, split in principal amount and interest payable thereon.
     “Antitrust Authorities” shall mean the Minister of Economy (Ministre de L’Economie et des Finances), the French anti-trust authority, and the German Federal Cartel Office (Bundeskartellamt).
     “Antitrust Clearances” shall mean clearance of the transactions contemplated herein by the Antitrust Authorities pursuant to applicable national merger control laws.
     “Audit Cost” shall have the meaning set forth in Section 6.20(c).
     “BAOC2005” shall mean the convertible bonds warrants (bons d’acquisition d’obligations convertibles) issued to the former Inea shareholders pursuant to the authorization of the EGM held on July 6, 2005.
     “Bank Accounts” shall mean all accounts opened in the name of any Group Company, other than the Proceeds Account, as listed in Annex C hereof, which includes the bank names and the account names and numbers.
     “Bank Certificate” shall mean an official certificate delivered by each of the banks listed in Annex C hereof two (2) Business Days prior to the Closing Date setting forth the expected cash position of the Group Companies as of the Closing Date including any deposit or withdrawal relating to operations that will occur between the date of the certificate and the Closing Date, such as checks issued and transfer instructions given which have not yet been recorded in such Bank Accounts.
     “Business” shall mean all the activities conducted by the Group Companies on or prior to the Closing Date.
     “Business Combination” shall mean with respect to any person (i) any merger, consolidation, share exchange reorganization or other business combination transaction to which such person or any of its subsidiaries is a party, (ii) any sale, dividend, split or other disposition of any capital stock or other equity interests of such person or any of its subsidiaries (except for the exercise of any options or warrants outstanding on the date hereof or issued in accordance with the covenants of this Agreement), (iii) any tender offer, exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction involving such person or any of its subsidiaries, (iv) any sale, dividend or other disposition of all or a material or any of its subsidiaries (including by way of exclusive license or joint venture formation) or (v) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of such person or any of its subsidiaries, with respect to any of the foregoing.
     “Business Day” shall mean any calendar day except for Saturday, Sunday and any day which is a legal holiday in France or the United States or on which banking institutions in France or the United States are authorized or required by law or other governmental action to close.
     “Cash Certificate” shall have the meaning set forth in Section 2.2.3(b).
     “Cash Amount” shall have the meaning set forth in Section 2.2.2(iii).
     “Change of Control and Follow-On Transaction Consents” shall have the meaning set forth in Section 6.11.
     “Certified Cash Amount” shall have the meaning set forth in Section 2.2.3(b).
     “Challenge” shall have the meaning set forth in Section 2.2.1(c).
     “Charges Sociales Patronales” shall have the meaning set forth in Section 2.11.
     “Claim” shall have the meaning set forth in Section 9.3(b).
     “Class O Shares” shall mean the Holding Company’s Class O Shares issued as a result of the exercise of Stock Options and reflected in the Holding Company’s capital structure set forth in Section 5.1(a) of the Sellers’ Disclosure Schedule.
     “Class O Shares Purchase Price” shall have the meaning set forth in Section 2.3(a).
     “Closing” shall have the meaning set forth in Section 10.1.
     “Closing Date” shall have the meaning set forth in Section 10.1.
     “Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.
     “Company” shall have the meaning set forth in the Recitals.
     “Company Intellectual Property” shall mean any and all Intellectual Property rights that are owned or purported to be owned by or exclusively licensed to any of the Group Companies.
     “Company Products” shall mean the products, technologies and services, or parts thereof, developed as of the Closing Date, whether or not they have been commercialized, owned, made, provided, distributed, imported, sold or licensed by or on behalf of any of the Group Companies a list of which is attached as Section “List of Company products” of the Sellers’ Disclosure Schedule.
     “Company Securities” shall mean any and all securities entitling the holder, or rights of any kind entitling the beneficiary, to equity (capital) or voting rights in the Company or which give access, now or in the future, whether by payment of a sum, conversion, exchange, exercise of a right or otherwise, to such equity or voting rights including in particular any shares, warrants, convertible bonds and options issued by the Company.

     “Confidentiality Agreement” shall mean the Confidentiality Agreement entered into between the Purchaser and the Company on March 3, 2007.
     “Convertible Bonds” shall mean all of the convertible bonds of the Holding Company including (i) all convertible bonds (obligations convertibles or OC) with attached warrants (bons de souscription d’actions or BSA) issued pursuant to the authorization of and at the EGM held on February 11, 2004 (the “OC2004-1”), (ii) all convertible bonds with attached warrants issued pursuant to the authorization of and at the EGM held on July 6, 2005 (the “OC2005”), and (iii) all convertible bonds to be issued by the Holding Company in connection with the exercise of the convertible bonds warrants (bons d’acquisition d’obligations convertibles or BAOC2005), attached to Class H Shares, issued pursuant to the authorization of and at the EGM held on July 6, 2005 (the “OC2005-2”).
     “Convertible Bonds Redemption Amount” shall have the meaning set forth in Section 2.2.2(v).
     “Convertible Bonds Redemption Amount Certificate” shall have the meaning set forth in Section 2.2.3(a)(iv).
     “Corporate Records” shall mean the corporate records of the Group Companies, including (i) all constating documents and by-laws, (ii) all minutes of meetings and resolutions of shareholders and directors, and (iii) the share certificate books, securities register, register of transfer and register of directors.
     “Customer Contract” shall mean any agreement, contract or license pursuant to which any Group Company has granted any third party, including any customer or distributor, any rights or licenses to any Company Products (including rights to use, distribute or resell any Company Products), or has agreed to, or under which it is required to, provide or perform any services related to any Company Product.
     “Customer Information” shall have the meaning set forth in Section 5.24.
     “Debt Amount” shall mean all amounts owed by any of the Group Companies as of the Closing Date with respect to (i) any bank loan, (ii) the Earn-Out, as defined in the Share Purchase Agreement, dated July 22, 2005, between the Company and Ram Hassan and Fred Watkin (former A.I.S. Inc. shareholders), and (iii) the Pension Plan Debt.
     “Debt Certificate” shall have the meaning set forth in Section 2.2.3(iii).
     “EGM” shall mean Extraordinary General Meeting of the shareholders of the Holding Company.
     “Employee” shall mean any employee of the Group Companies.
     “Employee Benefits Plans” shall have the meaning set forth in Section 5.14(c).
     “ERISA” shall mean the United States Employee Retirement Income Security Act of 1974 and the applicable rulings thereunder.
     “Escrow Agent” shall have the meaning set forth in Section 2.8.

     “Escrow Amount” shall have the meaning set forth in Section 2.8.
     “Escrow Agreement” shall have the meaning set forth in Section 2.8.
     “Escrow Duration” shall have the meaning set forth in Section 2.8.
     “Finance Lease” shall mean any lease agreement used by any Group Company to finance capital equipment (i.e., crédit bail or location financière).
     “Financial Debt” shall mean all obligations (i) for borrowed money, (ii) evidenced by notes, bonds, debentures, derivatives, swaps or other hedging or similar instruments, (iii) all accrued but unpaid interest applicable to items (i) and (ii) above, and (iv) in the nature of a guarantee of any of the obligations described in items (i) and (ii) above, it being understood that Finance Leases shall not be considered as “Financial Debt”.
     “Financial Investors” shall mean the Apax France Entities, the Apax U.S. Entities, the Advent Entities, the Partech Entities, the Caisse de Depôt et Placement du Quebec, Levy, the Ventures West entities, the Royal Bank of Canada and the EdgeStone Capital Venture Fund, L.P., each as listed and defined in Annex A hereto.
     “Financial Statements” shall mean the balance sheet, the profit and loss statement and the cash flow statement, except for those statutory Financial Statements for which the Accounting Principles do not require cash flow statements, together with all customary notes, footnotes and exhibits required to be prepared in connection therewith by the Accounting Principles in accordance with which the Financial Statements are prepared, and, with respect to audited accounts, auditors reports and management letters.
     “First Demand Bank Guarantee” shall have the meaning set forth in Section 2.8.
     “Follow-On Transaction” shall mean either (i) the TUP of the Holding Company and/or the Company or, at the election of the Purchaser, (ii) a statutory merger involving the Holding Company and/or the Company and the Purchaser.
     “Former Employee” shall mean any employee of any of the Group Companies whose employment contract has been terminated by such Group Company anytime between January 1, 2004 and the Closing Date.
     “French Tax Consolidated Group” shall mean a group of companies subject to a French specific tax regime provided for by Sections 223A et seq. of the French Tax Code which allows for consolidation of results at the level of the Holding Company which is solely liable for corporate income tax and which includes the Holding Company and the Company.
     “Governmental Authority” shall mean (i) any international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality (including any authority responsible for assessing or collecting any social security or other Tax), domestic or foreign and (ii) any subdivision or authority of any of the foregoing.
     “Governmental Authorization” shall mean with respect to any Person any license, certificate of authority, permit, order, consent, approval, registration, authorization, qualification or filing granted by or with any Governmental Authority having jurisdiction over such Person.
     “Governmental Claim” shall have the meaning set forth in Section 9.6.
     “Group Companies” shall mean the Holding Company, the Company and the Subsidiaries.
     “Group Companies’ Top Management” shall mean the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer of any Group Company, or the corresponding positions according to local laws, and the local legal representatives.
     “Holding Company” shall have the meaning set forth in the Preamble of this Agreement.
     “Holding Company Securities” shall mean any and all securities entitling the holder, or rights of any kind entitling the beneficiary, to equity or voting rights in the Holding Company or which give access, now or in the future, whether by payment of a sum, conversion, exchange, exercise of a right or otherwise, to such equity or voting rights including in particular any Shares, Warrants, Convertible Bonds and Stock Options.
     “Holders of Class O Shares” shall mean the registered holders of all Class O Shares issued on or prior to the Closing Date subsequent to the exercise of Stock Options.
     “Information” shall have the meaning set forth in Section 5.26.
     “Information Materials” shall have the meaning set forth in Section 5.26.
     “In-Licenses” shall mean any agreements and licenses, pursuant to which a third party has licensed or granted any right to any Group Company in any software, technology or Intellectual Property.
     “Intellectual Property” shall mean all common law and statutory rights anywhere in the world arising under or associated with: (i) patents, patent applications, inventors’ certificates, brevet d’invention and similar or equivalent rights in inventions (“Patents”); (ii) trademarks, trade names, service marks, and trade dress (“Trademarks”); (iii) confidential information and trade and industrial secrets (“Trade Secrets”); (iv) copyrights and any other rights of authors or in works of authorship (“Copyrights”) (except for the “moral rights”); (v) domain names; (vi) applications for, registrations of, and divisions, continuations, reissuances, renewals, extensions, restorations and reversions of the foregoing (as applicable); and (vii) all other similar or equivalent intellectual property or proprietary rights anywhere in the jurisdictions where the Group Companies sell or distribute their products.
     “Investment Rate of Return” shall have the meaning set forth in Section 6.5.
     “IP Contract” shall mean any In-License and any Out-License.
     “Issuing Bank” shall mean a leading French commercial bank which the Sellers’ Representative and the Purchaser shall agree to appoint.
     “Knowledge” shall mean, when used with respect to the Sellers or the Group Companies, (i) the actual knowledge of any of the individuals holding the positions of chief executive officer, chief operative officer, chief financial officer, head of legal, head of IT, head of Research and Development/Intellectual Property, head of human resources, head of sales department, head of services and any other similar positions in Group Companies, or (ii) the knowledge of facts that such individuals would reasonably be expected to have after making due inquiry, except for Intellectual Property matters for which this duty to make due inquiry is not required.
     “Lease” shall have the meaning set forth in Section 5.10(b).
     “Liabilit(y)(ies)” shall mean any Financial Debt, any obligation for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), any Finance Lease and any other obligation or liability, whether absolute or contingent (or based on any contingency), known or unknown, fixed or otherwise, due or to become due, whether or not accrued or paid and (unless otherwise indicated) that should be reflected in or reserved against on Financial Statements prepared in accordance with the Accounting Principles.
     “Liens” shall mean any liens, sureties, escrow arrangements, pre-emptive rights, options, other third-party rights, restrictions of any nature whatsoever on their free transferability or claims of any nature whatsoever.
     “Local GAAP” shall mean with respect to each Group Company the accounting principles generally accepted in such Group Company’s country of incorporation, as required in the handbook of the applicable accounting body, at the relevant time applied on a consistent basis.
     “Loss(es)” shall mean any losses, liabilities, expenses (including reasonable fees and expenses of attorneys, accountants and other experts and other expenses of any action or proceeding or of any claim, including the investigation or defense of any Third Party Claim, other than those incurred by the Purchaser in a proceeding or Claim against the Sellers), fees, Taxes or damages of any kind or nature whatsoever, but excluding lost profits or special, consequential (dommage indirect), exemplary or punitive damages, other than those the Group Companies or their successors may be required to pay to third parties, and other than any penalties, interest or other assessments associated with Tax liabilities; for the avoidance of doubt, any withholding of, or failure to make, payment by any of the customers under any Customer Contract because of an alleged breach or failure by a Group Company to perform such Customer Contract or as a result of any defect or failure of any Company Products when such allegation is subsequently determined to be unjustified shall not be deemed to be a Loss.
     “Material Adverse Effect” shall mean, with respect to the Group Companies taken as a whole, any event, change, circumstance or effect that, in the aggregate, is materially adverse to (i) the business, assets or results of operations of the Group Companies taken as a whole, or (ii) the ability of the Holding Company to perform its obligations under this Agreement and the other agreements and Transactions contemplated hereby and thereby, other than resulting from or relating to (a) general political or economic conditions, general financial and capital market conditions (including interest rates) or general effects on any of the industries in which the businesses of the Group Companies are engaged, or, in each case, any changes therein, (including as a result of (x) an outbreak or escalation of hostilities involving the United States, any country in Europe or any other country, or the declaration by the United States, any country in Europe or any other country of a national emergency or war, or (y) the occurrence of any other calamity or crisis (including any act of terrorism)), (b) any changes in law, applicable accounting principles or any authoritative interpretations thereof, (c) the public announcement or the becoming public of the transactions contemplated by this Agreement, (d) any action taken or failed to be taken by Sellers or any of their Affiliates (including the Group Companies) or representatives required or contemplated by this Agreement or at the request of Purchaser or any of its Affiliates or representatives, or (e) any action taken by Purchaser or any of its Affiliates or representatives, or (f) any failure to meet internal projections.
     “Material Customer Contract” shall mean a Customer Contract pursuant to which either: (A) a Group Company has or is obligated to license or provide any Company Product or service that required or requires payment by such third party of more than (i) €250,000 in license fees or royalties, or (ii) €200,000 in fees for consulting or professional services relating to Company Products; or (B) such third party is granted the right to distribute or resell any Company Product. A Material Customer Contract does not include any Customer Contract listed in (A) or (B) above entered into in the Ordinary Course of Business, that both has (x) expired or been terminated, and (y) under which no Group Company has, and Purchaser will not have, any further or surviving obligation, duty or liability (actual or potential).
     “Material Contract” shall mean any contract to which any of the Group Companies is a party or by which any of its properties or assets is bound falling under any of the following categories: (i) a Material Customer Contract; (ii) an In-License required to be disclosed on Section 5.12(h) of the Sellers’ Disclosure Schedule; (iii) an Out-License required to be disclosed on Schedule 5.12(i) of the Sellers’ Disclosure Schedule; (iv) any contracts providing for the purchase of materials, supplies, equipment or services involving in the case of any such contract more than €100,000 over the remaining life of the contract (including any automatic renewals or extensions thereof); (v) any contracts providing for a guarantee, support, indemnification, assumption or endorsement of, or other similar commitment with respect to, the Liabilities or indebtedness of any Person other than a Group Company; (vi) any contracts providing for capital expenditures in excess of €100,000 in any individual case, including any Finance Lease for assets other than cars and office equipment; (vii) any contracts granting any exclusive rights, most-favored customer or other similar rights, rights of first refusal or other similar rights, or otherwise limiting the rights of any of the Group Companies to sell, distribute or manufacture any products or services; (viii) any inter-company contracts between Group Companies; (ix) any non-customer contracts with any Governmental Authority; (x) any contracts involving the settlement of litigation or other similar claims in excess of €50,000 per settlement; and (xi) any contracts pursuant to which any Group Company has acquired any other person or disposed of any of its assets or property or any interest in any business enterprise.
     “Open Source Materials” shall mean any “open source”, “public source” or “freeware” software, including any software licensed pursuant to any GNU general public license, lesser general public license, Mozilla public license, or a similar license, or any other license that purports to require the distribution of or access to Source Code, purports to restrict a licensee’s ability to charge for the further distribution of or to use software for commercial purposes, or otherwise purports to place restrictions on the licensee’s commercial distribution of software or other intellectual property (any such license, an “Open Source License”).
     “Option Related Withholding” shall mean the total of (i) any social security charges applicable to and owed by the Employees which are required to be withheld and paid by the employer on behalf of the Employee (i.e., the charges sociales salariales in France and similar charges in other countries, if any) and any tax withholding required to be made by the employer in relation with the exercise of Stock Options and/or the subsequent sale of Class O Shares issued in relation with such exercise, (ii) any other similar expenses required and governed by the laws and regulations of each of the countries in which any of the Stock Option Holders or any of the Group Companies is a tax resident, and (iii) where applicable, the personal income tax or similar tax applicable to the Employees in relation to the above and which is required to be withheld and paid by the employer on behalf of the Employees.
     “Option Related Withholding Certificate” shall have the meaning set forth in Section 2.6(c).
     “Ordinary Course of Business” shall mean, an action that (i) is recurring in nature, (ii) consistent with the Group Companies practices prior to the date hereof and (iii) is taken in the ordinary course of the Group Companies normal day to day operations.
     “Out-Licenses” shall mean any agreement, contract or license, other than a Customer Contract, pursuant to which any Group Company has granted any third party any rights or licenses, to any Company Intellectual Property.
     “Participant” shall mean, with respect to any Employee Benefits Plan, any current or former director, officer, employee or independent contractor of a Group Company who is eligible to participate in such Employee Benefits Plan.
     “Paying Bank” shall mean the bank appointed by the Sellers in order to make payments from the Settlement Account as provided for in this Agreement and indicated in the Allocation Certificate.
     “Payroll” shall mean any salaries and social security charges related thereto owed by the Group Companies with respect to any Employees, accrued and unpaid as of the Closing Date, provided that all amounts which may be due or payable after the Closing Date with respect to work performed up to the Closing Date will be included in the accrued amount; provided further that, for purposes of the calculation of the Cash Amount under Section 2.2.2 (iii), all amounts to be assessed and paid at or after the year end, including any bonus, variable or year-end compensation, shall be deemed equal to the global lump sum of two million and one hundred thousand euros (€2,100,000).
     “Pension Plan” shall mean any Employee Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA, whether or not subject to ERISA.
     “Pension Plan Debt” shall have the meaning set forth in Section 2.2.3 (a) (iii).
     “Person” shall mean any individual, Participant, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
     “Per Share Total Purchase Price” shall have the meaning set forth in Section 2.3(b) of this Agreement.
     “Per Warrant Total Purchase Price” shall have the meaning set forth in Section 2.3(b) of this Agreement.

     “Privacy Policy” shall have the meaning set forth in Section 5.24 hereof.
     “Proceeds” shall have the meaning set forth in Section 2.2.2 (ii).
     “Proceeds Account” shall mean the bank account opened in the name of the Holding Company in which all of the amounts received from the exercise of Stock Options between March 16, 2007 and May 22, 2007 or, in accordance with Section 6.1(c), May 29, 2007, shall be deposited, to the exclusion of any other deposit.
     “Proprietary Information” shall have the meaning ascribed to this term in the Confidentiality Agreement.
     “Purchase Price” shall have the meaning set forth in Section 2.3 (a) of this Agreement.
     “Purchase Price Reduction” shall have the meaning set forth in Section 2.4.
     “Purchaser” shall have the meaning set forth in the Preamble of this Agreement.
     “Purchaser’s Knowledge” shall mean (i) the actual knowledge of the Purchaser’s general counsel, or (ii) the knowledge of facts that the Purchaser’s general counsel would reasonably be expected to have after making due inquiry.
     “PwC Share Purchase Agreement” shall mean the agreement for the sale and purchase of the entire share capital of the Company entered into on December 18, 2003 between Sistecar and S.V.&G.M., an affiliate of PwC.
     “Registered Intellectual Property” shall mean applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with a Governmental Authority, including the United States Patent and Trademark Office or the U.S. Copyright Office and its equivalents worldwide, including France and Canada.
     “Securities” shall mean any and all securities entitling the holder, or rights of any kind entitling the beneficiary, to equity or voting rights, or which give access, now or in the future, whether by payment of a sum, conversion, exchange, exercise of a right or otherwise, to such equity or voting rights including in particular any shares, warrants, convertible bonds and options.
     “Sellers” shall have the meaning set forth in the Preamble of this Agreement.
     “Sellers’ Disclosure Schedule” shall mean the Disclosure Schedule delivered by the Sellers to the Purchaser and attached hereto.
     “Sellers’ Representative” shall mean Apax Partners S.A. or, upon replacement of Apax Partners S.A., a person irrevocably appointed by all of the Sellers to carry out the responsibilities contemplated hereunder.
     “Settlement Account” shall have the meaning set forth in Section 2.3(c).
     “Shares” shall mean all of the issued and outstanding shares of the Holding Company, namely, provided no further Holding Company Securities are issued, the (i)

80,363,640 Class A, (ii) 47,909,090 Class B, (iii) 24,727,270 Class C, (iv) 17,000,000 Class P, (v) 11,712,500 Class M, (vi) 12,381,885 Class H and (vii) Class O shares as of the date hereof, as well as the Class O shares which will be issued upon the exercise of Stock Options between the date hereof and the Closing Date (the “Class O Shares”), each as defined in the Articles of Association of the Holding Company as revised on October 27, 2006.
     “Shareholders Consents” shall have the meaning set forth in Section 6.3 hereof.
     “Sistecar Management” shall have the meaning set forth in the Preamble of this Agreement.
     “Sistecar Managers” shall mean the partners of Sistecar Management, whose names are listed in Annex B to this Agreement.
     “Source Code” shall mean software or code, other than object code, including related comments and annotations, help text, data and data structures, instructions and procedural, object oriented and other code, which may be printed or displayed in human readable form or from which object code can be derived by compilation or otherwise.
     “Statutory Accounts” shall mean the 2006 Audited Statutory Financial Statements, the 2006 Unaudited Statutory Financial Statements and the 2007 Interim Statutory Financial Statements.
     “Statutory Tax Computation as of March 31, 2007” shall mean the statement prepared for each of the Group Companies and the French Tax Consolidated Group for the purpose of the calculation of the accrued corporate income tax of the relevant Group Company, which corporate income tax is shown in the 2007 Interim Statutory Financial Statements. The Statutory Tax Computation as of March 31, 2007 shall include (i) the net profit realized by relevant Group Company or the French Tax Consolidated Group before corporate income tax as shown in the 2007 Interim Statutory Financial Statements, (ii) the amount of corporate income tax loss carried forward used, if any, to reduce the tax burden of the relevant Group Company or the French Tax Consolidated Group, (iii) the relevant corporate income tax rate and, finally, (iv) the amount of corporate income tax accrued to appear in the 2007 Interim Statutory Financial Statements, non taxable costs and non-deductible items, if any, being estimated on a basis consistent with prior practice.
     “Stock Option Allocation Certificate” shall mean that certain certificate to be delivered to the Purchaser by the Holding Company on May 22, 2007 which shall set forth for each holder of Stock Options (i) the number of Class O Shares issued upon the exercise of his/her Stock Options, (ii) the aggregate exercise price of such Stock Options, (iii) whether the exercise price was covered by the Stock Options Loan granted by the Holding Company and (iii) the aggregate amount of cash payable upon the sale of his/her Class O Shares on the Closing Date equal to the Per Share Total Purchase Price multiplied by the number of Class O Shares sold less (x) any Option Related Withholdings, (y) the relevant Transfer Tax Withholding and (z) the relevant portion of the Stock Options Loan, if any.
     “Stock Options Holders” shall mean the holders of Stock Options at the date hereof.
     “Stock Options Loan” shall have the meaning set forth in Section 6.9(c)(x).
     “Stock Options” shall mean all outstanding stock options granted to employees of any

Group Company, each giving right to one Class O Share of the Holding Company, the holders of which are listed in Annex D hereto.
     “Stock Options Plans” shall mean the Rules Governing the Issuance of Options to Subscribe Class O Shares adopted by the Holding Company on January 20, 2005, July 6, 2005 and January 24, 2007, based on the authorization given by the EGM held on February 11, 2004.
     “Strike Price” shall mean the price of €0.28 per Share at which the holders of Warrants may purchase the underlying Shares.
     “Subsidiaries” shall mean Cartesis, Inc., a Delaware corporation registered under the laws of Delaware; Cartesis UK Limited, a limited company registered under the laws of England and Wales; Cartesis Deutschland GmbH, a German Gesellschaft mit beschrankter Haftung registered under the laws of Germany; Cartesis Canada Inc., a corporation registered under the laws of Ontario, Canada; Cartesis SPRL, a Belgium société privé à responsibilité limitée, registered under the laws of Belgium; Cartesis B.V., a Dutch private company with limited liability, registered under the laws of the Netherlands; Inea Corporation U.S.A., a Delaware corporation registered under the laws of Delaware; Advance Systems Inc. (AIS), a corporation registered under the laws of Toronto, Canada; and Cartesis Japan K.K., a company registered under the laws of Japan.
     “Tax” or “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, social security, employee related social charges and contributions as well as any other charge or tax, social security or employee related social charges or contribution whatsoever imposed by any Governmental Authority whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of obligations under agreements or arrangements.
     “Tax Escrow Account” shall have the meaning set forth in Section 2.9.
     “Tax Escrow Amount” shall have the meaning set forth in Section 2.9.
     “Tax Authorities” shall mean any Governmental Authority with respect to Tax.
     “Tax Returns” shall mean any return, declaration, report, claim, refund or information return or statement relating to Taxes or required to be filed with Tax Authorities up to the Closing Date, including any schedule or attachment thereto, and including any amendment thereof, for instance, but without limitation, in France the liasse fiscale, and such returns, declarations, reports, claims, refunds or information returns or statements of the French Tax Consolidated Group or any of its members.
     “Terms and Conditions” shall mean (i) with respect to OC2004-1, the Fifteenth Resolution of the EGM held on February 11, 2004 as amended by the Seventh Resolution of the EGM held on July 6, 2005 (ii) with respect to OC2005 and BSA2005, the Fourth Resolution of the EGM held on July 6, 2005, (iii) with respect to BAA2005, BAOC2005, OC2005-2 and BSA2005-2, the Third Resolution of the EGM held on July 6, 2005, (iv) with respect to BSA2004-1, the Fifteenth Resolution of the EGM held on February 11, 2004, as amended by the Eighth Resolution of the EGM held on July 6, 2005, (v) with respect to BSA2005-3, the Tenth Resolution of the Board of Directors held on January 20, 2005 and the First Resolution of the Board of Directors held on July 6, 2005, and (viii) with respect to BSA2006-1 and BSA 2006-2, the Fifth Resolution of the Board of Directors held on October 27, 2006.
     “Third Party Claims” shall have the meaning set forth in Section 9.6(b).
     “Third Party Insurance Claim” shall mean any claim against an insurer of the Group Companies.
     “Total Debt Amount” shall have the meaning set forth in Section 2.2.2(iv).
     “Total Purchase Price” shall mean the total amount to be paid by the Purchaser on the Closing Date for the acquisition of the entire outstanding capital of the Holding Company.
     “Transaction” shall mean the present transaction according to which, if completed, the Purchaser will become the owner of all Holding Company Securities outstanding on the Closing Date.
     “Transaction Expenses” shall mean any amount due by any Group Company to any financial or other advisor in connection with the Transaction or any other transaction previously envisaged for the purpose of transferring the Group Companies’ shares or the Holding Company’s Securities to the public in the context of an initial public offering or to one or more investors, acting together or separately, in a privately negotiated transaction.
     “Transfer of Control” shall mean the transfer of a majority of the Holding Company’s Shares and voting rights by any means to one or more third parties pursuant to an offer to purchase at least 100% of the Holding Company’s Shares.
     “Transfer Tax Withholding” shall have the meaning set forth in Section 2.12.
     “TUP” shall have the meaning set forth in the Recitals.
     “Unchallenged” shall mean free of any Challenge.
     “Unencumbered” shall mean free of any Liens.
     “Vesting Letters” shall mean the letter agreements entered into on July 19, 2005, May 2, 2006, December 22, 2006, and January 17, 2007 between the Holding Company, Sistecar Management and the Sistecar Managers in order to set forth the terms and conditions governing the Warrants exchangeable for Holding Company Warrants (bons d’echange de bons de souscription d’actions or BEBSA) issued by Sistecar Management to the Managers.

     “Warrants” shall mean all of the issued and outstanding warrants issued by the Holding Company whether as individual Securities or attached to other Securities, including (i) all warrants (bons de souscripton d’actions or BSA) issued to Mr. Didier Benchimol pursuant to the authorization of the EGM held on February 11, 2004, (the “BSA and BSADB”), (ii) all warrants issued to Sistecar Management pursuant to the authorizations of the EGMs held on February 11, 2004 and October 27, 2006 (the “Sistecar Management’s BSA, BSA 2005-3, BSA 2006-1 and BSA 2006-2”), (iii) all warrants issued to former Inea shareholders pursuant to the authorization of the EGM held on July 6, 2005, whether attached to Shares or to Convertible Bonds (the “Inea BAA2005, BAOC2005, BSA2005-2”), and (iv) all warrants attached to the OC2004-1 and OC2005 (the “BSA2004-1” and “BSA2005”).

ARTICLE II	SALE AND PURCHASE OF THE SHARES AND WARRANTS; REDEMPTION OF THE CONVERTIBLE BONDS
2.1 Sale and Purchase of the Shares and Warrants
     (a) Subject to the terms and conditions of this Agreement, the Sellers agree to sell to the Purchaser, and the Purchaser agrees to purchase from the Sellers, all Shares, other than the Class O Shares, outstanding on the Closing Date, and all Warrants outstanding on the Closing Date. Such Shares and Warrants shall be delivered by the Sellers to the Purchaser free and clear of any Liens.
     (b) The Sellers further agree to cause the Holders of Class O Shares to sell to the Purchaser, and the Purchaser agrees to purchase from the Holders of Class O Shares, all Class O Shares outstanding on the Closing Date, free and clear of any Liens.
2.2 Determination of the Price
     2.2.1 Principle
     (a) The Purchaser has accepted the Total Purchase Price determined in accordance with Section 2.2.2 only in reliance upon the possibility to secure in a timely manner certain benefits which depend on the possibility to finalize within 60 days of the Closing Date (the “60 Day Period”) the two TUP of the Company and the Holding Company into the Purchaser. This requires that on the Closing Date, exclusive, Unemcumbered and Unchallenged title to all of the Company Securities belong to the Holding Company and that exclusive, Unencumbered and Unchallenged title to all Holding Company Securities be transferred to the Purchaser.
     (b) For purposes of this Agreement, each TUP shall be deemed finalized on the later of the (i) expiration of a thirty (30) day period following the publication of the TUP in a legal gazette (Journal d’Annonces Légales) and (ii) the resolution of any claims filed by the creditors of the Holding Company or the Company, as the case may be, before the competent commercial court within such thirty (30) day period.
     (c) For purposes of this Agreement, a challenge (the “Challenge”) will be deemed to occur in case a claim or dispute arises questioning the fact that, on the Closing Date, the Holding Company had exclusive and Unencumbered title to all the Company Securities or that exclusive and Unencumbered title to all the Holding Company Securities was transferred to the Purchaser. A Challenge will in particular be deemed to exist in the event any claim or dispute arises relating to the cancellation of any outstanding Stock

Options. A Challenge will be deemed to have been withdrawn in the event it is irrevocably withdrawn in sufficient time to enable the two TUP to be finalized during the 60 Day Period.
     2.2.2 Total Purchase Price
               The Total Purchase Price shall be equal to the Enterprise Value plus the Proceeds plus the Cash Amount minus the Total Debt Amount minus the Convertible Bonds Redemption Amount , where:
          (i) Enterprise Value shall mean the amount of two hundred and twenty-five million euros (€225,000,000),
          (ii) Proceeds shall mean all amounts paid by the Stock Option Holders upon exercise of their Stock Options between March 16, 2007 and May 22, 2007 (or, in accordance with Section 6.1(c), May 29, 2007) and credited to the Proceeds Account prior to the Closing Date,
          (iii) Cash Amount shall mean the amount of bank account balances (excluding the Proceeds Account balance) and cash reflected on the books of the Group Companies as of the Closing Date determined according to Section 2.2.3(b) plus ninety-two thousand and five hundred euros (€92,500) less (i) the Payroll (in an amount set forth in the Cash Certificate) and (ii) the Audit Cost (in an amount set forth in the Cash Certificate);
          (iv) Total Debt Amount shall mean the total of (x) the Debt Amount outstanding on the Closing Date, it being understood that such amount shall not be lower than the Pension Plan Debt, as defined in Section 2.2.3(iii) and (y) the Transaction Expenses (as defined below), if any; and
          (v) Convertible Bonds Redemption Amount shall mean the principal amount of the Convertible Bonds together with the accrued and unpaid interest thereon up to the Closing Date, which shall be equal to the amount set forth in the Convertible Bonds Redemption Amount Certificate (as defined below).
For the avoidance of doubt, the Charges Sociales Patronales shall be paid by the Group Companies after the Closing Date pursuant to Section 2.11 and shall not be taken into account for the calculation of the Total Purchase Price.
     2.2.3 Certificates to be Remitted On or Prior to the Closing Date
     (a) Two (2) Business Days prior to the Closing Date the Sellers shall provide to the Purchaser:
(i) a certificate signed by the Holding Company’s Chief Financial Officer and Chief Executive Officer setting forth the amount of Proceeds, together with a bank certificate for the Proceeds Account, signed by a duly authorized representative of the bank, attesting to the existence in the Proceeds Account of the entire amount of Proceeds as of the Closing Date;
(ii) the Bank Certificates signed by duly authorized representatives of each of the banks holding the Bank Accounts;

(iii) a certificate signed by the Holding Company’s Chief Financial Officer and Chief Executive Officer, reviewed and certified by the Holding Company’s auditors (the “Debt Certificate”), setting forth (x) all accrued liabilities of the Group Companies estimated as of the Closing Date with respect to Employee retirement plans as reflected in the 2007 Interim Consolidated Financial Statements including but not limited to indemnities paid in France at retirement (Indemnité de fin de carrière)(the “Pension Plan Debt”), (y) the Debt Amount and (y) the Transaction Expenses; and
(iv) a certificate signed by the Holding Company’s Chief Financial Officer and Chief Executive Officer, reviewed and certified by the Holding Company’s auditors (the “Convertible Bonds Redemption Amount Certificate”), setting forth the Convertible Bonds Redemption Amount, which is currently estimated to be €34.6 million on the Closing Date.
     (b) On the Closing Date the Sellers shall provide to the Purchaser a certificate signed by the Holding Company’s Chief Financial Officer and Chief Executive Officer (the “Cash Certificate”) setting forth the Cash Amount as calculated by the Holding Company (the “Certified Cash Amount”), it being understood that the Stock Options Loan shall be included in the Certified Cash Amount. For reconciliation purposes, the Purchaser shall compare the Certified Cash Amount with the amount of cash resulting from the Bank Certificates. If the reconciliation is not successful, the Cash Amount shall be the lesser of (i) the Certified Cash Amount and (ii) the amounts on the Bank Certificates plus the Stock Options Loan (it being understood that the Stock Option Loan shall not be reflected in the Bank Certificates). The Cash Certificate shall set forth as well: (aa) the Payroll and (bb) the Audit Cost, it being understood that the relevant auditors shall have provided prior to the Closing Date a firm estimate of their fees with respect to the audit of the 2007 Interim Consolidated Financial Statements and 2007 Interim Statutory Financial Statements to be performed according to Sections 5.5(b)(2) and 6.20(c).
2.3 Allocation of the Total Purchase Price and Payment Procedures
     (a) The Total Purchase Price shall cover and be equal to: (i) the amount to be paid to the Sellers for all Shares (other than the Class O Shares) outstanding on the Closing Date and all Warrants outstanding on the Closing Date (the “Purchase Price”), and (ii) the amount to be paid to the Holders of Class O Shares for all Class O Shares outstanding on the Closing Date (the “Class O Shares Purchase Price”).
     (b) The fraction of the Total Purchase Price due for any single Share and any single Warrant shall be referred to herein as the “Per Share Total Purchase Price” and “Per Warrant Total Purchase Price”, respectively. The details of the calculation mechanics of the “Per Share Total Purchase Price” and “Per Warrant Total Purchase Price” are set forth in Annex E hereto. Except in case of a Purchase Price Reduction according to Section 2.4, which shall not apply to the Class O Shares, the Purchaser shall pay, upon transfer of exclusive, Unencumbered and Unchallenged title of each Share, including any Class O Share, the Per Share Total Purchase Price, and for each Warrant, the Per Share Total Purchase Price less the Strike Price. For the avoidance of doubt, the Class O Shares which will not be sold by the Holders of Class O Shares on the Closing Date will not be paid by the Purchaser until exclusive, Unencumbered and Unchallenged title to such Class O Shares is transferred to the Purchaser.

     (c) At least five (5) Business Days prior to the Closing Date, the Sellers’ Representative shall deliver to the Purchaser a draft of the Allocation Certificate indicating inter alia the name and full bank references of the bank account opened with the Paying Bank where the Total Purchase Price must be paid (the “Settlement Account”). On the Closing Date the Sellers’ Representative shall provide to the Purchaser a final Allocation Certificate, as well as the Stock Option Allocation Certificate, each signed by the Holding Company’s Chief Financial Officer and Chief Executive Officer. The final Allocation Certificate shall not modify any of the Settlement Account details. The Purchaser shall be entitled to rely on such final Allocation Certificate and Stock Option Allocation Certificate in connection with the payment of the Purchase Price in accordance with Sections 2.5 and 2.6. The Sellers will make appropriate arrangements with the Paying Bank with respect to the transfer of (i) each Seller’s share in the Purchase Price, (ii) the share of each Holder of Class O Shares in the Class O Shares Purchase Price, and (iii) the share of each Financial Investor in the Convertible Bonds Redemption Amount, in each case from the Settlement Account to the bank accounts of each of the Sellers, Holders of Class O Shares, and Financial Investors acting as holders of Convertible Bonds.
2.4 Purchase Price Reduction
     (a) The entire price reduction shall be applied exclusively to the Purchase Price and shall not therefore be applied to the Class O Shares Purchase Price. If on the Closing Date, the Holding Company does not have exclusive and Unencumbered title to all of the Company Securities or if exclusive and Unencumbered title to all of the Holding Company Securities is not transferred to the Purchaser on the Closing Date, the price for all of the Holding Company Securities shall be that computed in accordance with Section 2.2.2 reduced by a lump sum amount of seventeen million euros (€17,000,000) (the “Purchase Price Reduction”). The same will apply in the event any Challenge to the exclusive and Unencumbered title to the Holding Company Securities or to the Company Securities is raised within the 60 Day Period and that such Challenges have not been irrevocably withdrawn in sufficient time for the two TUP to be finalized within the 60 Day Period. In addition, the Sellers may avoid the Purchase Price Reduction in the event the Closing has taken place notwithstanding the fact that not all Class O Shares were transferred at the Closing provided that exclusive, Unencumbered and Unchallenged title to such non-transferred Class O Shares is transferred to the Purchaser in sufficient time for the two TUP to be finalized within the 60 Day Period. The Sellers shall bear all costs in relation to, and hold the Purchaser and the Group Companies harmless in connection with, the existence, defense against and withdrawal of any such Challenge. The Sellers’ Representative shall inform the Purchaser of the status of any Challenge or the progress of any discussions with respect to the sale of those Class O Shares not transferred to the Purchaser on the Closing Date at the end of each week during the 60 Day Period.
     (b) The Purchase Price shall not be reduced by the Purchase Price Reduction in the event the two TUP have not been finalized within the 60 Day Period provided that (i) the Holding Company had exclusive, Unencumbered and Unchallenged title to the Company Securities on the Closing Date, (ii) exclusive, Unencumbered and Unchallenged title to the Holding Company Securities was transferred to the Purchaser on the Closing Date and (iii) all Challenges, if any, relating thereto were irrevocably withdrawn in sufficient time for the two TUP to be finalized within the 60 Day Period.

     (c) In order to secure the refund of the Purchase Price Reduction to the Purchaser or the payment thereof to the Sellers, the parties shall set up a special tax escrow account as further described in Section 2.9.
     (d) The Purchase Price Reduction shall not limit the Purchaser’s rights under Article IX hereof except that, if the Purchase Price has been reduced by the Purchase Price Reduction, the Purchaser shall not be entitled to any other remedies relating to the tax consequences resulting from its failure to complete the TUP. For the avoidance of doubt, the Purchaser shall not be entitled to the remedies stipulated in Article IX hereof with respect to any Challenge which was irrevocably withdrawn in sufficient time for the two TUP to be finalized within the 60 Day Period according to this Section 2.4.
2.5 Purchase Price Payment and Transfer of Ownership
     (a) On the Closing Date, the Purchaser shall pay by wire transfer of immediately available funds (i) to the Settlement Account, the Purchase Price less (x) the Escrow Amount, (y) the Purchase Price Reduction and (z) the relevant Transfer Tax Withholding, (ii) to the Escrow Account, the Escrow Amount and (iii) the Tax Escrow Account, the Purchase Price Reduction, in exchange for all Shares and Warrants that are outstanding immediately prior to the Closing, other than the Class O Shares.
     (b) The Purchase Price shall be allocated among the Sellers as set forth in the Allocation Certificate.
     (c) The full ownership of the Shares, other than the Class O Shares, and of the Warrants shall be transferred to the Purchaser free and clear of Liens on the Closing Date, upon transfer by the Purchaser into the Settlement Account, the Escrow Account and the Tax Escrow Account of the amounts determined according to Section 2.5(a) and upon satisfaction of all conditions to Closing in accordance with Articles X and XI. This Agreement constitutes irrevocable notice to the Holding Company of the transfer of the Shares and Warrants pursuant to Article R228-10 of the French Commercial Code and the Holding Company hereby acknowledges such notice.
2.6 Class O Shares Purchase Price Payment and Transfer of Ownership
     (a) On the Closing Date, the Purchaser shall pay by wire transfer of immediately available funds to the Settlement Account:
     (i) the Class O Shares Purchase Price less (x) the Option Related Withholding, and (y) the relevant Transfer Tax Withholding, in exchange for all Class O Shares outstanding on the Closing Date or, in case not all outstanding Class O Shares are transferred to the Purchaser on the Closing Date, the Purchaser shall pay the pro rata portion of the Class O Shares Purchase Price corresponding to the Class O Shares for which exclusive, Unencumbered and Unchallenged title is transferred to the Purchaser on the Closing Date;
     (ii) With respect to the Class O Shareholders who acquired their Class O Shares through the Stock Options Loan, the Paying Bank shall allocate the amount received according to Section 2.6(a)(i) to (A) the Holding Company for the repayment of the Stock Option Loan and (B) the Holders of Class O Shares as set forth in the Stock Option Allocation Certificate.

     (b) The full ownership of the Class O Shares shall be transferred to the Purchaser free and clear of Liens on the Closing Date, upon transfer by the Purchaser into the Settlement Account of the amounts determined according to Section 2.6(a).
     (c) At least two (2) Business Days prior to Closing, the Sellers shall provide to the Purchaser a certificate signed by the Holding Company’s Chief Financial Officer and Chief Executive Officer setting forth the Option Related Withholding and the Charges Sociales Patronales (the “Option Related Withholding Certificate”).
     (d) Following the Closing, the Purchaser shall make available to the Group Companies an amount equal to the Option Related Withholding in order to enable such Group Companies to fulfill their payment obligations towards the Tax Authorities in connection with the sale of the Class O Shares by their Employees.
2.7 Redemption of Convertible Bonds
     (a) The Holding Company, the Purchaser and the Financial Investors, acting in their capacity as holders of all of the Convertible Bonds, hereby agree that on the Closing Date, the Purchaser, on behalf of the Holding Company, shall redeem all of the outstanding Convertible Bonds by making a payment equal to the amount indicated in the Convertible Bonds Redemption Amount Certificate by wire transfer of immediately available funds to the Settlement Account for the benefit of the Financial Investors in their capacity as holders of all of the Convertible Bonds. Upon payment of the Convertible Bonds Redemption Amount as indicated in the Convertible Bonds Redemption Amount Certificate, the Holding Company shall be irrevocably discharged of its debt towards the Financial Investors with respect to the Convertible Bonds and the Holding Company shall owe an amount equal to the Convertible Bonds Redemption Amount to the Purchaser.
2.8 Escrow Account and First Demand Bank Guarantee
     (a) On or prior to the Closing Date, the Purchaser, the Sellers’ Representative and all Sellers other than Sistecar Management shall enter into an Escrow Agreement in substantially the form attached hereto as Annex F (the “Escrow Agreement”), which agreement will designate an escrow agent (the “Escrow Agent”) and provide for the establishment of an escrow account (the “Escrow Account”). All fees to be paid and costs to be incurred in connection with the Escrow Agreement shall be borne by the Sellers. Subject to Section 2.8 (c), the Purchaser shall deposit in the Escrow Account on the Closing Date (i) a maximum of thirty three million (€33,000,000) euros of the Purchase Price (the “Escrow Amount”), to be paid pursuant to Section 2.2 to the Sellers other than the Sellers having delivered a First Demand Bank Guarantee pursuant to Section 2.8 (c), less (ii) the amount guaranteed by the First Demand Bank Guarantee. The Escrow Amount will be held by the Escrow Agent for a period of eighteen (18) months starting on the Closing Date (the “Escrow Duration”). If a notice of a claim is given by the Purchaser to the Sellers’ Representative under Article IX prior to the expiration of the Escrow Duration, the amount claimed plus interest thereon shall remain with the Escrow Agent and shall not be released until the final resolution of such claim. At the termination of the Escrow Agreement (assuming no claims are made), the Escrow Agent shall release the funds to the Sellers, by transfer to the Settlement Account, it being understood that the Sellers will make appropriate arrangements with the Paying Bank with respect to the transfer of the share of each Seller, other than the Sellers having delivered a First Demand Bank Guarantee pursuant to Section 2.8 (c), in the Escrow Amount, in each case from the Settlement Account to the bank accounts of each such

Sellers. The Escrow Amount (and earnings thereon) shall be treated as property of the Sellers for all purposes.
     (b) The interest on the Escrow Amount shall remain in the Escrow Account and will accrue to the benefit of the Sellers, provided that, when the Purchaser shall have notified a claim pursuant to Article IX hereof, the Purchaser shall be entitled to the interest on the amount of the remedy to which it shall be entitled pursuant to Article IX from the date on which such amount was deposited in the Escrow Account (notably in case of any amount transferred by the Issuing Bank according to Section 2.8 (c) below) until the date on which it is paid.
     (c) The Sellers identified in Annex G will have the option to collect their share in the Purchase Price which should have been transferred into the Escrow Account pursuant to Section 2.8 (a), by remitting to the Purchaser a single first demand bank guarantee issued by the Issuing Bank for all Sellers wishing to avail themselves of this possibility and approved by the Purchaser in the presence of the Sellers’ Representative, substantially in the form of Annex H (the “First Demand Bank Guarantee”) which shall provide that the Purchaser may at any time call upon such guarantee and forthwith obtain payment upon (a) presentation of acceptance by the Seller’s Representative, or (b) if a notice of a claim is given by the Purchaser to the Sellers’ Representative under Article IX prior to the expiration of the Escrow Duration, submission of instructions by the Chief Executive Officer, Chief Financial Officer or Corporate Secretary of the Purchaser, in the form attached to the First Demand Bank Guarantee, to the Issuing Bank to transfer the funds into the Escrow Account; provided however that the First Demand Bank Guarantee shall not exceed €16.5 million.
2.9 Tax Escrow Account
     (a) The Purchaser, the Sellers’ Representative and all Sellers other than Sistecar Management shall execute and deliver on or prior to the Closing Date an escrow agreement (the “Tax Escrow Agreement”) substantially in the form attached hereto as Annex I, which will designate the Escrow Agent (as defined below) as escrow agent and provide for the establishment of a tax escrow account (the “Tax Escrow Account”). All fees to be paid and costs to be incurred in connection with the Tax Escrow Agreement shall be borne by the Sellers. The Purchaser shall deposit in the Tax Escrow Account on the Closing Date an amount of seventeen million euros (€ 17,000,000) (the “Tax Escrow Amount”) which will be released to the Purchaser or the Sellers depending on whether or not the Purchase Price Reduction is applicable in accordance with Section 2.4 and Section 2.9(b), (c), (d) and (e) below. The Purchaser and the Sellers, acting through the Sellers’ Representative, hereby undertake to sign and deliver to the Escrow Agent a joint notice requesting for the release of the Tax Escrow Amount in accordance with the provisions of Sections 2.4, 2.9(b), (c), (d) and (e). This notice will be sent on the day immediately following the expiration of the 60 Day Period or at such earlier date as set forth in Section 2.9(b), (c), (d) and (e) below. The interest on the Tax Escrow Amount shall remain in the Tax Escrow Account and shall accrue to the benefit of the party to which the Escrow Amount is to be released hereunder.
     (b) The Tax Escrow Amount together with the interests attached thereto shall be released to the Sellers by transfer to the Settlement Account:
(x)	before the end of the 60 Day Period in case the two TUP are finalized prior to the expiration of the 60 Day Period provided that no Challenge has been raised prior to such release;

(y)	on the Business Day immediately following the expiration of the 60 Day Period in case the two TUP are finalized prior to the expiration of such period and all Challenges raised during such period have been irrevocably withdrawn prior to the end of such period;

(z)	on the Business Day immediately following the expiration of the 60 Day Period in case the two TUP have not been finalized within the 60 Day Period provided that (i) the Holding Company had exclusive, Unencumbered and Unchallenged title to the Company Securities on the Closing Date, (ii) exclusive, Unencumbered and Unchallenged title to the Holding Company Securities was transferred to the Purchaser on the Closing Date and (iii) all Challenges, if any, relating thereto were irrevocably withdrawn in sufficient time for the two TUP to be finalized within the 60 Day Period;
it being understood that the Sellers will make appropriate arrangements with the Paying Bank with respect to the transfer of the share of each Seller in the Tax Escrow Amount, in each case from the Settlement Account to the bank accounts of each of the Sellers.
     (c) The Tax Escrow Amount together with the interests attached thereto shall be released to the Purchaser on the Business Day immediately following the expiration of the 60 Day Period in case any Challenge to the exclusive and Unencumbered title to the Holding Company Securities or to the Company Securities is raised within the 60 Day Period and is not irrevocably withdrawn in sufficient time for the two TUP to be finalized with the 60 Day Period.
     (d) The Tax Escrow Amount together with the interests attached thereto shall be released to the Purchaser on the Business Day immediately following the expiration of the 60 Day Period in case (x) exclusive, Unencumbered and Unchallenged title to the Holding Company Securities was not transferred to the Purchaser on the Closing Date and (y) exclusive, Unencumbered and Unchallenged title to the Holding Company were not transferred to the Purchaser in sufficient time for the two TUP to be finalized within the 60 Day Period.
     (e) The Tax Escrow Amount together with the interests attached thereto shall be released to the Purchaser on the Business Day immediately following the expiration of the 60 Day Period in case (x) the Holding Company did not have exclusive, Unencumbered and Unchallenged title to the Company Securities on the Closing Date and (y) exclusive, Unencumbered and Unchallenged title to the Company Securities were not transferred to the Holding Company in sufficient time for the two TUP to be finalized within the 60 Day Period.
2.10 Withholding Rights
     Notwithstanding any other provision in this Agreement, the Purchaser shall also be entitled to deduct and withhold from the Total Purchase Price otherwise payable pursuant to this Agreement to any Seller or Holder of Class O Shares such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws, and the rules and regulations promulgated thereunder, or any provision of national or foreign Tax law or under any other applicable law. To the extent amounts are so withheld by the Purchaser, such amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers or Holders of Class O Shares in respect to which such deduction and withholding was made by the Purchaser.
2.11 Social Security Charges resulting from Stock Option Accelerated Vesting
     The Group Companies shall be liable for any social security charges applicable to and to be borne by them (“Charges Sociales Patronales”) after the Closing with respect to the exercise of Stock Options and the sale of resulting Class O Shares by the Employees following the accelerated vesting of their Stock Options (in the amount set forth in the Option Related Withholding Certificate), it being understood that each of the Stock Option Holders shall remain liable for his/her own social security charges (charges sociales salariales) and income tax (impôt sur le revenu) applicable to him/her with respect to the same purpose, but that the Sellers shall have no liability under this Agreement with respect thereto provided that the Sellers and the Group Companies have complied with all applicable regulations with respect to such acceleration. The same will apply mutatis mutandis to similar Taxes which the Group Companies may be required to withhold in jurisdictions other than France.
2.12 Transfer Tax
     All transfer Tax which may be imposed or assessed as a result of each of the transfers to be completed in this Transaction pursuant to this Agreement with respect to the Shares and the Warrants shall be borne equally by the Purchaser, on the one hand, and each of the Sellers and, the Holders of Class O Shares on the other hand. The portion of the transfer Tax to be borne by each of the Sellers and, the Holders of Class O Shares shall be withheld from the Total Purchase Price (the “Transfer Tax Withholding”).
ARTICLE III            REPRESENTATIONS OF THE PURCHASER
     The Purchaser represents and warrants to the Sellers as follows:
3.1 Organization; Authority and Validity
     (a) The Purchaser is a corporation duly organized and validly existing under the laws of France. The Purchaser has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.
     (b) The execution of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by the competent corporate bodies of the Purchaser, and no other corporate action on the part of the Purchaser is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated herein.
     (c) This Agreement has been duly executed by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as the enforceability hereof may be subject to applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally.

3.2 No Breach
     (a) Neither the performance by the Purchaser of its obligations hereunder nor the consummation of the transactions contemplated herein:
     (i) conflicts with or violates any provision of the by-laws of the Purchaser or any constituent or other corporate governance document of the Purchaser;
     (ii) violates, conflicts with or results in the breach of any contract to which the Purchaser is a party; or
     (iii) constitutes a violation by the Purchaser of any laws or regulations.
3.3 Consents
     Except for the Antitrust Clearances, no consent or Governmental Authorization is required to be obtained by the Purchaser in connection with the execution of this Agreement or the consummation of any of the transactions contemplated herein.
3.4 Litigation
     There is no judicial or administrative action, proceeding or investigation pending or, to the Purchaser’s Knowledge, threatened against the Purchaser or any of its Affiliates, which questions the validity of this Agreement or any action taken or to be taken by the Purchaser in connection herewith or which is reasonably likely to impair or materially delay the ability of the Purchaser to consummate the transactions contemplated hereby. Neither the Purchaser nor any of its Affiliates is the subject of any voluntary or judicial reorganization proceedings, any receivership or court-ordered liquidation proceedings, or any other proceedings instituted for the prevention or handling of corporate difficulties, or any decision of dissolution.
3.5 Intermediaries
     All negotiations relating to this Agreement have been carried out without the involvement of any person acting on behalf of the Purchaser in such manner as to give rise to any broker’s or finder’s fee or similar compensation in connection with the transactions contemplated herein.
3.6 Position on the Closing Date
     The Purchaser represents and Warrants to the Sellers that the representations and warranties set forth in this Article III will be true and correct as of the Closing Date as though made on such date.

ARTICLE IV      REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS
     Each of the Sellers (including Sistecar Management for the purpose of Sections 4.1, 4.2 and 4.5), acting as provided in the Introductory Statement, i.e. individually, except for Financial Investors who are indicated in Annex A as being represented by the same management company which are acting severally and not jointly (i.e. conjointement et non solidairement), hereby makes the following representations and warranties for the benefit of the Purchaser:
4.1 Organization; Authority and Validity
     (a) If such Seller is not an individual, such Seller is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation and has the power and authority to enter into this Agreement and to carry out its obligations hereunder. If such Seller is an individual, such Seller has full capacity to execute and deliver this Agreement and to perform his or her obligations hereunder.
     (b) The execution of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by each of the Sellers, and no other action on the part of any of the Sellers is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated herein.
     (c) This Agreement has been duly executed by each of the Sellers and constitutes a legal, valid and binding obligation of each of the Sellers enforceable in accordance with its terms, except as the enforceability hereof may be subject to applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally.
4.2 Ownership and Transfer of Title
     All Shares (other than Class O Shares), Warrants and Convertible Bonds are and will be owned on the Closing Date, free and clear of Liens, by the Sellers, as set out in Section 5.1(a) of the Sellers’ Disclosure Schedule. The Sellers may freely dispose of and transfer such Shares and Warrants without any restrictions whatsoever, except for any limitations thereon as may be created by the Purchaser.
4.3 No Breach
     Neither the performance by each of the Sellers of its obligations hereunder nor the consummation of the transactions contemplated herein:
     (i) conflicts with or violates any provision of its by-laws or any of its corporate governance document;
     (ii) violates, conflicts with or results in the breach of any contract to which it is a party or by which its assets are bound; or
     (iii) constitutes a violation by it of any laws or regulations.

4.4 Consents
     Except for the Antitrust Clearances, no consent or Governmental Authorization is required to be obtained by any of the Sellers in connection with the execution of this Agreement or the consummation of any of the transactions contemplated herein.
4.5 Position on the Closing Date
     The Sellers represent and warrant to the Purchaser that the representations and warranties set forth in this Article IV will be true and correct as of the Closing Date as though made on such date, it being understood that they shall be qualified by the Sellers’ Disclosure Schedules as may be supplemented or amended according to Section 7.3(c) hereof.
ARTICLE V      REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES
     The Sellers, other than Sistecar Management, acting as provided in the Introductory Statement, hereby make the following representations and warranties for the benefit of the Purchaser:
5.1 Holding Company Capital Structure
     (a) The Shares, Convertible Bonds and Warrants are validly issued and, where applicable, fully paid, and are free and clear of all Liens. All Shares, Convertible Bonds, Warrants and Stock Options, both currently outstanding and which will be outstanding on the Closing Date, are set forth in Section 5.1(a) of the Sellers’ Disclosure Schedule. The Holding Company has not issued or approved the issuance of any Holding Company Securities other than those set forth in Section 5.1(a) of the Sellers’ Disclosure Schedule, and there are no options, promises, warrants or other agreements or undertakings pursuant to which the Holding Company is or may become obligated to issue any other Holding Company Securities of any nature whatsoever.
     (b) The Shares to be sold, and acquired by the Purchaser, on the Closing Date from the Sellers and the Holders of Class O Shares represent 100% of the share capital and voting rights of the Holding Company and, together with the Convertible Bonds, the Warrants and the Stock Options represent all of the Holding Company Securities.
     (c) On the Closing Date there will be no Warrants outstanding other than (i) the BSA and BSADB issued by the Holding Company to Mr. Didier Benchimol and (ii) the BSA, BSA2005-3, BSA2006-1 and BSA2006-2 issued by the Holding Company to Sistecar Management.
5.2 Transfer of Class O Shares
     (a) All Stock Options have been validly granted, and where applicable, validly exercised, and are governed by the terms and conditions of the Stock Option Plans which have been duly executed by all Stock Option Holders and are legal, valid and binding obligations thereof enforceable in accordance with their terms.
     (b) As provided by the Stock Option Plans, in the context of the present Transaction which, if completed, will result in a Transfer of Control at the level of the

Holding Company, the board of directors of the Holding Company has the right to: (i) accelerate the vesting of all Stock Options not vested on the date hereof, (ii) cause the holders of vested Stock Options unexercised on the Closing Date to exercise them and transfer the resulting Class O Shares to the Purchaser on or prior to the Closing, it being understood that the Per Share Total Purchase Price is greater than the Stock Option strike price, and (iii) cancel all vested Stock Options not exercised on the Closing Date.
     (c) The Sellers which are represented on the Board of Directors of the Holding Company have the right to cause the Holding Company to cause the Class O Shares resulting form the exercise of Stock Options prior to the date hereof to be sold to the Purchaser on the Closing Date in the context of the Transaction contemplated in this Agreement.
5.3 Incorporation, Existence and Authority of the Group Companies
     (a) Each of the Group Companies is duly organized and validly existing under the laws of the jurisdiction of its incorporation and the decisions of its corporate bodies have been validly taken in accordance with applicable laws and its by-laws. Each Group Company is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that would not reasonably be expected to have a Material Adverse Effect.
     (b) Each of the Group Companies has full power and authority to own, lease and operate the assets held or used by it and carry out its activities in the manner in which they are currently carried out.
     (c) None of the Group Companies is the subject of any voluntary or judicial reorganization proceedings, any receivership or court-ordered liquidation proceedings, or any other proceedings instituted for the prevention or handling of corporate difficulties, or any decision of dissolution, nor have any such proceedings been threatened in writing.
5.4 Group Companies Capital Structure
     (a) The shares of the Company and of the Subsidiaries are validly issued and fully paid and are free and clear of all Liens.
     (b) The Holding Company holds all of the Company Securities and the Company holds, either directly or indirectly, all of the Securities of the Subsidiaries, as set forth in Section 5.4(b) of the Sellers’ Disclosure Schedule; it being understood that the qualifying Shares held by (i) members of the governing body of the Company will be transferred on the Closing Date to the Holding Company and (ii) the members of the governing bodies of each other Group Companies shall be transferred on the Closing Date to the respective Group Company or as otherwise instructed by the Purchaser. None of the Group Companies, other than the Holding Company, has issued or approved the issuance of any warrants, stock options or other Securities that are still outstanding, and there are no options, promises, warrants or other agreements or undertakings pursuant to which any of the Group Companies is or may become obligated to issue any Securities of any nature whatsoever.

5.5 Accounts
     (a) The (i) 2006 Audited Statutory Financial Statements and, (ii) the 2006 Audited Consolidated Financial Statements, attached hereto as Section 5.5(a) of the Sellers’ Disclosure Schedule, are correct in all material respects and represent fairly, in accordance with the applicable Accounting Principles, the consolidated financial position of the Holding Company and the financial position of each of the Group Companies as of the relevant dates, and the results of operations for the fiscal year ended June 30, 2006.
     (b) The 2007 Interim Statutory Financial Statements and the 2007 Interim Consolidated Financial Statements:
(y)	shall be, when provided, correct in all material respects and shall represent fairly, in accordance with the applicable Accounting Principles except for the requirement to provide notes (it being understood that the accuracy and completeness of such Financial Statements are not negatively impacted by the absence of the notes), the consolidated financial position of the Holding Company and the financial position of each of the Group Companies as of, and the results of operations for the nine month period ended, March 31, 2007; and

(z)	shall be subject to a full audit to be carried out by the statutory auditors of the Holding Company and by the statutory auditors of each Group Company, if applicable, it being agreed that the audited 2007 Interim Consolidated Financial Statements and 2007 Statutory Financial Statements shall not qualify or amend and shall have no impact or effect on the representations and warranties made by the Sellers under Section 5.5(b)(y) which shall continue to apply to the 2007 Interim Statutory Financial Statements and the 2007 Interim Consolidated Financial Statements.
     (c) The 2006 Unaudited Statutory Financial Statements, attached hereto as Section 5.5(c) of the Sellers’ Disclosure Schedule, are correct in all material respects and represent fairly, in accordance with the applicable Accounting Principles except for the requirement to provide notes (it being understood that the accuracy and completeness of such Financial Statements are not negatively impacted by the absence of the notes), the financial position of each of the Group Companies as of, and the results of operations for the fiscal year ended June 30, 2006.
     (d) The Accounts (i) were derived from the books and records of the Group Companies which are correct and complete and, (ii) have been prepared in accordance with, and otherwise comply as to form with, the applicable Accounting Principles. Except as disclosed in the Section 5.5(d) of the Sellers’ Disclosure Schedule, since July 1, 2005 there has been no material change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent Liabilities or otherwise), of the Group Companies not required by the applicable Accounting Principles. The Group Companies maintain an adequate system of internal controls in line with practices of non-listed companies in the same business and of a similar size as the Group Companies providing reasonable assurance that transactions are executed with management’s authorization.

     (e) The accounts and notes receivable of each of the Group Companies reflected in the 2006 Audited Statutory Financial Statements and 2006 Audited Consolidated Financial Statements and all accounts and notes arising after June 30, 2006 (i) arose from bona fide sales transactions in the Ordinary Course of Business and are payable in accordance with past practice, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ rights generally, (iii) to the Sellers’ Knowledge are not subject to any valid set-off or counterclaim and (iv) the aggregate value of returns pursuant to warranties provided by the relevant Group Company in conjunction with the licensing of software (with the exception of services relating to software) attributable to products licensed up to March 31, 2007 will not exceed the amount reserved therefore on the 2007 Interim Statutory Financial Statements and 2007 Interim Consolidated Financial Statements.
     (f) Except for the Liabilities reflected in the Accounts and except as set forth in Section 5.5(f) of the Sellers’ Disclosure Schedule, none of the Group Companies has any “off balance sheet” or “undisclosed” liability or indebtedness in excess of €50,000 in the aggregate. The reserves reflected in the Accounts are appropriate and reasonable in accordance with the Accounting Principles.
     (g) None of the Group Companies is or has been a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among the Holding Company, the Company or any Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Group Companies in the Accounts.
     (h) The Holding Company will not incur any indebtedness, obligation or other liability, due or to become due, whether or not accrued or paid, in connection with its stake in Sistecar Management.
     (i) No Group Company, nor, to such Group Company’s Knowledge, any current director of the Group Companies, has identified any fraud, whether or not material, that involves the Group Companies’ Top Management or directors of the Group Companies who have a role in the preparation of financial statements, the internal accounting controls or Tax Returns utilized by the Group Companies, or any claim or allegation regarding any of the foregoing. No Group Company nor, to such Group Company’s Knowledge, any director of the Group Companies has received or otherwise had or obtained written Knowledge of any material complaint, allegation, assertion or claim, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Group Companies or their respective internal accounting controls or any material inaccuracy in the Group Companies’ financial statements. To the Sellers’ Knowledge, no attorney retained by the Group Companies, has reported to the Board of Directors of the Holding Company, the Company or any committee thereof or to the president of the Holding Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by any Group Company or any of their respective directors.

5.6 Debt
     The Earn-Out, as defined in the Share Purchase Agreement, dated July 22, 2005, between the Company and Ram Hassan and Fred Watkin (former A.I.S. Inc. shareholders), was fully paid prior to the date hereof.
5.7 Corporate Records
     The Corporate Records contain materially accurate, duly signed and complete records of all convened meetings of, and corporate action taken by, the shareholders of the Group Companies, the Board of Directors and all committees of the Board of Directors, and no meeting of any of such shareholders, the Board of Directors or such committees has been held for which minutes have not been prepared and are not contained in such minute books.
5.8 Disputed Accounts Payable
     Except as disclosed in Section 5.8 of the Sellers Disclosure Schedules, there are no unpaid invoices or bills as of the date hereof representing amounts alleged to be owed, or other alleged obligations of, the Group Companies, which they have disputed or determined to dispute or refuse to pay, which are not fully accrued.
5.9 Prepayment of Financial Debt
     Except as disclosed in Section 5.9 of the Sellers Disclosure Schedules, no Group Company has incurred any Financial Debt.
5.10 Real Estate
     (a) The Group Companies do not own any real estate assets.
     (b) A complete and accurate list and summary description of all real estate lease agreements entered into by the Group Companies is attached hereto as Section 5.10(b) of the Sellers’ Disclosure Schedule (the “Leases”).
     (c) The Group Companies comply with all the material terms and conditions of the Leases to which they are party. With respect to the Lease entered into on January 8, 1998 by the Company with Zurich Insurance Company relating to the 23/25 rue de Berri, 75008 Paris premises, the renewal letter attached as Annex J has not been accepted.
     (d) The Sellers have not been informed in writing that any real estate subject to a Lease is or will be the subject of any expropriation or requisition measures, or any other administrative measures.
5.11 Movable Property and Businesses
     (a) Except as set forth in Section 5.11(a) of the Sellers’ Disclosure Schedule, all movable property, installations and equipments used by the Group Companies are either fully owned by the Group Companies and are not the subject of any Liens, or are used by the Group Companies under the terms of a valid lease or finance lease agreement.

     (b) Except as set forth in Section 5.11(b) of the Sellers’ Disclosure Schedule, all movable property, installations and equipment used by the Group Companies are in a normal condition of use, maintenance and repair given their age and usage.
5.12 Intellectual Property
     (a) Section 5.12(a) of the Sellers’ Disclosure Schedule sets forth as of the date hereof a true and complete list of all Registered Intellectual Property owned by, filed in the name of, or licensed exclusively to, any of the Group Companies, indicating for each item the registration or application number and the applicable filing jurisdiction (“Company Registered Intellectual Property”). The Sellers’ Disclosure Schedule also fairly represents the legal and economic ownership of all Intellectual Property owned by each Group Company.
     (b) Except as disclosed in Section 5.12(b) of the Sellers’ Disclosure Schedule, all Company Intellectual Property is free and clear of all Liens. No Group Company has granted ownership to any person, or permitted any person to retain, any exclusive rights, or joint ownership of, any Intellectual Property that is or was Company Intellectual Property.
     (c) Except for that Intellectual Property licensed to a Group Company pursuant to an agreement disclosed in Section 5.12(c) of the Sellers’ Disclosure Schedule, the Group Companies have sufficient rights to use all Intellectual Property used in the Business as presently conducted and, to the Sellers’ Knowledge, as currently proposed to be conducted, all of which rights shall survive substantially unchanged following the consummation of the transactions contemplated by this Agreement and the Follow-On Transaction.
     (d) The past and current conduct or operations of the Business (including the making, using, selling, distributing, or marketing of the Company Products) did not prior to the date hereof and does not infringe or misappropriate the Intellectual Property of any third party, violate any right of any person (including any right to privacy or publicity), or constitute, unfair competition or trade practices under the laws of any jurisdiction. Except as disclosed in Section 5.12(d) of the Sellers’ Disclosure Schedule, no claim or action has been asserted in writing against any Group Company by, and none of the Group Companies or Sellers has received notice from, any third party alleging that any Company Product or the operation or conduct of the Business, infringes or misappropriates the Intellectual Property of any third party, violates the rights of any third party (including any right to privacy or publicity), or constitutes unfair competition or trade practices under the laws of any jurisdiction.
     (e) To the Knowledge of the Sellers, no person is misappropriating, infringing, diluting or violating any Company Intellectual Property. None of the Group Companies has brought any claims, suits, arbitrations or other adversarial proceedings before any court, Government Authority or arbitral tribunal against any third party with respect to any Company Intellectual Property which remain unresolved as of the date hereof.
     (f) In each case in which a Group Company has engaged or hired a third party to develop or create any Intellectual Property, software or technology for any Group Company, or any Group Company has acquired or purported to acquire ownership of any material Intellectual Property from any person, such Group Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property to such Group Company, and where such Intellectual Property is Registered

Intellectual Property, the Group Company has recorded each such assignment with the relevant Governmental Authority.
     (g) Except as set out in Section 5.12(f) hereof, each Group Company has, and enforces, a policy requiring each employee, consultant and independent contractor involved in the creation of Intellectual Property for any Group Company to execute proprietary information, confidentiality and invention assignment agreement substantially in the form attached to Section 5.12(g) of the Sellers’ Disclosure Schedule, and all current and Former Employees, consultants and independent contractors of any Group Company involved in the creation of Intellectual Property for any Group Company have executed such or a substantially similar agreement. Copies of all such agreements with Employees, consultants and independent contractors have been provided to Purchaser or made available to Purchaser for review.
     (h) Section 5.12(h) of the Sellers’ Disclosure Schedule lists all In-Licenses, other than any license to a Group Company for commercially available, off-the-shelf software for which a Group Company has paid less than €200,000 in aggregate in each of the last three years.
     (i) Section 5.12(i) of the Sellers’ Disclosure Schedule lists (A) all Material Customer Contracts, and (B) all Out-Licenses of material Company Intellectual Property.
     (j) Except as disclosed in Section 5.12(j) of the Sellers’ Disclosure Schedule, no Seller or Group Company is party to, or bound by any agreement or contract under which, the consummation of this Agreement or the Follow-On Transaction, will (i) result in the release of any Source Code for any Company Product or in the granting of any right or licenses to any Company Intellectual Property to any third party, (ii) result in Purchaser being required to grant to any third party any rights to Purchaser’s Intellectual Property, or (iii) subject any Group Company or Purchaser to any non-compete or other material restriction on the operation or scope of its business.
     (k) No Group Company is, nor, to the Knowledge of the Sellers, is any other party to any IP Contract or Customer Contract, in breach of any IP Contract or Customer Contract. No Customer Contract that is not a Material Customer Contract disclosed in Section 5.12 (i) of the Sellers’ Disclosure Schedule (i) requires the return or refund of any amounts paid by the customer thereunder, the grant of any credit to such customer, or the payment of any liquidated damages or penalties in the event of any breach of such Customer Contract, or (ii) would entitle the customer to damages in excess of the amounts paid under such Customer Contract.
     (l) Except as disclosed in Section 5.12(l) of the Sellers’ Disclosure Schedule, no Group Company has (i) granted, nor is any of them obligated to grant, access or rights to any of its Source Code in or for any Company Products, (ii) rendered its Source Code for any Company Product subject to any Open Source License or distributed any of the Company Products with Open Source Materials, or (iii) licensed or granted a third party the right to obtain any of its Source Code in any Company Product (including in any such case, any conditional right to access, or under which any Group Company has established any escrow arrangement for the storage and conditional release of any Source Code).
     (m) No written notice or claim requesting and/or threatening to claim damages or to introduce a lawsuit has been received by any Group Company, or is pending, with respect to any Company Products (including with respect to any delay, defect, deficiency of any product, or quality of any service) or with respect to the breach of any agreement (including any Out-License) under which such Company Products have been supplied or provided, and to the Company’s Knowledge, there is no reasonable basis for any present or future such complaint or claim. Each Company Product (including any service provided) has been and is in conformity with all applicable contractual commitments and all express and implied warranties and specifications.
     (n) No Company Product contains any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, or other software routines that enable or assist any person to access without authorization or disable or erase the Company Products. Section 5.12(n) of the Sellers’ Disclosure Schedules contains a list of all instances in which the Sellers reasonably believe that a Company Product is materially defective or is not capable as functioning in a material respect is accordance with the written specifications therefore or any warranty or representation made to any actual or potential customer.
     (o) Except as disclosed in Section 5.12(o) of the Sellers’ Disclosure Schedules, no Company Product or Company Intellectual Property has been transferred or licensed by any of the Group Companies in any of the following countries or in violation of any laws of any jurisdiction including related to export: Iran, Iraq, Syria, North Korea, Cuba, Libya or other country where such licensing or transfer would violate the laws of France or the United States of America.
5.13 Tax
     (a) Each of the Group Companies and the French Tax Consolidated Group has always duly and timely complied with the Tax regulations applicable. In particular, except as set forth in Sections 5.13(a) of the Sellers’ Disclosure Schedule:
     (i) The Statutory Tax Computation as of March 31, 2007 is correct in all material respects and fairly represents all Tax liabilities accrued to each of the Group Companies and the French Tax Consolidated Group as of March 31, 2007. The Statutory Tax Computation as of March 31, 2007 will be attached as Section 5.13(a)(i) of the Sellers’ Disclosure Schedule when delivered by the Sellers at the same time as the 2007 Interim Financial Statements;
     (ii) Except as set forth in Section 5.13(a)(ii) of the Sellers Disclosure Schedule, each of the Group Companies and the French Tax Consolidated Group (a) has duly, timely and sincerely filed all Tax Returns that are required to be filed with respect to any of its income, properties or operations in the manner required by relevant Tax Authorities, (b) has validly made any and all elections for specific tax regime, including for the French Tax Consolidated Group and (c) all transactions entered into by Group Companies (as well as book or Tax entries made by them) are properly and validly documented and supported, and comply with applicable laws and regulations, including with respect to transfer pricing regulations;
     (iii) Except as set forth in Section 5.13(a)(iii) of the Sellers Disclosure Schedule, all Tax Returns are true, complete and accurate;

     (iv) Except as set forth in Section 5.13(a)(iv) of the Sellers Disclosure Schedule, all Taxes due, whether or not shown to be due on the Tax Returns, with respect to any of the Group Company and the French Tax Consolidated Group (without regard to whether such Taxes have been assessed and without regard to whether the liability for such Taxes is disputed) have been timely paid and no payment of penalties is or will become due with respect thereto;
     (v) Except as set forth in Section 5.13(a)(v) of the Sellers Disclosure Schedule, each of the Group Companies and, as the case may be, the French Tax Consolidated Group was and is entitled to use Tax losses, Tax credits or similar items which it deducted from its taxable profits when it computed any Tax liability, as set forth in its Tax Returns and in its Statutory Tax Computation as of March 31, 2007. In addition, Tax losses, Tax credits or similar items which remained available as of April 1, 2007 (after the computation of the Statutory Tax Computation as of March 31, 2007) can be used against the taxable profit, if any, realized by each of the Group Companies or, as the case may be, the French Tax Consolidated Group, during the period from April 1, 2007 to the Closing Date. The Sellers do no represent nor warrant that the Tax losses, Tax credits or similar items which remained available as of the Closing Date shall be transferred to the Purchaser as a result of any Follow-On Transaction or similar transaction contemplated by the Purchaser after the Closing Date in connection with the reorganization of the Group Companies, their business or their assets;
     (vi) Except as set forth in Section 5.13(a)(vi) of the Sellers Disclosure Schedule, there is no requirement to include any item of income in taxable income of any of the Group Companies and, as the case may be, the French Tax Consolidated Group for any period (or any portion thereof) ending after the Closing Date as a result of any: (1) installment sale or other open transaction disposition made on or prior to the Closing Date; or (2) prepaid amount received on or prior to the Closing Date;
     (vii) Except as set forth in Section 5.13(a)(vii) of the Sellers Disclosure Schedule, from July 1, 2006 to the Closing Date, the Group Companies and the French Tax Consolidated Group have not incurred any Tax liabilities or risks other than Tax liabilities incurred in the Ordinary Course of Business, in accordance with past practice and similar in nature to the Tax Liabilities reflected in the Statutory Accounts. No event or fact has occurred which requires that a reserve be established in the statutory Financial Statements of Group Companies for the fiscal year ending June 30, 2007 with respect to Tax liabilities, except for reserves established in respect to transactions carried out in the Ordinary Course of Business;
     (viii) Notwithstanding any other provision in this Agreement, except as specifically set forth in Section 5.13(a)(viii) of the Sellers Disclosure Schedule, neither any of the Group Companies nor the French Tax Consolidated Group has a liability for any unpaid Taxes which has not been duly accrued for or reserved on the Statutory Accounts and the Statutory Tax Computation as of March 31, 2007, other than liabilities for unpaid Taxes that may have accrued since March 31, 2007 up to the Closing Date, it being understood that for that period, all activities carried out by Group Companies correspond to the Ordinary Course of Business;
     (ix) Except as set forth in Section 5.13(a)(ix) of the Sellers Disclosure Schedule, the Group Companies and the French Tax Consolidated Group have duly withheld, reported and paid all Taxes required to be withheld, reported or paid in connection with amounts paid, deemed to be paid, or owed to any employee, creditor or any other party (including third or related party);
     (x) The termination of the French Consolidated Tax Group will not result in any Tax liability and there is no contingent Tax liability as of the Closing Date;
     (xi) Except as set forth in Section 5.13(a)(xi) of the Sellers Disclosure Schedule, all Tax records, documentation (including all transfer pricing documentation and data), information and equipment (hardware and software together with supporting documentation) which could be requested by Tax Authorities in accordance with regulations and practices have been duly established, are available, accessible and exploitable to or by any Group Company and maintained, in their proper form, for at least the minimum retention period required by the laws or regulations of the relevant Tax jurisdiction;
     (xii) Except as set forth in Section 5.13(a)(xii) of the Sellers Disclosure Schedule, each of the Group Companies and the French Tax Consolidated Group have never made a commitment or entered into any agreement or taken any action resulting in a deferral of taxation or in deferred liability, or benefited from any favorable Tax regime under which it would still be liable to any supplementary Tax charge or with which failure to comply would result in a loss of a Tax advantage;
     (b) Except as set forth in Sections 5.13(b) (i); (ii); (iii); (iv); (v); (vi); (vii); (viii); and (ix) of the Sellers’ Disclosure Schedule, respectively:
     (i) no adjustments or deficiencies relating to the Tax Returns or any Taxes attributable to any of the Group Companies and of the French Tax Consolidated Group have been assessed, proposed or asserted since January 1, 2004;
     (ii) there are no actions or proceedings with respect to the assessment or collection of Taxes and no audit, examination or assessment is pending or, to the Sellers’ Knowledge, threatened with respect to any Group Companies and the French Tax Consolidated Group;
     (iii) each of the Group Companies and the French Tax Consolidated Group adequately responded to all information requests by Tax Authorities;
     (iv) there is no jurisdiction where any Group Company could have a taxable permanent establishment or any operation or transaction which would trigger application of any anti Tax-avoidance measures (such as article 209 B of the French General Tax Code) or the application of penalties whatsoever;
     (v) there are no outstanding waivers or agreements extending or tolling the applicable statute of limitations for any period with respect to any Taxes of any Group Company; more generally each of the Group Companies and the French Tax Consolidated Group have not taken nor omitted to take any action which has resulted in the extension of any statute of limitations for the assessment of any Taxes or for Tax audit of any Tax Returns for any period ending on or before the Closing Date;

     (vi) none of the Group Companies is a party to or bound by any obligations under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement, except for the election by the Holding Company and the Company to become members of the French Tax Consolidated Group;
     (vii) none of the Group Companies has received any written ruling related to Taxes or entered into any closing or similar agreement with any Tax Authorities;
     (viii) no election for a specific tax regime done by any of the Group Companies or the French Tax Consolidated Group and no other fact, event or transaction other than that carried out in the Ordinary Course of Business has resulted or will result in any future Tax liability not currently fully booked in the Statutory Accounts; and
     (ix) there are no Liens on any assets of any Group Company that arose in connection with any failure (or alleged failure) to pay any Taxes.
     (c) Section 5.13(c) of the Sellers’ Disclosure Schedule sets forth each country and state in which each of the Group Companies files, is required to file or has been required to file a Tax Return during the period for which Tax reassessments are not time barred, is or has been liable for Taxes or has been subject to a claim made by a Tax Authority against them; provided that Section 5.13(c) of the Sellers’ Disclosure Schedule shall not be updated at any time after the tenth (10th) Business Day prior to the Closing Date.
5.14 Labor Matters
     (a) Section 5.14(a) of the Sellers’ Disclosure Schedule contains a true and complete list, by Group Company, of the Employees together with their respective job titles, classification, hiring date, annual compensation (including salaries, commissions, bonuses, incentive or deferred compensation).
     (b) Section 5.14(b) of the Sellers’ Disclosure Schedule contains a list, identifying by Group Company, (i) the collective bargaining agreements, (ii) the internal collective agreements, (iii) all written personnel manuals, handbooks, policies, rules or procedures applicable to the Employees.
     (c) Section 5.14(c) of the Sellers’ Disclosure Schedule contains a true and complete list of each of the employee benefits plans, including but not limited to, all pension plans or retirement plans, “employee benefit plans” within the meaning of Section 3(3) of ERISA, severance or similar contracts, plans, arrangements or policies and each other plan or arrangement providing for compensation, bonuses, profit-sharing, life insurance plans, long term incentive plans, welfare and healthcare schemes, stock-option plans, or other stock-related rights, bonus plans, compensation plans, severance plan, contractual dismissal indemnity (golden parachute), retention bonus, change of control indemnity, seniority bonus, or any contracts, agreements, practices or policies, including other plans, programs, agreements, arrangement or policies providing for incentive compensation, deferred compensation, paid time off (including sick leave, vacation, personal leave or other paid time off), workers’ compensation, supplemental unemployment benefits or severance benefits which cover the Employees of each of the Group Companies that is maintained, administered or contributed to by the Group Companies and that provides benefits to any Employee, Former Employee, other former employee, director, officer or former director or officer of the

Group Companies, (the “Employee Benefits Plans”). The Sellers have made available or delivered to the Purchaser an accurate, true and complete copy of (i) each such Employees Benefits Plan and any amendments, summaries and written interpretations thereto, (ii) to the extent applicable, any related trust agreement or other funding instrument relating to the payment or funding of benefits under any Employee Benefits Plan, (iii) to the extent applicable, the two most recent financial, annual and/or actuarial reports prepared or required to be filed in respect of such Employee Benefits Plans, (iv) all regulatory filings for the most recent two years for each such Employee Benefits Plans or such similar reports, statements, information returns or material correspondence filed with or delivered to any Governmental Authority, with respect to each Employee Benefits Plan (including reports filed on Form 5500 with accompanying schedules and attachments), (v) the most recent summary plan description for each Employee Benefits Plan for which a summary plan description is required under applicable U.S. law, and (vi) the most recent determination or qualification letter issued by any Governmental Entity for each Pension Plan intended to qualify for favorable tax treatment, as well as a true, correct and complete copy of each pending application for a determination or qualification letter, if applicable, and a complete and correct list of all amendments to any Pension Plan as to which a favorable determination letter has not yet been received. Each Employee Benefits Plan, trust or other funding instrument relating to the payment or funding of benefits under any Employee Benefits Plan has been established, maintained, administered and invested in accordance with its terms and in compliance with applicable law.
     (d) In respect of the Employees, except as set forth in Section 5.14(d) of the Sellers’ Disclosure Schedule:
     (i) all internal collective agreements and Employee Benefits Plans have been entered into in accordance with applicable laws and all Employee Benefits Plans have been entered into in accordance with applicable laws and all applicable collective bargaining agreements;
     (ii) none of the Group Companies has breached or otherwise failed to comply with any material provisions of the collective bargaining agreements, internal collective agreements or any employment agreements or arrangements, and there are no material grievances pending or, to Group Companies’ Knowledge, threatened, against these companies under any such agreements or arrangements; and
     (iii) the Group Companies have complied in all material respects with the terms of all laws relating to employment and social security matters, including, without limitation, any provision thereof relating to dismissal for any reasons, wages, working time, paid vacation, vacation bonus, Sunday work, work at night, overtime, employee data protection, employee health, safety and welfare, and the payment of social security contribution and any undertaking of the employers.
     (e) Except as set forth in Section 5.14(e) of the Sellers’ Disclosure Schedule, no general strike, work stoppage or lockout involving the Employees of the Group Companies is pending or, to the Knowledge of the Group Companies, threatened.
     (f) Except as set forth in Section 5.14(f) of the Sellers’ Disclosure Schedule neither the signing nor the execution of this Agreement will:

     (i) entitle any current Employee, directors or officers to severance pay or unemployment compensation or any other payment;
     (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Employee, directors or officers;
     (iii) prevent the Group Companies from amending or terminating any Employee Benefits Plan; or
     (iv) result in any material breach, other material violation of or under any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement concerning the Employees to which any of the Group Companies is a party or by which it is bound.
     (g) Except as set forth in Section 5.14(g) of the Sellers’ Disclosure Schedule:
     (i) there is no lawsuit or written claim, investigation or audit with respect to any Employee Benefits Plan or any other labor matter including but not limited to dismissal, payment of wages, salary, paid vacation, vacation bonus or overtime pay with respect to any Employees or Former Employees that is pending or, to the Group Companies’ Knowledge, threatened, before or by any Governmental Authority;
     (ii) there is no written claim or proceeding with respect to a violation of any occupational safety or health standard that is pending or, to the Group Companies’ Knowledge, threatened, with respect to the Group Companies in respect of the Employees or Former Employees; and
     (iii) there is no written claim or charge with respect to discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which is pending or, to the Group Companies’ Knowledge, threatened, before any other Governmental Authority in any country in which the Group Companies have employed or currently employ any Employee.
     (h) No present officer, Employee, consultant or agent of the Group Companies who is entitled to remuneration of at least €175,000 has given or received notice terminating his employment or engagement.
     (i) The Group Companies are in compliance with theirs obligation to fully inform and consult their Employees representatives and have obtained their prior advice (avis motivé) where applicable.
     (j) From July 1, 2006 to the date of this Agreement, no Group Company has terminated, adopted, amended, modified or agreed to terminate, adopt, amend or modify (or announced an intention to terminate, adopt, amend or modify), in any material respect, any Employee Benefits Plan, including without limitation any change of, in any material respect, with respect to a Pension Plan in any actuarial or other assumption used to calculate funding obligations or in the manner in which contributions are made or the basis on which such contributions are determined.

     (k) All Participant data necessary to administer each Employee Benefits Plan is in the possession of the applicable Group Company and is in form that is sufficient for the proper administration of the Employee Benefits Plans in accordance with their terms and applicable laws and such data is complete and correct in all material respects.
     (l) All Pension Plans intended to be tax qualified have been the subject of determination letters from the Internal Revenue Service of the United States (the “IRS”) with respect to all Tax law changes with respect to which a determination letter from the IRS can be obtained to the effect that such Pension Plans are qualified and exempt from US Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of the Sellers or any Group Company, has revocation been threatened, nor has any such Pension Plan been amended or failed to be amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs or require security under Section 307 of ERISA. All Pension Plans that are required to have been approved by any non-U.S. Governmental Entity have been so approved. Notwithstanding anything to the contrary set forth in the Agreement, the Sellers do not represent the accuracy of the representations and warranties under this clause as of the date hereof but only as of Closing Date.
     (m) None of the Group Companies or any other Person or entity that, together with any Group Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable law (a “Commonly Controlled Entity”) (i) has sponsored, maintained or contributed to, or been obligated to maintain or contribute to, or has any liability under, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan or (ii) has any unsatisfied liability under Title IV of ERISA or Section 412 of the Code. No Pension Plan, other than any Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Company Multiemployer Pension Plan”), had, as of the respective last annual valuation date for each such Pension Plan, an “unfunded benefit liability” (as defined in Section 4001(a)(18) of ERISA), and there has been no material adverse change in the financial condition of any Pension Plan since its last such annual valuation date. No liability under Title IV of ERISA or Section 412 of the Code (other than for premiums to the Pension Benefit Guaranty Corporation) has been or is expected to be incurred by any Group Company with respect to any ongoing, frozen or terminated “single-employer” plan (as defined in Section 4001(a)(15) of ERISA), currently or formerly maintained by any of them or by any Commonly Controlled Entity. None of the Pension Plans has an “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, nor has any waiver of the minimum funding standards of Section 302 of ERISA or Section 412 of the Code been requested. None of any Group Company, any Employee of any Group Company or any of the Employee Benefits Plans, including the Pension Plans, or any trusts created thereunder or any trustee, administrator or other fiduciary of any Employee Benefits Plan or trust created thereunder, or any agents of the foregoing, has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) that would be reasonably expected to subject any Group Company or any officer of any Group Company or any of the Employee Benefits Plans, or, to the Knowledge of any Group Company or the Sellers, any trusts created thereunder or any trustee or administrator of any Employee Benefits Plan or trust created thereunder to the tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to the sanctions imposed under Title I of ERISA or to any other liability for breach of fiduciary duty under ERISA or any other applicable law to the extent any such tax, penalty or other liability could reasonably be expected to result in a liability of any Group Company. Notwithstanding anything to the contrary set forth in the Agreement, the Sellers do not represent the accuracy of the representations and warranties under this clause as of the date hereof but only as of Closing Date.
     (n) (i) No Pension Plan or related trust has been terminated during the last five years, (ii) there has been no “reportable event” (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice period has been waived, with respect to any Pension Plan since January 1, 2004, and (iii) no notice of a reportable event will be required to be filed in connection with the transactions contemplated hereby. Neither any Group Company nor any Commonly Controlled Entity has incurred any liability that has not been satisfied in full as a result of a “complete withdrawal” or a “partial withdrawal” (as each such term is defined in Sections 4203 and 4205, respectively, of ERISA) during the past six years from any Company Multiemployer Pension Plan within the meaning of Section 4001(a)(3) of ERISA to the extent any such tax or penalty could reasonably be expected to result in any liability of any Group Company.
     (o) With respect to any Employee Benefits Plan that is an employee welfare benefit plan, whether or not subject to ERISA, (i) each such Employee Benefits Plan is either funded through an insurance company contract and is not a “welfare benefits fund” (as defined in Section 419(e) of the Code) or is unfunded, (ii) no such Employee Benefits Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code, and (iii) each such Employee Benefits Plan (including any such Employee Benefits Plan covering retirees or other Participants) may be amended or terminated without liability to any Group Company on or at any time after the Closing Date.
     (p) No amount or other entitlement currently in effect that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event) by any Person who is a “disqualified individual” (as defined in final Treasury Regulation Section 1.280G-1) (each, a “Disqualified Individual”) with respect to any Group Company would be an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or would be non-deductible under Section 280G of the Code, and no such Disqualified Individual or any other Person is entitled to receive any additional payment (e.g., any tax gross-up or any other payment) from any Group Company, the Purchaser or any other Person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such Disqualified Individual or any other Person.
     (q) No amount or other entitlement currently in effect that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event) by any Person with respect to any Group Company would subject any Person to the additional tax and any interest provided under Section 409A of the Code. No Person is entitled to receive any additional payment (e.g., any tax gross-up or any other payment) from any Group Company, the Purchaser or any other Person in the event that the additional tax required by Section 409A of the Code is imposed on a Person.
     (r) No Group Company has any liability or obligations, including under or on account of a Employee Benefits Plan, arising out of the hiring of Persons to provide services to any Group Company and treating such Persons as consultants or independent contractors and not as employees of any such Group Company.
     (s) UK Pensions:
     (i) Cartesis UK Ltd has complied with its obligations under section 3 of the Welfare Reform and Pensions Act 1999 to facilitate access to a stakeholder pension scheme and has nominated the Norwich Union stakeholder scheme.
     (ii) Neither Cartesis UK Ltd nor any connected or associated party (as defined in section 38 of the Pensions Act 2004) of Cartesis UK Ltd has participated in or been a participating employer of any defined benefit arrangement, where “defined benefit arrangement” means a scheme, agreement or arrangement under which the amount or some or all of the benefits payable to or in respect of a member of the scheme, agreement or arrangement is calculated in accordance with a formula which takes account of the service of the member to retirement, death or withdrawal and the remuneration of the member at or close to his retirement, death or withdrawal.
     (iii) Neither Cartesis UK Ltd nor any of the Subsidiaries has, in relation to the Relevant UK Employees, been involved in any transaction to which the Transfer of Undertakings (Protection of Employment) Regulations 2006 would now apply where any Relevant UK Employee had, prior to such transfer, been a member of a defined benefit arrangement (as defined in (ii) above) of the transferor.
     (iv) Cartesis UK Ltd is not engaged or involved in any proceedings which relate to or are in connection with the Pension Scheme or the benefits thereunder and no such proceedings are pending or threatened and so far as the Sellers is aware there are no facts likely to give rise to any such proceedings. In this Section 5.14(s)(iv) “proceedings” includes any litigation or arbitration and also includes any investigation or determination by the Pensions Ombudsman or the Occupational Pension Advisory Service, any notice or order issued or threatened by the Occupational Pensions Regulatory Authority and/or the Pensions Regulator or any complaint under any internal dispute resolution procedure established in connection with the Pension Scheme.
     (v) The Pension Scheme is registered under Part 4 of the Finance Act 2004 and so far as the Sellers’ Knowledge there is no reason why de-registration might occur.
     (vi) The present rates of contribution to the Pension Scheme as a percentage of pensionable salary for employers and Employees are attached to or set out in the Sellers’ Disclosure Schedule and no increase in the rates of any contribution to the Pension Scheme by Cartesis UK Ltd for any present or Former Employee or director of Cartesis UK Ltd is agreed or proposed or advised or envisaged. Details of the Employees who are members of the Pension Scheme and all announcements, booklets and the like which have been issued or communicated to all or any of the Relevant UK Employees by or on behalf of Cartesis UK Ltd are set out in or attached to the Sellers’ Disclosure Schedule.
     (vii) Contributions to the Pension Scheme are not paid in arrears and all contributions and premiums which are payable by Cartesis UK Ltd due under the

Pension Scheme and all contributions due from members of the Pension Scheme have been duly paid when due and save for the payment of employer contributions Cartesis UK Ltd is not required to bear any fees, charges or expenses as an employer under the Pension Scheme in relation to it.
     (t) Neither the Purchaser nor any Group Company shall be liable to pay or required to withhold any Taxes relating to the Warrants, the Stock Options or the Class O Shares in excess of the amounts appearing on the Option Related Withholding Certificate.
5.15 Insurance
     (a) A list of the material insurance policies subscribed by the Group Companies, identifying the name of the insurance company, the nature of the insured risks, the amount of coverage and the term of the policy, is attached hereto as Section 5.15(a) of the Sellers’ Disclosure Schedule.
     (b) A list of pending claims or disputes in connection with such insurance policies in an amount exceeding €50,000 is attached hereto as Section 5.15(b) of the Sellers’ Disclosure Schedule.
5.16 Contracts
     (a) Section 5.16(a) Part I of the Sellers’ Disclosure Schedule contains a correct and complete list of all Material Contracts in existence on the date of this Agreement. The Sellers have made available to the Purchaser complete and correct copies of all written Material Contracts and accurate and complete descriptions of all material terms of all oral Material Contracts, except for the Material Agreements listed in Schedule 5.16(a) Part II of the Sellers’ Disclosure Schedule.
     (b) Each Material Contract is valid, binding and in full force and effect, and is enforceable against the Group Company that is party thereto, and, to the Knowledge of the Sellers, each other party thereto, in accordance with its terms. Each Group Company has duly performed all of its obligations under each such Material Contract to the extent that such obligations have accrued and there are no outstanding liabilities thereunder resulting from a breach of such contract.
     (c) No Group Company is a party to, or bound by, any Material Contract that has had or could reasonably be expected to have, individually or in the aggregate with any other similar Material Contracts, a Material Adverse Effect or that has resulted or could reasonably be expected to result, individually or in the aggregate with any such other Material Contracts, in a Material Adverse Effect.
     (d) None of the Group Companies is a party to or bound by any Material Contract that (i) automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement, or (ii) provides for an acceleration of the rights of or payments owed to the other party upon consummation of the transactions contemplated in this Agreement.
     (e) Except as disclosed in Section 5.16(e) of the Sellers’ Disclosure Schedule, none of the Group Companies is a party to or bound by any contract or arrangement that contains any covenant or other provision which limits such Group Company’s ability to compete with any person in any line of business or in any area or territory.
5.17 Relations with the Sellers
     Neither the Sellers, nor any Affiliate of the Sellers, in all cases either directly or indirectly:
     (a) holds any property or rights whatsoever, which are necessary for the Group Companies to operate the Business;
     (b) has any rights against the Group Companies (other than those attached to the Shares and Warrants which form the object of this Agreement), except as disclosed in Section 5.17 of the Sellers’ Disclosure Schedule; or
     (c) has granted any guarantees or sureties for any of the Group Companies’ undertakings, or is the beneficiary of any guarantee granted by one of the Group Companies as surety for any of their obligations.
5.18 Disputes
     Except as set forth in Section 5.18 of the Sellers’ Disclosure Schedule, there are no judicial, administrative or arbitration proceedings pending or, to the Knowledge of the Sellers, threatened in writing against any of the Group Companies, which, if determined adversely with respect to such Group Company, would be reasonably expected to result individually in financial consequences of more than €20,000 for the labor disputes and of more than €100,000 for all other disputes.
5.19 Compliance with Law
     (a) The Group Companies’ activities are in all material respects carried out in compliance with the permits and consents required for the performance of their activities and with all legislation and regulations which are presently applicable to them.
     (b) No proceedings of any nature whatsoever have been undertaken which may result in the withdrawal, suspension or modification of any of the consents and permits obtained by the Group Companies, nor have any such proceedings been threatened in writing.
5.20 Management between June 30, 2006 and the Date of This Agreement
     Between June 30, 2006 and the date of execution of this Agreement, except as set forth in Section 5.20 of the Sellers’ Disclosure Schedule:
     (a) the Holding Company has not decided upon, nor made, any distribution of profits or reserves;
     (b) none of the Group Companies is a party to any merger, contribution or spin off; none of the Group Companies has made any change to its capital, or issued any transferable securities, of any nature whatsoever, or any Warrants;
     (c) no modifications have been made to the by-laws or other constituent documents of any of the Group Companies;

     (d) none of the Group Companies has incurred any additional Financial Debt, except in the Ordinary Course of Business and not greater than €50,000;
     (e) none of the Group Companies has sold or conveyed any of its assets in a value in excess of €100,000;
     (f) none of the Group Companies has granted any material general increase, other than increases required under a contract, in the compensation of Employees of the Group Companies or any material increase in the compensation payable or to become payable to any officer or director of the Group Companies.
5.21 Environment
     None of the Group Companies has conducted any activity or has used any facilities which are or have been the source of any pollution or any damage to human health or the environment of any nature whatsoever.
5.22 Assets Necessary for the Business
     Except as set forth in Section 5.22 of the Sellers’ Disclosure Schedule, as of the Closing Date, the properties and assets owned or leased by the Group Companies will be sufficient for the continued operation of their business as conducted as of the Closing Date consistent with past practice and subject to normal maintenance and repair.
5.23 Affiliate Transactions
     (a) Except as set forth in Section 5.23 of the Sellers’ Disclosure Schedule, none of the officers and directors of the Group Companies has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Group Companies (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). None of said officers, directors or employees is a party to or, to the Group Companies’ Knowledge, otherwise directly or indirectly interested in, any contract to which any of the Group Companies is a party or by which the Group Companies or any of their respective assets and properties may be bound or affected, except for normal compensation for services as an officer or director thereof. None of said officers or directors of the Group Companies has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Group Companies, except for the rights of stockholders under applicable legal requirements.
     (b) Any contract to which the Group Companies is a party and in which any director of the Group Companies has a financial interest was approved in accordance with applicable law and entered into or incurred on an arm’s-length basis.
5.24 Privacy
     Where required by the applicable regulation each Group Company has a Privacy Policy (each, a “Privacy Policy”) regarding the collection and use of information from customers, web site visitors or other parties, including, without limitation, the collection of non-public financial information (“Customer Information”), true and complete copies of which have been provided to the Purchaser. No Group Company has collected any Customer Information in an unlawful manner or in violation of its Privacy Policy nor does it use any of the Customer Information it receives in an unlawful manner or in a manner that in any way violates its Privacy Policy or the privacy rights of its customers, web site visitors or other parties. Where required by the applicable regulation each Group Company has communicated its Privacy Policy to its Employees. Each Group Company has commercially reasonable security measures in place to protect the Customer Information it receives from illegal or unauthorized access or use by its personnel or third parties in a manner violative of the rights of privacy of its customers, web site visitors or other parties. To the Group Companies’ Knowledge, no person has gained unauthorized access to any Customer Information. The consummation of the contemplated transactions and the transfer of the Customer Information will not violate the Privacy Policy of any Group Company as it currently exists or as it existed at any time during which any of the Customer Information was collected or obtained.
5.25 Propriety of Past Payments
     (a) No unrecorded fund or asset of the Group Companies has been established for any purpose, (b) no accumulation or use of corporate funds of the Group Companies has been made without being properly accounted for in the books and records of any Group Company, (c) no payment has been made by or on behalf of the Group Companies with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment and (d) no Group Company, any director, officer, employee or agent of the Group Companies or any other person associated with or acting for or on behalf of the Group Companies has, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, regardless of form, whether in money, property or services which is illegal or violative of any Group Company policy, (i) to obtain favorable treatment for any of the Group Company or any Affiliate or associate of the Group Company in securing business, (ii) to pay for favorable treatment for business secured for any Group Company or any Affiliate or associate of any Group Company, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of any Group Company or any Affiliate or associate of any Group Company, or (iv) otherwise for the benefit of any Group Company or any Affiliate or associate of any Group Company in violation of any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty (including existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans relating to leased Real Property). Neither the Group Companies, nor any current director, officer, agent, Employee or other Person acting on behalf of the Group Companies, has accepted or received any contribution, payment, gift, kickback, expenditure or other item of value which is unlawful or violative of Group Company policy.
5.26 Information Provided to Works Councils
     The information supplied by the Company for inclusion in the materials sent and to be sent to the members of the works councils of any Group Company in connection with the information by such Group Company of such works councils regarding the Agreement and the transactions contemplated by the Agreement (the “Information”) (such materials as amended or supplemented is referred to herein as the “Information Materials”) shall not, on the date the Information Materials are first provided to the members of any works council for any Group Company, at the time of the Information and upon Closing, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or written consents for the Information which has become false or misleading. Notwithstanding the foregoing, the Sellers and the Company makes no representation, warranty or covenant with respect to any information supplied by Purchaser, which is contained in the Information Materials.
5.27 Disclosure
     No representation or warranty made by the Group Companies contained in this Agreement, and no statement contained in the Sellers’ Disclosure Schedule or in any certificate, list or other writing furnished to Purchaser pursuant to any provision of this Agreement (including the Accounts) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.
5.28 Intermediaries and Transaction Expenses
     Neither any Group Company nor the Purchaser shall be liable for fees or similar compensation of any broker, finder, financial, legal or other advisor and any broker, finder, financial, legal or other advisor acting on behalf of the Sellers or any Group Company in connection with this Transaction or any other transaction previously envisaged for the purpose of transferring securities issued by or assets or liabilities of Group Companies including in particular any corporate reorganization or initial public offering, other than as otherwise indicated in the Debt Certificate with respect to the Transaction Expenses.
5.29 Settlements
     With respect to the Louvre Hôtels agreement the Group Companies will have no additional cost to bear as a result of the settlement agreement entered into on April 6, 2007 on account of the fact that no further services are called to be rendered by Group Companies under that settlement.
5.30 Position on the Closing Date
     The Sellers, other than Sistecar Management, represent and warrant to the Purchaser that the representations and warranties set forth in this Article V will be true and correct as of the Closing Date as though made on such date, it being understood that they shall be qualified by the Sellers’ Disclosure Schedules as may be supplemented or amended in the manner and with the consequences contemplated in Section 7.3(c) hereof.

ARTICLE VI      COVENANTS OF THE SELLERS
6.1 Treatment of Stock Options
     The Sellers hereby undertake to cause the Board of Directors of the Holding Company immediately after the execution of this Agreement to:
     (a) hold a meeting in order to: (i) accelerate all of the Stock Options unvested as of such date; (ii) inform the Stock Option Holders of the occurrence of a change of control of the Holding Company on the Closing Date; (iii) acknowledge that the Per Share Total Purchase Price is greater than the strike price of each of the Stock Options; (iv) request the holders of unexercised Stock Options to exercise such Stock Options and pay the strike price into the Proceeds Account by May 22, 2007 and (v) inform the Stock Option Holders that all Stock Options not exercised on or before May 22, 2007 shall be cancelled on such date;
     (b) send a letter to the Stock Option Holders (x) attaching thereto a letter from the Purchaser expressing its offer to acquire on the Closing Date all of the Class O Shares issued upon the exercise of the Stock Options on or prior to May 22, 2007 pursuant to the Stock Option Plans and in accordance with the decisions of the Board of Directors of the Holding Company at the Per Share Total Purchase Price (specifying that the amount to be paid to the Holders of Class O Shares on the Closing Date shall be equal with respect to each Class O Share to the Per Share Total Purchase Price less the Option Related Withholding and Transfer Tax Withholding applicable thereto, if any), and (y) requesting the Stock Option Holders to express their consent to the transfer on the Closing Date to the Purchaser of their Class O Shares at the Per Share Total Purchase Price;
     (c) hold a meeting immediately after May 22, 2007 in order to declare cancelled all of the outstanding Stock Options remaining unexercised on May 22, 2007; if the Sellers have complied with their obligations under Section 6.1(a) and (b) and on May 22, 2007, not all of the Stock Options shall have been exercised, such meeting of the board of directors may be postponed until May 29, 2007, date upon which all unexercised Stock Options shall be cancelled.
     The Sellers further undertake to cause the Holding Company not to cancel any Stock Options from the date hereof until May 22, 2007 or, in the case considered in this Section 6.1(c), May 29, 2007.
6.2 Sale of Class O Shares
     The Sellers shall cause the holders of Class O Shares resulting from the exercise of Stock Options to sell their Class O Shares to the Purchaser on the Closing Date in accordance with the Stock Option Plans at the Per Share Total Purchase Price. On May 22, 2007, the Sellers’ Representative shall deliver to the Purchaser a draft of the Stock Option Allocation Certificate, and shall provide a final Stock Option Allocation Certificate, signed by the Holding Company’s Chief Financial Officer and Chief Executive Officer at Closing. The Purchaser shall be entitled to rely on such final Stock Option Allocation Certificate in connection with the acquisition of all Class O Shares. As of the Closing, no holder of Class O Shares will have any further rights in respect of any Class O Share.

6.3 280G Covenant
     Before the Closing Date, the Sellers shall cause the Holding Company, the Company, Cartesis Inc. and Inea Corporation USA (together referred to as “US Subsidiaries”) to submit to a stockholder vote the right of any “disqualified individual” (as defined in Code Section 280G(c)) to receive any and all payments (or other benefits) that could be deemed “parachute payments” under Section 280G(b) of the Code, in a manner that satisfies the stockholder approval requirements for the small business exemption of Code Section 280G(b)(5) and any associated Treasury Regulations thereunder, so that no payment to any such Employee, Participant or Person is a parachute payment for purposes of Section 280G of the Code (the “Shareholders Consents”). The vote will establish the disqualified individual’s right to the payment, benefit or other compensation and, in the absence of such stockholder approval, none of those payments or benefits will be paid or provided to that person. In addition, before the vote is submitted to stockholders of the Company, the Company will provide adequate disclosure to holders of voting shares of Company Capital Stock of all material facts concerning all payments that, in the absence of the vote, could be deemed “parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G (b)(5)(B)(ii) and any associated regulations.
6.4 409A Covenant
     Before the Closing Date, the Sellers shall cause the Holding Company, the Company or the US Subsidiaries, as applicable, to take all reasonable measures necessary to ensure that no part of any options to purchase Company stock that have been granted to Company employees will be subject to tax under Code Section 409A and associated Treasury Regulations and guidance. Those measures may include either or both of the following: (1) changing the exercise price of the stock options to reflect the fair market value of the Company’s stock as of the date the options were granted; and (2) providing employees with an opportunity to elect an exercise date in accordance with Q&A 19(c) of IRS Notice 2005-1 and final Treasury Regulations Section 1.409A.
6.5 Cash Redemption of Convertible Bonds
     The Financial Investors, in their capacity as holders of Convertible Bonds, shall not convert into Shares any of their outstanding Convertible Bonds on or prior to the Closing Date. Each Financial Investor acknowledges that as of the Closing Date the Investment Rate of Return, as defined in the relevant Terms and Conditions, is above three (3) and shall send a letter to the Board of Directors of the Holding Company fifteen (15) days prior to the Closing Date informing the Holding Company of its decision not to convert its Convertible Bonds. At Closing, the Convertible Bonds will be redeemed for cash in the amount of principal and accrued and unpaid interest thereon up to the Closing Date, as set forth in the relevant Terms and Conditions.
6.6 Acknowledgment of Cancellation of Warrants
     Prior to May 22, 2007, the Sellers shall cause the Board of Directors of the Holding Company to acknowledge that as of the Closing Date the Investment Rate of Return, as defined in the relevant Terms and Conditions, is above three (3) and that, consequently, all of the BSA2004-1, BSA2005 and BSA 2005-2 are automatically cancelled.

6.7 Treatment of Sistecar Management Warrants
     (a) Prior to May 22, 2007, the Holding Company, Sistecar Management and the Sistecar Managers undertake to amend the Vesting Letters in order to provide for the accelerated vesting on the Closing Date of all outstanding BEBSA, as defined in the Vesting Letters, and the automatic exchange of the BEBSA for Warrants, including BSA, BSA2005, BSA2005-3, and BSA2006-2.
6.8 Access to Cash Flow Information
     From May 16, 2007 until the Closing Date, the Sellers shall allow, and shall cause the Holding Company to allow, a KPMG representative hired by the Purchaser to assist to the activity of the Holding Company’s finance department and have reasonable access to all cash flow information with respect to all Group Companies in cooperation with the Chief Financial Officer or the Corporate Controller.
6.9 Management between the Date Hereof and the Closing Date
     Between the date hereof and the earlier of the termination of this Agreement and the Closing Date and except as expressly required herein or as may be expressly consented to in writing by the Purchaser, such consent not to be unreasonably withheld or delayed:
     (a) the Group Companies shall carry on their respective businesses in the usual, regular and Ordinary Course of Business, pay their liabilities and Taxes consistent with the Group Companies’ past practices, make payments and collect receivables consistent with the Group Companies’ past practices (it being understood, for the avoidance of doubt, that the none of the Group Companies shall accelerate the collections of receivables or delay making any payments) and, to the extent consistent with such business, use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses upon Closing.
     (b) Neither the Sellers nor the Group Companies shall take or agree to take any action that would: (i) make any of the representations or warranties of the Sellers contained in this Agreement untrue or incorrect in any material respect, (ii) prevent any of the Sellers or the Group Companies from performing its obligations hereunder or (iii) cause any condition to Purchaser’s closing obligations set forth in Article X or Article XI or to the Sellers or Holding Company’s closing obligations set forth in Article X or Article XI not to be satisfied at any time prior to the Closing.
     (c) None of the Group Companies shall:
     (i) amend its certificate of incorporation or bylaws or other similar organizational documents, unless required by law or in connection with this Agreement or any of the transactions contemplated herein;
     (ii) issue, grant, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares, any securities convertible into, or exercisable or exchangeable for, shares, or any other rights giving access to the capital or voting rights of any of the Group Companies, except for the issuance of (x) Class O Shares upon the exercise of Stock Options outstanding on the date hereof, (y) Class H Shares issuable upon automatic exercise of the BAA, and (z) convertible bonds upon automatic exercise of the BAOC, unless otherwise required under this Agreement;
     (iii) declare or pay any dividend on or make any other distribution (whether in cash, stock or property);
     (iv) split, combine or reclassify any of its capital stock;
     (v) repurchase or otherwise acquire, directly or indirectly, any of its capital stock, except from Former Employees, directors and consultants in accordance with agreements providing for the repurchase of such capital stock in connection with any termination of service to any Group Company;
     (vi) enter into any Material Contract, or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts, with the exception of the Material Customer Contracts that may be entered into subject to the following terms and conditions:
     - With respect to consulting or professional services relating to Company Products, (i) no discount greater than twenty-five per cent (25%) of the relevant Group Company list price as of April 19, 2007 (which is attached as Annex K hereto) for such service shall be given and (ii) no services shall be provided on a prepaid basis, except standard support offering;
     - With respect to all Material Customer Contracts, no discount will be given for accelerated payment by the customer;
     (vii) (A) dispose of, license or transfer to any person or entity any right to any Company Intellectual Property or enter into any agreement with respect to the Company Intellectual Property, other than in the Ordinary Course of Business consistent with past practice, provided that any agreements with customers are entered into pursuant to a standard form approved by the Purchaser, (B) buy or license any Intellectual Property or enter into any agreement with respect to any Intellectual Property, (C) enter into any agreement with respect to the development of any Intellectual Property with a third party, or (D) change pricing or royalties charged by such Group Company to its customers, distributors or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;
     (viii) sell, lease or otherwise dispose of or encumber any of its assets in a value in excess of €100,000;
     (ix) incur, for an amount in excess of €50,000, any Financial Debt (other than for borrowings from the Purchaser) or guarantee any Financial Debt of others, except in the Ordinary Course of Business in accordance with past practice;
     (x) grant loans in favor of any Employees of the Group Companies, with the exception of loans granted to the Stock Option Holders in connection with the exercise of the Stock Options on or prior to May 22, 2007 in a maximum amount equal to the amount necessary to exercise all outstanding Stock Options (the “Stock Option Loan”);
     (xi) make any capital expenditure, capital addition or capital improvement in excess of €100,000 in the case of any individual item and €200,000 in the aggregate;
     (xii) reduce the amount of any insurance coverage provided by such Group Company’s insurance policies;
     (xiii) hire more than 15 full time Employees, except for replacements of existing Employees, provided that the gross compensation of any of the Employees replaced shall not exceed €125,000 on an annualized basis;
     (xiv) (A) promise, adopt, terminate or amend, except as may be required by this Agreement, or any applicable law, any Employee Benefits Plan in effect on the date of this Agreement, (B) promise or grant any increase other than increases required under any applicable law or collective bargaining agreement, in the compensation of Employees of the Group Companies or any increase in the compensation payable or to become payable to any officer or director of the Group Companies;
     (xv) commence, threat or settle any lawsuit other than (i) for the routine collection of bills or (ii) in such cases where it in good faith determines that failure to commence suit would be detrimental to the Business of the Group Company, provided, however, that the Group Company shall consult with Purchaser in good faith prior to the filing any such lawsuit;
     (xvi) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;
     (xvii) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except as and when required by law; none of the Group Companies shall enter into an agreement or carry out operations that may have a negative Tax impact to them unless these agreements or operations are linked to the Ordinary Course of Business.
     (d) Each Group Company shall take all necessary actions (x) to maintain and preserve the Company Registered Intellectual Property, including the payment of any registration, maintenance, renewal fees, annuity fees and Taxes or the filing of any documents, applications or certificates related thereto, and (y) to promptly respond and prepare to respond to all requests, related to the Company Registered Intellectual Property, received from Governmental Authorities.
     (e) The Sellers shall cause the Holding Company, the Company or the US Subsidiaries, as applicable, to amend, reform or supplement the terms of any Employee

Benefits Plan that is a nonqualified deferred compensation plan (within the meaning of Code Section 409A and related guidance) or that is subject to Code Section 409A and related guidance covering any Person as necessary for compliance with, or to avoid adverse tax consequences under, Section 409A, while preserving to the extent practicable the intended treatment of the original Employee Benefits Plan.
     (f) The Company will ensure that, following the Closing, no holder (or former holder) of Class O Shares or Stock Options will have any further rights in respect of any Class O Share or Stock Option, as applicable, and no Participant in any Stock Option Plan or Employee Benefits Plan, will have any right thereunder to acquire any shares of any Group Company or the Purchaser or of any of their Affiliates or any other equity interest therein.
6.10 No Solicitation
     During the period from the execution and delivery of this Agreement by each of the parties hereto and continuing until the earlier of the termination of this Agreement or the Closing, the Sellers, the Holding Company and the Company shall not do, cause or permit any of the following actions by it or any Subsidiary nor shall the Sellers, the Holding Company or the Company permit any of their respective representatives to take (directly or indirectly) any of the following actions with any person other than Purchaser and its designees: (i) solicit, encourage, initiate, or encourage any proposal or offer from, or participate or engage in or conduct discussions or negotiations with, any person relating to any offer or proposal, oral or written, formal or informal, with respect to any possible Business Combination with the Holding Company, Company or any Subsidiary (whether such Subsidiary is in existence on the date hereof or is hereafter organized), (ii) provide information with respect to the Holding Company, Company or any Subsidiary (whether such Subsidiary is in existence on the date hereof or is hereafter organized) to any person other than the Purchaser, relating to, or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible Business Combination with the Holding Company, Company or any Subsidiary (whether such Subsidiary is in existence on the date hereof or is hereafter organized), (iii) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible Business Combination with the Holding Company, Company or any Subsidiary (whether such Subsidiary is in existence on the date hereof or is hereafter organized) or (iv) authorize or permit any of the Sellers’, Holding Company’s or Company’s representatives to take any such action. The Sellers, Holding Company and Company shall immediately cease and cause to be terminated any such contacts or negotiations with any person (other than Purchaser) relating to any such transaction or Business Combination. Any violation of the foregoing restrictions by any of the Sellers’, Holding Company’s or Company’s representatives will be deemed to be a breach of this Agreement by the Sellers, the Holding Company and the Company, only and to the extent that such representative is so authorized to act on behalf of the Sellers, the Holding Company or the Company.
6.11 Change of Control Consents
     The Sellers hereby undertake to employ their best efforts to cause the Group Companies to obtain on or prior to the Closing Date the written consent of the other party to any of the Material Contracts entered into by any of the Group Companies with respect to the Transaction contemplated by this Agreement as well as any Follow-on Transaction (“Change of Control and Follow-On Transaction Consents”) to the extent such consent is required as set forth in Annex L hereto.

6.12 Access and Information
     From the date of this Agreement until the Closing, the Purchaser and its representatives (including counsel, accountants and actuarial consultants) may discuss with the persons listed in Annex M and shall be provided with any information reasonably needed in connection with the closing of the transactions contemplated by this Agreement. All information reasonably provided pursuant to this Section 6.12 shall, if the transactions contemplated by this Agreement are not consummated for any reason, be deemed Proprietary Information of the Sellers and the Purchaser agrees to return to the Sellers in such case all such information and documents and any copies made thereof as soon as practicable.
6.13 Release of Obligations
     At the Closing, the Sellers shall, on behalf of themselves and their Affiliates, execute and deliver to the Purchaser, for the benefit of the Group Companies, a general release and discharge, in form and substance reasonably satisfactory to the Purchaser, releasing and discharging the Group Companies from any and all Liabilities to the Sellers and their Affiliates only and to the extent that such Liabilities, if any, have been properly settled on or prior to the Closing Date.
6.14 Access to the Employees
     The Sellers hereby undertake, between the date hereof and the Closing Date, to allow the Purchaser to have direct contact and discussions with no more than ten (10) Employees selected by the Purchaser during meetings to be organized by Mr. Didier Benchimol.
6.15 Proceeds
     The Sellers undertake to cause the Holding Company to transfer to the Proceeds Account all Proceeds received from March 16, 2007 until the date hereof.
6.16 Settlement Agreements
     The Sellers shall cause the Company to use its best efforts to enter into settlement agreements on reasonable terms with the Caisse Nationale des Caisses d’Epargne with respect to Company Products claims filed by this customer with the Company in 2007 and shall perform prior to the Closing Date all obligations relating to such settlement agreement as well as to the settlement agreement with Louvre Hôtels entered into on April 6, 2007.
6.17	Licensing and Distribution of Company Products in Certain Countries on or prior to the Closing Date
     The Sellers shall cause the Group Companies not to license, distribute and/or sell any Company Products in the following countries: Iran, Iraq, Syria, North Korea, Cuba, Libya or other country where such licensing, distribution or sale would violate the laws of France or the United States of America.
6.18 Sistecar Management
     On the Closing Date the Holding Company shall resign from its function as manager (gérant) of Sistecar Management and obtain a discharge (quitus) with respect to its management decisions in Sistecar Management. The Sellers shall cause the shares (parts sociales) in Sistecar Management held by the Holding Company to be either (i) purchased by the Sistecar Managers each at the Per Share Total Purchase Price or (ii) bought back each at the Per Share Total Purchase Price and cancelled by Sistecar Management through a share capital reduction in such a manner as to ensure that the Holding Company shall not be subject to any Tax or expense, other than the capital gain tax on the shares in question, relating thereto or resulting therefrom.
6.19 Renewal of Lease
     With respect to the Lease entered into on January 8, 1998 by the Company with Zurich Insurance Company relating to the 23/25 rue de Berri, 75008 Paris premises, the renewal letter attached as Annex J shall not be accepted by the Company without having obtained the Purchaser’s consent thereon after good faith discussions, it being understood that the Purchaser shall not unreasonably withhold or delay such consent.
6.20 2007 Interim Statutory and Consolidated Financial Statements
     (a) The 2007 Interim Statutory Financial Statements and the 2007 Interim Consolidated Financial Statements shall be provided by the Sellers to the Purchaser on May 22, 2007 at the latest and deemed attached hereto as of such date;
     (b) The 2007 Interim Consolidated Financial Statements and 2007 Interim Statutory Financial Statements, as audited, shall be provided by the Sellers to the Purchaser within 30 (thirty) days after the Closing;
     (c) The Sellers shall bear 50% (fifty percent) of the audit fees and in no event more than €200,000 (two hundred thousand euros)(to which the corresponding value added tax shall be added) (the “Audit Cost”), it being understood that the Audit Cost shall be deducted from the Cash Amount on the Closing Date.
ARTICLE VII      COVENANTS OF THE PARTIES
7.1 Antitrust Clearances
     (a) The Purchaser shall, as promptly as practicable after the date of this Agreement, make such applications and file such documents as may be necessary to secure the Antitrust Clearance(s) with minimal delay. Without prejudice to the foregoing obligations, the Purchaser undertakes to use its reasonable endeavors to ensure that all documents that it files with the competent Antitrust Authorities will not be declared incomplete or lead to any suspension of the time periods for approval of the purchase of the Shares and Warrants by the competent Antitrust Authorities.
     (b) The Sellers shall, and shall cause the Group Companies to, as promptly as practicable after the date of this Agreement, give to the Purchaser such data, information and assistance as the Purchaser may reasonably request in connection with securing the Antitrust Clearances.

7.2 Reasonable Best Efforts
     The Sellers and the Purchaser shall use their reasonable best efforts, which, as far as the Sellers are concerned, includes, without limitation, giving appropriate instructions to the Group Companies, to ensure that all conditions to the Closing will be fulfilled in a timely manner and shall co-operate with each other to the extent reasonably required in order to fully effect the transaction contemplated by this Agreement, provided that the Purchaser shall not have any obligation to give to any Antitrust Authority any commitment in relation with the sale, lease, holding separate, or disposal of any asset or right or with respect to its future conduct.
7.3 Notices of Certain Events relating to Representations, Warranties and Covenants
     (a) During the period beginning on the date hereof and ending on the Closing Date, each party to this Agreement shall promptly notify the other of (i) the occurrence, or failure to occur, of any event, that is likely to cause any of the representations and warranties made by such party contained in this Agreement to be untrue or inaccurate in any material respect as of the Closing Date and (ii) any material failure to comply with or satisfy any of the covenants, conditions or agreements to be complied with or satisfied by such party under this Agreement.
     (b) During the period from the execution of this Agreement by each of the parties hereto and continuing until the earlier of the termination of this Agreement or the Closing, the Sellers and the Group Companies shall give Purchaser prompt notice if (i) any Person shall have commenced, or shall have notified the Sellers or any Group Company in writing that such Person intends to commence, an action or proceeding, or shall have provided the Sellers or any Group Company with notice, in either case that allege(s) that any of the Intellectual Property (including the Company Intellectual Property) presently embodied, or proposed to be embodied, in any products or services of any Group Company infringes or otherwise violates the Intellectual Property of such Person, is available for licensing from a potential licensor providing the notice or otherwise alleges that the Group Companies do not own or have the right to exploit any such Intellectual Property or (ii) any person shall have commenced, or shall have notified the Seller or any Group Company that such person intends to commence any other action or proceeding against or involving any Group Company the financial or business impact of which would not be insignificant.
     (c) Upon providing any notice according to Section 7.3(a) hereof, and provided that notice has been given no later than four (4) calendar days after the Sellers’ acquiring Knowledge of the respective event, the Sellers may request that the information provided in the notice amend or otherwise supplement the information set forth in the Sellers’ Disclosure Schedule. Unless the requested amendment concerns a matter which, if the Sellers’ Disclosure Schedules were not amended, would give rise to indemnification in an amount of less than €50,000, the Purchaser may in its sole discretion decide to reject the Sellers’ request to amend the Sellers’ Disclosure Schedules, in which case the Sellers may choose to terminate this Agreement by a decision of those Sellers entitled to receive at least fifty (50) percent of the Purchase Price if the transaction contemplated by the Agreement closed. In the event the Sellers, upon the Purchaser’s refusal to agree on the amendment of the Sellers’ Disclosure Schedules, decide not to terminate the Agreement, the Purchaser will be entitled to indemnification according to Article IX hereof with respect to the matters thus disclosed, but not integrated in the Sellers’ Disclosure Schedule. Any request to amend or supplement the information set forth in the Sellers’ Disclosure Schedule shall be made by the Sellers no later than two (2) day prior to the Closing Date.
     (d) No information received by the Purchaser pursuant to any notice delivered pursuant to this Section 7.3 shall be deemed to (i) qualify, modify, amend or otherwise affect any covenants or other agreements of the Sellers or the Group Companies set forth in this Agreement or any certificate or other instrument delivered to the Purchaser in connection with the transactions contemplated hereby, (ii) limit or restrict the remedies available to the parties under applicable law arising out of a breach of this Agreement or the Escrow Agreement or (iii) limit or restrict the ability of the Purchaser to invoke or rely on the conditions to the obligations of the Purchaser to consummate the Transactions contemplated hereby set forth in Article X and Article XI.
7.4 Confidentiality
     The parties hereto acknowledge that the Purchaser and the Company have previously executed the Confidentiality Agreement, which Confidentiality Agreement will continue in full force and effect in accordance with its terms. All information delivered to or obtained during the course of any investigation conducted by the Purchaser or the Sellers pursuant to this Agreement shall be governed by the terms and conditions of the Confidentiality Agreement.
7.5 Public Disclosure
     During the period from the execution and delivery of this Agreement by each of the parties hereto and continuing until the earlier of the termination of this Agreement or the Closing, unless otherwise required by applicable law (including federal and state securities laws) or, as to Purchaser, by the rules and regulations of the NASD, the Autorité des Marchés Financiers (the “AMF”) or Euronext, no public disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto unless approved by the Purchaser and the Sellers’ Representative prior to release; provided, however, that such approvals shall not be unreasonably withheld or delayed; it being understood that the above notwithstanding the parties may make communications to Employees, clients, suppliers and other business partners of the Purchaser or the Group Companies and to limited partners of the Sellers which are limited partnerships provided such communications are in line with those commonly made in such circumstances and do not violate any applicable laws and regulations.
7.6 Financial Statements and Consents of Accountants
     The Sellers and the Group Companies shall use all reasonable efforts to cause the management and independent auditors of the Group Companies to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by the Purchaser to comply with applicable AMF and/or SEC regulations, (ii) the reasonable review of any Group Company audit or review work papers for up to the past three (3) years, including the examination of selected financial statements and data and (iii) the delivery of such representations from the Group Company’s independent accountants as may be reasonably requested by the Purchasers or its independent auditors in connection with the preparation of any filings the Purchaser is required to make with the AMF and/or the SEC; provided however that any cost or expense incurred by any Group Company in connection with this Section 7.6 shall be borne by the Purchaser and that neither the chief executive officer, the chief financial officer nor other members of the management of the Group Companies shall be liable for any information provided under this Section 7.6. Purchaser, Sellers and the Group Companies will each use all reasonable efforts to cause to be delivered to each other consents and certificates from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with any filings the Purchaser is required to make with the AMF and/or SEC.
7.7 French Translation
     The parties shall prepare prior to the Closing Date a mutually agreed upon convenience translation into French of the present Agreement, it being understood that, in case of discrepancies between the English and the French versions, the English version shall prevail. The cost of this translation shall be borne by the Purchaser.
ARTICLE VIII      COVENANT OF THE PURCHASER
8.1 Purchase of Class O Shares and individual Shareholders’ Shares
     Upon Closing, the Purchaser undertakes to purchase all outstanding Class O Shares, resulting from the exercise of Stock Options prior or subsequent to the date hereof, at the Per Share Total Purchase Price.
8.2 TUP Implementation
     The Purchaser shall proceed with the TUP and make necessary filings as soon as practically possible after the Closing Date.
ARTICLE IX            REMEDY
9.1 Principle
     (a) The Sellers (including Sistecar Management) in accordance with the Introductory Statement shall indemnify, as a reduction of the Total Purchase Price independent from the Total Purchase Price Reduction of Section 2.4, and hold harmless the Purchaser from and against, and shall reimburse the Purchaser for any and all Losses directly incurred by or caused to the Purchaser or, as the case may be, any of the Group Companies (it being understood that in the event of the implementation of a Follow-On Transaction, the Purchaser shall be deemed to be the Holding Company and/or the Company for the purposes of the calculation and/or determination of any Losses) in connection with:
     (i) any failure of any representation or warranty made by the Sellers under this Agreement, as qualified by the corresponding Section of the Sellers’ Disclosure Schedules, as such may be amended between the date hereof and the Closing Date in accordance with Section 7.3(c), to be true and correct as of the date of this Agreement and as of the Closing Date (other than Sections 5.14(l) and 5.14(m) which need only be true and correct as of the Closing Date);

     (ii) inaccuracy of the Allocation Certificate;
     (iii) inaccuracy of the Stock Option Allocation Certificate or any other certificate to be remitted by the Sellers under this Agreement at or prior to Closing;
     (iv) any breach of or failure to perform in any material respect any covenant or agreement of the Sellers or of the Holding Company set forth in this Agreement; and
     (v) any payments made with respect to the holders of Class O Shares to the extent that such payments, in the aggregate, exceed the value of the amounts that otherwise would have been payable pursuant to Sections 2.2, 2.3 and 2.6 upon the purchase of such Class O Shares.
     (b) Except as set forth in Section 2.4 and without prejudice to Section 11.2 hereof, the right to remedy under this Section 9.1 shall, except in case of fraud, willful misconduct (dol, manoeuvres dolosives and réticence dolosive), or matters regarding full and Unencumbered transfer of title to the Purchaser, be the Purchaser’s sole and exclusive remedy in relation with the inaccuracy of or the Sellers’ breach of any of the representations and warranties made by, and/or any covenants and obligations undertaken by, the Sellers under this Agreement regarding the Sellers and any of the Group Companies.
     (c) On account of the limited time afforded to the Purchaser to review the Sellers’ Disclosure Schedules and the impossibility to have all relevant specialists review the implication of all such Schedules on each of the representations and warranties, each Section of the Sellers’ Disclosure Schedule shall only qualify the statements made in the section of the Sellers’ representations and warranties in which it is mentioned and shall not be taken into account to qualify other sections.
9.2 Reimbursement of Total Purchase Price
     The parties acknowledge and agree that the characterization of the remedy made in Section 9.1 shall not be deemed to affect the determination of the price itself (which is to be determined irrespective of this provision), but only relates to the remedy which is to be made by way of reimbursement of Total Purchase Price.
9.3 Survival
     (a) All of the representations and warranties of the Sellers regarding the Sellers and any of the Group Companies contained in this Agreement shall survive the Closing until eighteen (18) months after the Closing Date, except for the representations and warranties contained in Section 5.13 (Tax) hereof which shall survive until the end of the second month following the end of the statute of limitations applicable to French corporate income tax (three years plus the current fiscal year); it being understood that all the representations and warranties made, and all of the covenants and obligations undertaken, by the Sellers under this Agreement regarding the Sellers and any of the Group Companies and the French Tax Consolidated Group shall (i) benefit any successor of the Purchaser and (ii) survive any transfer of securities thereof, any reorganization of the Group Companies (including a Follow-On Transaction or Business Combination), any sale or contribution of all or part of their assets or any merger and apply irrespective of any transfer of securities thereof, the survival of the Group Companies or the sale or contribution of their assets; provided that, in case of transfer of securities or assets of any Group Company to a party, not directly or indirectly controlled by, under common control as, or controlling the Purchaser, within the meaning of Article L233-3 of the French Commercial Code, any Claim under this Article IX relating to such Group Company shall be made by the Purchaser and not by the third party acquiring such securities or assets.
     (b) The Purchaser may not bring any claim for remedy, reimbursement or any other remedy pursuant to this Article IX after the applicable expiration date set forth in Section 9.3(a); provided, however, that if, prior to such applicable date, the Purchaser shall have notified the Sellers’ Representative in writing of a claim for indemnification under this Article IX, whether or not formal legal action shall have been commenced based upon such claim (a “Claim”), such Claim shall continue to be subject to indemnification in accordance with this Article IX notwithstanding such expiration date and the part of the Escrow Amount relating to the Claim shall remain with the Escrow Agent and shall not be released until the final resolution of such Claim and settlement by the Sellers of any amounts due to the Purchaser hereunder.
9.4 Limitations of the Amount of the Price Reimbursement
     (a) The Sellers (including Sistecar Management for Article IV only) shall not have any obligation under this Article IX for:
     (i) any individual Loss pursuant to Section 9.1 not exceeding €50,000; and
     (ii) any Losses pursuant to Section 9.1 unless and until the aggregate amount of all such Losses exceeds two million euros (€2,000,000) (excluding, for the avoidance of doubt, any individual Loss not exceeding fifty thousand euros (€50,000)), at and after which time the Sellers, other than Sistecar Management, shall be liable for the amount of all such Losses in excess of two million euros (€2,000,000).
     (b) The total amount that may be due by the Sellers to the Purchaser pursuant to Section 9.1 of this Agreement shall not exceed in the aggregate thirty-three million euros (€33,000,000) (the “Ceiling”), it being understood that the Purchaser will be entitled to receive in excess of the Ceiling a portion of the interest accrued in the Escrow Account determined pursuant to Section 2.8(b) hereof.
     (c) The limitations set forth in Sections 9.4 (a) and (b) shall not apply to:
     (i) any Losses arising from or in connection with fraud or willful misconduct (dol, manoeuvres dolosives, and réticence dolosive) of the Sellers with respect to the transactions contemplated under this Agreement in which case the total amount that may be due by the Sellers to the Purchaser shall be unlimited;
     (ii) any Losses arising from or in connection with any breach of the representations and warranties contained in Sections 5.1 (”Holding Company Capital Structure”), 5.2(a) (“Transfer of Class O Shares”), 5.3 (“Incorporation, Existence and Authority of the Group Companies”) and 5.4 (“Group Companies Capital Structure”) or under Sections 9.1(a)(ii) and (iii), in which case the total amount that may be due by the Sellers to the Purchaser shall not exceed the Total Purchase Price;

it being understood, for the avoidance of doubt, that as set forth in the Introductory Statement each Seller shall be held liable severally and not jointly (i.e., conjointement et non solidairement); and
     (iii) any Losses arising from or in connection with any breach of the representations and warranties contained in Sections 4.2 (“Ownership and Transfer of Title”) and/or matters regarding transfers of title to the Shares and Warrants; in which case the total amount that may be due by the Sellers to the Purchaser shall not exceed the Total Purchase Price; it being understood, for the avoidance of doubt, that as set forth in the Introductory Statement each Seller shall be held liable individually for Losses up to its share of the Total Purchase Price; it being further understood that, in addition to any other legal remedies the Purchaser may have to recover its Losses under this Section 9.4 (c), the Purchaser shall be entitled to obtain the release of the portion of the funds held in Escrow pursuant to the Escrow Agreement belonging to the Seller who is in breach.
     (d) Notwithstanding anything to the contrary contained herein, the Sellers shall not have any obligation for a breach of Section 5.12(k) hereof as it pertains to a Customer Contract that is not a Material Customer Contract to the extent the Loss is less than the amount received under such Customer Contract.
     (e) Notwithstanding anything to the contrary in this Agreement, except with respect to fraud and willful misconduct (dol, manoeuvres dolosives and réticence dolosive), the total liability of the Sellers under this Article IX shall not exceed the Total Purchase Price.
9.5 Notice and Payment of Claims
     (a) The Purchaser shall notify in writing as promptly and diligently as required under the prevailing circumstances and accompanied by reasonable supporting documentation, the Sellers’ Representative of any Claim; provided, however, that any failure to give such notice will not limit any rights of the Purchaser to indemnification except if and to the extent that the Sellers demonstrate that they were actually prejudiced by the Purchaser’s failure to give such notice.
     (b) In the event an action for indemnification under this Article IX shall have been finally determined, such final determination shall be paid to the Purchaser on demand in immediately available funds in euros to be withdrawn from the Escrow Account pursuant to the Escrow Agreement. An action, and the liability for and amount of Losses therefore, shall be “finally determined” for purposes of this Article IX when the parties to such action have so determined by mutual agreement or, if disputed when a final non-appealable decision shall have been entered (décision definitive passée en force de chose jugée).
9.6 Third Party Claims
     (a) Except as otherwise set forth in this Section 9.6, in the event any Claim is asserted by any person or entity other than the parties hereto and their Affiliates which could give rise to Losses for which the Sellers would be liable to the Purchaser hereunder (a “Third Party Claim”), the Purchaser shall have the sole right to conduct the defense of such Claim. The Sellers shall cooperate with the Purchaser in the defense of such Third Party Claim and shall provide the Purchaser with all information or documents in relation thereto which the Purchaser may reasonably request. In the event that the Sellers or the Sellers Representative is served with a Third Party Claim, the Sellers’ Representative or such Sellers, as the case may be, shall notify the Sellers’ Representative, if applicable, and the Purchaser of such Third Party Claim. The Purchaser shall keep the Sellers informed as to the status of such matter and with respect to any issue involved therein. In case of Claims involving a Governmental Authority (a “Governmental Claim”), the Sellers shall be given, in a timely manner, the opportunity to comment with respect to the defensive strategy envisaged by the Purchaser. Any comments shall be made by the Sellers in writing in a timely manner in order to enable the Purchaser to assess their merits and, as the case may be, to revise the proposed strategy, before a response is due to be provided to the adverse party(ies) involved in the relevant Governmental Claim. The Purchaser shall have the right to contest, compromise or settle all Third Party Claims, including all Governmental Claims, in its Sole discretion.
     (b) In case of a Third Party Insurance Claim, the Sellers’ shall have the right to conduct the defense of such claim at their request and at their own expenses. In order to enable the Sellers to consider whether they wish to conduct such claim, the Purchaser shall promptly inform the Sellers’ Representative of the existence of such Third Party Insurance Claim and allow the Sellers’ Representative to examine any documents or archives relating to or relevant for such Claim. The Purchaser shall allow the Sellers’ Representative full access to the required documents, to the premises of the Group Companies and to its personnel for the purpose of conducting the Claim. The Purchaser shall be given the opportunity to comment with respect to the defense of such Third Party Insurance Claim. When the Sellers do not conduct the Third Party Insurance Claim, the Purchaser shall conduct, or shall procure that the relevant Group Company conducts the defense of such Claim, diligently and in good faith using all means and defenses reasonably available to it. In this case, the Purchaser shall give, and shall procure that the relevant Group Company give, to the Sellers’ Representative the opportunity to comment and to object, with respect to the defense of the Third Party Insurance Claim, as well as to propose the name of lawyers who, in the Sellers’ view, would be able to assist in the defense of the Third Party Insurance Claim. Any comments or objection shall be made by the Sellers in writing in a timely manner in order to enable the Purchaser to have reasonably enough time to assess their merits before the Third Party Insurance Claim is due to be responded to. The Purchaser shall keep the Sellers’ Representative fully informed of the progress of any Third Party Insurance Claim and its defense, and shall promptly provide the Sellers’ Representative with copies of all material notices, communications and filings (including court papers). If so requested by the Sellers’ Representative, the Purchaser shall make, and shall procure that the relevant Group Company makes, any counterclaim against any person asserting such Third Party Insurance Claim or any cross-claim against any other person which may be liable. In any case the Purchaser shall not settle the related Third Party Insurance Claim without the prior written consent of the Sellers, which consent shall not to be unreasonably withheld or delayed.
9.7 Gross-Up
     If the Purchaser is subject to taxation in respect of a payment received from the Sellers under this Article IX, after taking into account any immediate offsetting deduction, loss or other immediate and actual Tax benefit which the Purchaser may be entitled as to the year during which the said payment is received resulting from the Losses giving rise to indemnification hereunder, then the Sellers will pay additional amounts to the Purchaser as are necessary such that the Purchaser will be in the same after-Tax position as if the Losses had not occurred and the payment had not been made.

9.8 Additional Conditions
     The Sellers’ obligations under this Article IX are subject to the following additional conditions and limitations:
(a) Any amount which may be due by the Sellers to the Purchaser shall be calculated by taking into account the value of any tax credit or deduction realized by the Group Company as a result of such matter in the same country and in the same fiscal year during which such tax credit or deduction becomes available;
(b) The Purchaser or the Group Companies shall use all commercially reasonable endeavors to mitigate the value of the Loss giving rise to the Claim hereunder; it being understood that, with respect to matters for which the Holding Company may be indemnified under the PwC Share Purchase Agreement, the Purchaser shall cause the Holding Company to exercise its rights to indemnification under the PwC Share Purchase Agreement to the extent such rights are still enforceable;
(c) The determination of any Loss shall not take into account any inaccuracy of any of the representations made under Articles IV or V to the extent that such inaccuracy results from the entry into force of any law, decree or regulation (including any change in the rate of any tax, fee or levy) after the date of this Agreement, even if it has retroactive effect;
(d) The amount due by the Sellers under this Article IX with reference to a request for payment hereunder shall be off-set or reduced by any amount that the Purchaser or any Group Company has received with reference to the specific matter which is the subject of the request for indemnification, net of the Purchaser’s or the Group Company’s reasonable costs and expenses incurred in obtaining such payment, including those incurred in connection with litigation required therefor. In particular, the Purchaser commits to make any notification or to cause any notification to be made to its insurers or the relevant Group Company’s insurers, in order to allow the payment of insurance indemnities in relation to a potential or actual Loss;
(e) The asset reduction, shortfall or the liability increase will be calculated net of tax, taking into account all facts relating to the matter which actually reduce the effects thereof to the relevant Group Company for the same jurisdiction and in the same fiscal year;
(f) Tax adjustments relating exclusively to reintegration of cost which remain deductible from subsequent profits will be taken into account solely for the value of the corresponding penalties, interests assessed by the relevant Tax Authority and interests (at the French legal rate) assessed on such tax adjustment for the period between the reassessment of such cost and the end of the year during which such cost has been actually deducted, provided the relevant Group Company or the French Tax Consolidated Group is entitled to make such deduction from any subsequent taxable profits in the same country. The same will apply for adjustments for which the theory of the symmetrical correction of balance sheets is applied, provided such adjustment is set forth in section 38-4Bis §2 or §3 of the French General Tax Code or similar provision in the relevant jurisdiction and under the condition that there will be no current or future adverse effect on any of the Group Companies.

ARTICLE X      CLOSING
10.1 Date and Place of Closing
     The closing of the sale and purchase of the Shares and Warrants (the “Closing”) shall occur on the date of:
     (i) the delivery of all closing documents set forth in Section 10.3; and
     (ii) the fulfillment of the conditions precedents set forth in Section 11.1.
     The Closing shall take place at the offices of Sullivan & Cromwell LLP located at 24, rue Jean Goujon, 75008 Paris, France in no event later than June 8, 2007, it being agreed that the Sellers and the Purchaser shall make their best efforts to close on May 31, 2007; it being understood that, if necessary and provided that the Antitrust filings have been made in accordance with Section 7.1, such deadline shall be extended until the Antitrust Clearances are obtained; provided further that if the Antitrust Clearances are not obtained by August 1, 2007, the present Agreement shall terminate. The date of the Closing is herein referred to as the “Closing Date”.
10.2 Pre-Closing
     Two (2) Business Days prior to the Closing Date, the parties and their advisors shall meet at the offices of Sullivan & Cromwell LLP located at 24, rue Jean Goujon, 75008 Paris, France in order to review all documents required to be delivered by the Sellers or the Purchaser on or prior to the Closing Date.
10.3 Closing Operations
          On the Closing Date:
          (a) The Sellers shall transfer and deliver to the Purchaser:
     (i) a copy certified by the Chief Executive Officer of the Holding Company of the resolution of the Holding Company’s Board of Directors canceling all of the vested but unexercised Stock Options on the Closing Date;
     (ii) a copy certified by the Chief Executive Officer of the Holding Company of the resolution of the Board of Directors of the Holding Company acknowledging the cancellation as of the Closing Date of the following Warrants: BSA2004, BSA2005 and BSA 2005-2, according to Section 6.6 hereof;
     (iii) copies certified by the Chief Executive Officer of the Holding Company of the resolution of the board of directors of the relevant Group Company requiring any amendment or reformation of or supplement to the terms of any Employee Benefits Plan and copies of such amendments, reformations or supplements to any Employee Benefit Plan as necessary for compliance with, or to avoid adverse tax consequences under, Section 409A, according to Section 6.4 and Section 6.9(e);

     (iv) originals of the letters sent by the Financial Investors in their capacity as holders of Convertible Bonds informing the Holding Company of their decision not to convert the Convertible Bonds according to Section 6.5 hereof;
     (v) originals of each amended Vesting Letter, duly executed by all parties thereto, according to Section 6.7 hereof;
     (vi) originals of unconditional resignation letters, effective on the Closing Date, from all of the legal representatives of the Group Companies, including the members of their boards of directors and supervisory boards, and evidence of the fact that all of the Company Securities held by such persons have been transferred to the Holding Company and all securities held by these persons in any other Group Company have been transferred to the respective Group Company or as otherwise instructed by the Purchaser;
     (vii) a certificate executed by the Chief Executive Officer and the Chief Financial Officer of the Holding Company setting forth and attesting to the accuracy of the capital and shareholding structure of each Group Company immediately prior to Closing;
     (viii) originals of all documents attesting the Shareholders Consents if any;
     (ix) originals of all Change of Control and Follow-On Transaction Consents relating to the contracts listed in Annex N;
     (x) a certificate duly executed by the Sellers’ Representative attesting that the Sellers are not in breach of any representation, warranty or covenant under this Agreement;
     (xi) the original letter attesting to the general release and discharge in favor of the Group Companies referred to in Section 6.13 hereof;
     (xii) an original of the settlement agreement with the Caisse Nationale des Caisses d’Epargne with respect to Company Products claims filed by this customer with the Company in 2007;
     (xiii) the final and executed versions of the Allocation Certificate, the Stock Option Allocation Certificate, the Debt Certificate, the Convertible Bonds Redemption Amount Certificate, the Cash Certificate, the Proceeds Certificate and the Option Related Withholding Certificate, the Bank Certificates (it being understood that some of these certificates shall have been provided two (2) Business Days prior to the Closing Date according to Section 2.2);
     (xiv) an original of the duly executed and delivered Escrow Agreement, Tax Escrow Agreement and First Demand Bank Guarantee;
     (xv) originals of duly completed and signed transfer orders (ordres de movement de titres) corresponding to all of the Shares;
     (xvi) copy certified by the Chief Executive Officer of the Holding Company of the share transfer register (registre de mouvement de titres) evidencing entry therein of the transfer of the ownership of the Shares (including Class O Shares) and Warrants to the Purchaser;
     (xvii) documents attesting to the (i) purchase by the Sistecar Managers or (ii) cancellation through a capital reduction of the Holding Company’s social parts in Sistecar Management;
     (xviii) a receipt issued by the Paying Bank acknowledging receipt of the Total Purchase Price (less the Tax Escrow Amount and the Escrow Amount) in full satisfaction of the Purchaser’s obligations under Sections 2.5 and 2.6 of this Agreement;
     (xix) a receipt issued by the Paying Bank acknowledging receipt of the Convertible Bonds Redemption Amount in full satisfaction of the Purchaser’s obligations under Section 2.7 of this Agreement, together with all necessary documents attesting the redemption of the Convertible Bonds; and
     (xx) a certificate duly executed by the Chief Executive Officer of the Holding Company attesting the ownership of the Shares and the Warrants by the Purchaser (certificat d’inscription en compte) free and clear from all Liens.
          (b) The Purchaser shall:
     (i) transfer and deliver to the Sellers a certificate duly executed by the Purchaser attesting that the Purchaser is not in breach of any representation, warranty or covenant under this Agreement;
     (ii) original documentation attesting the grant of the Antitrust Clearances; and
     (iii) pay the amounts specified in Sections 2.5, 2.6 and 2.7 in accordance with the terms thereof.
ARTICLE XI      CONDITIONS PRECEDENT—TERMINATION
11.1 Conditions Precedent
          The completion of the sale of the Shares and Warrants is subject to the fulfillment of the following conditions:
          (a) For the benefit of each of the Purchaser and the Sellers:
     (i) no injunction from a court of competent jurisdiction shall have been issued to enjoin the completion of the Transactions contemplated by this Agreement;
     (ii) the required Antitrust Clearance(s) referred to under Section 7.1 shall have been obtained.
          (b) For the benefit of the Purchaser, it being understood that these conditions are included for the exclusive benefit of the Purchaser and may be waived, in whole or in part, at any time prior to the Closing, in writing by the Purchaser:

     (i) the Sellers, the Purchaser and the Escrow Agent shall have entered into the Escrow Agreement and the Tax Escrow Agreement;
     (ii) the Issuing Bank, the Sellers’ Representative and the Purchaser shall have entered into the First Demand Bank Guarantee;
     (iii) the Purchaser shall have received from the Holders of Class O Shares duly executed, delivered and completed transfer orders (ordres de mouvement de titres) of all outstanding Class O Shares attesting the transfer of all of the outstanding Shares held by the Holders of Class O Shares upon fulfillment of all other conditions precedent set forth under this Section 11.1 (b); provided that, if no more than six (6) of the individuals listed in Annex D (excluding any Stock Option Holders the Stock Options of whom have been cancelled) have not transferred their Class O Shares on the Closing Date, the Purchaser shall waive this condition precedent, it being understood that the Total Purchase Price Reduction shall be placed in the Tax Escrow Account;
     (iv) the Purchaser shall have obtained all consents necessary to the consummation of the transaction contemplated under this Agreement, including any Follow-On Transaction;
     (v) the Seller shall have remediated to the Purchaser’s reasonable satisfaction any matters related to any Group Company’s use of Open Source Materials identified by the Purchaser;
     (c) For the benefit of the Sellers, it being understood that this condition is included for the exclusive benefit of the Sellers and may be waived at any time prior to the Closing Date in writing by the Sellers, the Purchaser shall not be in breach of any representation or warranty made under Article III as of the Closing Date.
11.2 Termination
     (a) In the event that the conditions set forth above in Section 10.3 and Section 11.1 are not fulfilled (or, as concerns the conditions set forth in subsections 11.1(b) and (c), are not waived by their respective beneficiaries) at the latest on August 1, 2007, this Agreement shall automatically terminate without prejudice to (i) the rights of any party in the event of a prior breach hereof by another party and (ii) the provisions of the Confidentiality Agreement which will survive the termination of this Agreement.
     (b) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated at any time prior to the Closing: (i) by mutual consent of the Sellers and the Purchaser; (ii) by the Purchaser, if there shall have been a breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the Sellers which has a Material Adverse Effect; and (iii) by the Sellers, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the Purchaser.

ARTICLE XII      GENERAL PROVISIONS
12.1 Announcements
     Neither the Purchaser nor the Sellers shall issue any press release or make any written public announcement relating to the subject matter of this Agreement prior to the Closing Date without the prior review and written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith, after consultation with legal counsel, is required by applicable laws or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable best efforts to consult with the other party before making the disclosure and to allow the other party to review the text of the disclosure before it is made).
12.2 Absence of Third-Party Rights; Assignment
     This Agreement is concluded to the sole benefit of the parties hereto and shall not benefit or create any rights whatsoever in favor of any individual or entity other than the parties hereto. This Agreement shall not be assigned by either party without the prior written consent of the other parties.
12.3 Entire Agreement
     This Agreement (including the Purchaser’s Disclosure Schedule and the Sellers’ Disclosure Schedule), the Escrow Agreement and the Tax Escrow Agreement represent the entire agreement existing between the parties relating to the subject matter hereof and supersedes all prior understandings and agreements, other than the Confidentiality Agreement, of the parties with respect to the subject matter hereof. The Purchaser and the Holding Company reaffirm and shall fulfill their respective obligations under the Confidentiality Agreement. If for any reason, termination of this Agreement occurs prior to Closing, the Purchaser and the Holding Company’s obligations under the Confidentiality Agreement shall continue in full force and effect for the time period set forth therein.
12.4 Waivers and Amendments
     No modification of or amendment to this Agreement shall be valid unless set forth in an instrument in writing signed by each of the parties hereto. Any waiver of any term or condition of this Agreement must be set forth in an instrument in writing signed by the waiving party and must refer specifically to the term or condition to be waived and to the circumstances of such waiver. No such waiver shall be deemed to constitute a waiver applicable either to other circumstances involving the same term or condition or to any other term or condition of this Agreement.
12.5 Severability
     If any provision of this Agreement is held to be invalid in whole or in part, the validity of the remaining provisions of the Agreement shall not be affected. In such event, the parties shall, if possible, substitute for such invalid provision a valid provision corresponding to the spirit and purpose thereof.

12.6 Section Headings.
     The section headings in this Agreement are for convenience of reference only and shall not be deemed in themselves to have any contractual value or particular interpretation. Except as indicated otherwise, references made in this Agreement to articles, sections, subsections and exhibits are made to articles, sections, subsections and exhibits of this Agreement.
12.7 Representation
     (a) All actions, claims, objections or decisions on the part of the Sellers provided for herein or in connection herewith shall be validly engaged, made or taken in their name by the Sellers’ Representative. Likewise, the Sellers shall be validly represented by the Sellers’ Representative, for the purpose of all notifications or communications to be made to them under the terms of or in connection with this Agreement. The Sellers’ Representative shall have the power to authorize deliveries from the Escrow Account, the Tax Escrow Account and any payments to the Purchaser under the First Demand Bank Guarantee, as well as to consent or agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such claims.
     (b) Notwithstanding anything to the contrary set forth in this Agreement, as between the Purchaser, on the one hand, and the Sellers’ Representative and the Sellers, on the other hand, it is expressly agreed that the Sellers’ Representative shall have the full right and authority to act on behalf of and bind all of the Sellers to the extent and as to the matters specified herein, and the Purchaser and the Escrow Agent shall be permitted to rely on any notice, decision or other action taken by (or omitted by) the Sellers’ Representative in connection with this Agreement, and the Purchaser and Escrow Agent shall have no liability whatsoever to any Seller in taking any action (or omitting to take any action) in reasonable reliance on any notice, decision or other action taken or omitted by the Sellers’ Representative.
     (c) The Sellers may replace an existing Sellers’ Representative by another Person by remitting to the Purchaser one original duly executed copy of an agreement substantially in the form attached as Annex O hereto, under which the Sellers irrevocably appoint another person as agent until the .appointment of a new Sellers’ Representative becomes effective. Any notice given by the Purchaser to the former Sellers’ Representative up to 15 Business Days after receipt of such agreement shall be deemed a valid notice made to the Sellers.
12.8 Notices and Communications
     All notices, requests, demands, and other communications hereunder shall be in writing, executed on behalf of the sender, and shall be deemed to have been duly given (a) on the date of delivery if delivered personally or, upon confirmation of receipt, if delivered by email or transmitted by facsimile, (b) on the third Business Day following the date of dispatch if delivered by an internationally recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered mail, first-class postage paid, if to the Sellers or the Sellers’ Representative:
Hoche Société d’Avocats,
106 rue de la Boétie
75116 Paris
Attention: Jean-Luc Blein
Facsimile: 00.33.1.53.93.21.02 or 00.33.1.53.93.21.00
Email: blein@hocheavocats.com
if to Purchaser:
Business Objects, S.A.
Attention: John Schwarz, Chief Executive Officer
3030 Orchard Pkwy
San Jose, CA 95134
USA
Fax: +1 408-953-6302
Email: john.schwarz@businessobjects.com
With a copy to:
Business Objects, S.A.
Brian Stine Esq., General Counsel
3030 Orchard Pkwy
San Jose, CA 95134
USA
Fax: +1 408-894-6550
Email: brian.stine@businessobjects.com
or to such other address or to such other person as a party hereto shall have last designated by notice to the other party.
12.9 Governing Law
     This Agreement shall be governed by the laws of France without regard to conflicts of law principles.
12.10 Disputes
     (a) All disputes in connection with this Agreement, including its interpretation or performance, shall be submitted to the exclusive jurisdiction of the Commercial Court of Paris (Tribunal de Commerce de Paris).
     (b) For purposes of service of process, each of the Sellers hereby irrevocably elects as its domicile the offices of Hoche Société d’Avocats, located at 106 rue de la Boétie, 75116 Paris.

12.11 Interpretation
     Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereof,” “hereunder” and other words of similar import shall refer to this Agreement as a whole and not to any particular part or subdivision of this Agreement. Whenever herein the singular is used, the same shall include the plural, where appropriate (and vice versa), and words of any gender, shall include each other gender, where appropriate. All references in this Agreement to “euros” or “€” shall be to the currency of participating member states of the European Union that have adopted a single currency in accordance with the Treaty on European Union of February 7, 1992. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. The rules of the French Civil Code shall be applied in connection with the interpretation of this Agreement with the exception of Article 1162 of the French Civil Code. This Agreement shall be in English, and any translations made from English shall be for the purpose of convenience only and shall not be deemed to affect the interpretation hereof. The disclosure of any matter in the Disclosure Schedules shall expressly not be deemed to constitute an admission by Seller or Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement.
12.12 Number of Execution Copies.
     The Agreement shall be executed in five (5) originals, one for the Purchaser, one for the Seller’s Representative, one for the Holding Company, one for all the Sellers who, in accordance with article 1325 of the French Civil code, hereby acknowledge that they have a common interest and accept that the original to which they are entitled be kept by the Sellers’ Representative and the fifth one for filing purposes with any Governmental Authority if need be.
[SIGNATURE PAGES TO FOLLOW]

APAX FRANCE VI

By:	/s/ Gilles Rigal Name: Gilles Rigal

ALTAMIR & CIE

By:	/s/ Gilles Rigal Name: Gilles Rigal

SISTECAR MANAGEMENT

By:	/s/ Gilles Rigal Name: Gilles Rigal

SISTECAR S.A.S.

By:	/s/ Gilles Rigal Name: Gilles Rigal

ADVENT PRIVATE EQUITY FUND III “A”

By:	/s/ Peter Baines Name: Peter Baines

ADVENT PRIVATE EQUITY FUND III “B”

By:	/s/ Peter Baines Name: Peter Baines

ADVENT PRIVATE EQUITY FUND III “C”

By:	/s/ Peter Baines Name: Peter Baines

ADVENT PRIVATE EQUITY FUND III “D”

By:	/s/ Peter Baines Name: Peter Baines

ADVENT PRIVATE EQUITY FUND III GMBH & CO. KG

By:	/s/ Peter Baines Name: Peter Baines

ADVENT PRIVATE EQUITY FUND III AFFILIATES

By:	/s/ Peter Baines Name: Peter Baines

ADVENT PRIVATE EQUITY FUND III LIMITED PARTNERSHIP

By:	/s/ Peter Baines Name: Peter Baines

VENTURES WEST 7 LIMITED PARTNERSHIP, by its ganeral partner, Ventures West 7 Management Ltd.

By:	/s/ Howard Riback Name: Howard Riback
Title:

By:	/s/ Sam Znaimer Name: Sam Znaimer
Title:

VENTURES WEST 7 U.S. LIMITED PARTNERSHIP, by its manager, Ventures West 7 Management (International) Inc.

By:	/s/ Howard Riback Name: Howard Riback
Title:

By:	/s/ Sam Znaimer Name: Sam Znaimer
Title:

APAX EXCELSIOR VI, L.P.

By:	/s/ Peter Jeton
Apax Excelsior VI Partners, L.P., its General Partner

By:	/s/ Peter Jeton
Apax Managers, Inc.
its General Partner

PATRICOF PRIVATE INVESTMENT CLUB III, L.P.

By:	/s/ Peter Jeton
Apax Excelsior VI Partners, L.P.,
its General Partner

By:	/s/ Peter Jeton
Apax Managers, Inc. its General Partner

APAX EXCELSIOR VI-A C.V., a Netherlands limited partnership

By:	/s/ Peter Jeton
Apax Excelsior VI Partners, L.P.,
its General Partner

By:	/s/ Peter Jeton
Apax Managers, Inc.
its General Partner

APAX EXCELSIOR VI-B C.V., a
Netherlands limited partnership

By:	/s/ Peter Jeton
Apax Excelsior VI Partners, L.P.,
its General Partner

By:	/s/ Peter Jeton
Apax Managers, Inc.
its General Partner

CAISSE DE DEPOT ET PLACEMENT DU QUEBEC

By:	/s/ Laurent Faota Name: Laurent Faota

PARTECH INTERNATIONAL GROWTH CAPITAL I LLC

By:	/s/ Gilles Rigal
Name: Gilles Rigal

PARTECH INTERNATIONAL GROWTH CAPITAL II LLC

By:	/s/ Gilles Rigal Name: Gilles Rigal

PARTECH INTERNATIONAL GROWTH CAPITAL III LLC

By:	/s/ Gilles Rigal Name: Gilles Rigal

AXA GROWTH CAPITAL II L.P.

By:	/s/ Gilles Rigal Name: Gilles Rigal

DOUBLE BLACK DIAMOND II LLC

By:	/s/ Gilles Rigal Name: Gilles Rigal

MULTINVEST LLC

By:	/s/ Gilles Rigal Name: Gilles Rigal

THE LEVY SOFFEL GROUP, LLC

By:	Eugene Levy Name: Eugene Levy
Title: Managing Partner

ROYAL BANK OF CANADA

By:	/s/ Kevin Talbot
Name: Kevin Talbot
Title: Vice President

By:	/s/ Paul Greb
Name: Paul Greb
Title: Vice President

EDGESTONE CAPITAL VENTURE FUND NOMINEE, INC., a nominee for and on behalf of EDGESTONE CAPITAL VENTURE FUND, L.P. and its parallel investors.

By:	/s/ Bryan Kerdman Name: Bryan Kerdman
Title: Executive V.P.

DIDIER BENCHIMOL

/s/ Didier Benchimol

PIERRE SAMEC

/s/ Bruno Combe Represented by: BRUNO COMBE

TREVOR WALKER

/s/ Bruno Combe Represented by: BRUNO COMBE

PHILIPPE ALLOING

/s/ Bruno Combe Represented by: BRUNO COMBE

SOPHIE CALLIES

/s/ Bruno Combe Represented by: BRUNO COMBE

HUBERT D’HONDT

/s/ Bruno Combe Represented by: BRUNO COMBE

MICHEL MOREL

/s/ Bruno Combe Represented by: BRUNO COMBE

KHALIL BARSOUM

/s/ Bruno Combe Represented by: BRUNO COMBE

MARC SCHNABOLK

/s/ Bruno Combe Represented by: BRUNO COMBE

VERONIQUE D’ ADHEMAR DE LANTAGNAC

/s/ Bruno Combe Represented by: BRUNO COMBE

JACQUELINE DE ROJAS

/s/ Bruno Combe Represented by: BRUNO COMBE

BRUNO COMBE

/s/ Bruno Combe

CRISPIN READ

/s/ Bruno Combe Represented by: BRUNO COMBE

EDUARDO SANCHEZ

/s/ Bruno Combe Represented by: BRUNO COMBE

MICHEL DELLOYE

/s/ Didier Benchimol Represented by: DIDIER BENCHIMOL

THOMAS TUCHSCHERER

/s/ Thomas Tuchscherer

APAX PARTNERS S.A.,

Acting as Sellers’ Representative

By:	/s/ Gilles Rigal Name: Gilles Rigal
Title:

     In WHITNESS WHEREOF, this Agreement has been duly executed by the duly authorized representative of each party hereto as of the date first above written.

BUSINESS OBJECTS S.A.

By:	/s/ John Schwarz Name: John Schwarz
Title: Chief Executive Officer

Annex F
Form of Escrow Agreement

ANNEX F
FORM OF ESCROW AGREEMENT
THIS ESCROW AGREEMENT (this “Escrow Agreement”) is entered into on [•] 2007,
BETWEEN
(1)[•] (the “Sellers”);
(2) [•] in his/her capacity as the Sellers’ Representative (the “Sellers’ Representative”);
(3) Business Objects S.A., a French société anonyme, registered under the laws of France (the “Purchaser”); and
(4) [•], duly represented for the purpose hereof (the “Escrow Agent”).
The Sellers, the Purchaser and the Escrow Agent are hereinafter referred to individually as a “Party” and collectively as the “Parties”.
WHEREAS:
(A) Pursuant to a share purchase agreement entered into on April [•], 2007 between Sistecar S.A.S., the Financial Investors, Mr. Didier Benchimol, Sistecar Management, the Sistecar Managers and the Purchaser, (the “Share Purchase Agreement”), a copy of which is attached hereto as Annex A, the Sellers have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase, all Shares (other than the Class O Shares and the Individual Shareholders’ Shares) outstanding on the Closing Date and all Warrants outstanding on the Closing Date.
(B) Pursuant to Articles II, IV, V and VI of the Share Purchase Agreement, the Sellers have made representations, warranties and covenants in respect of the Sellers and of the Group Companies to the Purchaser.
(C) Pursuant to Section 2.8 of the Share Purchase Agreement, the Parties have agreed to enter into this Escrow Agreement on or prior to the Closing Date and some of the Sellers have elected to collect their share in the Purchase Price which should have been transferred into the Escrow Account by remitting to the Beneficiary a First Demand Bank Guarantee
NOW THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:
1.	Definitions
In this Escrow Agreement, the following terms have the meaning indicated below:
“Beneficiary” shall mean any of the Purchaser or the Sellers (together the “Beneficiaries”);
“Final Date” shall mean [eighteen (18) months as of the Closing Date];
“Joint Release Notice” shall have the meaning set forth in Section 4.1 hereof;
“Notice” shall have the meaning set forth in Section 8.1 hereof;

“Parties” shall have the meaning set forth in the preamble hereof;
“Purchaser Release Notice” shall have the meaning set forth in Section 4.1 hereof;
“Release Notice” shall mean any of (i) the Joint Release Notice, or (ii) the Purchaser Release Notice;
“Sellers” shall have the meaning set forth in the preamble hereof;
“Share Purchase Agreement” shall have the meaning set forth in the recitals hereof;
“Termination Notice” shall have the meaning set forth in Section 7.2 hereof;
          Unless otherwise defined in this Escrow Agreement, all defined terms herein shall have the meaning ascribed to them in the Share Purchase Agreement.
     (2. Appointment of the Escrow Agent)
2.1 The Purchaser and the Sellers hereby appoint, by mutual agreement, the Escrow Agent as escrow agent (séquestre) for the purpose of opening the Escrow Account as well as holding and releasing the Escrow Amount in accordance with the terms and conditions of this Escrow Agreement, it being understood that the Escrow Agent shall exercise no discretion in respect of the Escrow Account.
2.2 The Escrow Agent hereby accepts such appointment and agrees to open the Escrow Account and to hold and release the whole or any part of the Escrow Amount, strictly as provided in this Escrow Agreement.
     3. Deposit into the Escrow Account
3.1 On the Closing Date, the Purchaser shall deposit in the Escrow Account [up to thirty three million euros (€33,000,000)] by irrevocable wire transfer of immediately available funds.
3.2 Immediately upon receipt of such amount, the Escrow Agent shall provide a written notice acknowledging good and due receipt thereof to the Purchaser and the Sellers’ Representative.
3.3 The Escrow Agent will record in the Escrow Account any sums received from the Issuing Bank as contemplated in the First Demand Bank Guarantee.
3.4 The Escrow Amount shall bear interest at the rate of [•] per annum compounded annually. Such interest shall accrue to the benefit of the various Sellers or the Purchaser as contemplated in the Share Purchase Agreement.
3.5 Within five (15) Business Days of the end of the last month of each quarter (i.e., March, July, October and December) following the Closing Date up to and including the Termination Date, the Escrow Agent shall send by regular mail in the form set forth in Article 8 to the Purchaser and to the Sellers’ Representative a statement which shall set forth the quantum of the Escrow Amount.
     (4. Release of the Escrow Amount)
4.1 The Escrow Agent shall release the Escrow Amount (together with the interests attached thereto) in accordance with this Article 4:

(a) upon receipt by the Escrow Agent of a joint notice from the Purchaser and the Sellers’ Representative substantially in the form attached hereto as Schedule 1 instructing the Escrow Agent to release and transfer the amount indicated in such joint notice (including the amount of the interests calculated by the Purchaser and the Sellers’ Representative) to the Purchaser (the “Joint Release Notice”);
(b) upon receipt by the Escrow Agent of a letter from the Purchaser substantially in the form attached hereto as Schedule 2 stating the amount due to the Purchaser pursuant to any final court decision (décision de justice ayant autorité de chose jugée) rendered in respect of any Claim pursuant to Article IX of the Share Purchase Agreement (the “Purchaser Release Notice”) with a copy of the said court decision attached; or
(c) upon termination of this Escrow Agreement in accordance with Article 7, to the Sellers, by transfer to the Settlement Account.
For the purposes of this Escrow Agreement the Purchaser shall notify to the Escrow Agent, at the same time as to the Seller’s Representative of any Claim pursuant to Article IX of the Share Purchase Agreement (including the estimated Loss in reasonable details) made to the Sellers Representative.
4.2 In no event shall the Escrow Agent be obligated to pay out of the Escrow Account an amount greater than the Escrow Amount on the day of release plus any accrued interests.
4.3 All payments due by the Escrow Agent to any of the Beneficiaries pursuant to this Article 4 shall be made by wire transfer in Euros within five (5) Business Days after receipt of a Release Notice and in immediately available funds to the bank account of such Beneficiary, as notified to the Escrow Agent in the Release Notice.
     5. Obligations and liability of the Escrow Agent
5.1 The Escrow Agent shall have no other obligations than those of an escrow agent (séquestre) and the Parties hereby expressly clarify and agree that the Escrow Agent’s role is limited to opening the Escrow Account and to holding and releasing the Escrow Amount in accordance with the terms and conditions of this Escrow Agreement. The Escrow Agent shall exercise no discretion in respect of the Escrow Account.
5.2 The Escrow Agent shall have no obligations, duties, liabilities or responsibilities to any person in respect hereof except those expressly set out herein. The duties of the Escrow Agent shall be of mechanical and administrative nature and nothing in this Escrow Agreement, express or implied, is intended to, or shall be construed so as to impose upon the Escrow Agent any obligation except as expressly set forth herein.
5.3 The Escrow Agent shall not incur any liability whatsoever in connection with this Escrow Agreement save as a result of its own gross negligence or willful misconduct.
5.4 The Escrow Agent may rely on, and shall not be liable for acting or refraining from acting upon, any written notice, instruction or request or other writing notified pursuant hereto and believed by the Escrow Agent in good faith to be genuine. The Escrow Agent shall be entitled to consider as authentic any notice which may be submitted or communicated to it hereunder, except in case of obvious fraud.
5.5 Without limiting the generality of the foregoing, the Parties hereby expressly clarify and agree that the Escrow Agent shall not be concerned, required or obliged to verify the truth, accuracy or completeness of the matters referred to in or the validity of any instructions, notices, affidavits, requests, etc. received pursuant to this Escrow Agreement or the Share Purchase Agreement.
5.6 The Parties hereby expressly clarify and agree that the Escrow Agent shall be under no obligation to institute, appear in or defend any action, suit or legal or arbitration proceeding in connection with this Escrow Agreement or to take any other action likely to involve it in liability, cost or expense, unless first indemnified to its reasonable satisfaction.
     6. Fees of the Escrow Agent
6.1 In consideration for its services as Escrow Agent, the Escrow Agent hereby acknowledges that it has been paid by the Sellers any fee which is agreed with respect to this and that it shall not claim any from the Purchaser.
     7. Termination
7.1 The Escrow Agreement shall terminate on the Final Date, except if the Escrow Agent has received a notice that a Claim pursuant to Article IX of the Share Purchase Agreement has been given by the Purchaser to the Sellers’ Representative, in which case the Escrow Account shall remain in force until the final resolution of such claim or payment to the Purchaser of any amount due with respect thereto; it being understood that the parties may terminate this Escrow Agreement at any time by mutual agreement between the Seller’s Representative and the Purchaser.
7.2 Upon termination of the Escrow Agreement, in accordance with Section 7.1 above, the Escrow Agent shall release the Escrow Amount within three (3) Business Days of receipt of a termination notice directed in writing jointly by the Purchaser and the Sellers’ Representative requesting the Escrow Agent to transfer the remaining portion of the Escrow Amount to the Sellers, pro rata their share in the Purchase Price (the “Termination Notice” ), on the accounts specified in such Termination Notice, and shall duly close the Escrow Account.
7.3 Unless the Purchaser has notified the Escrow Agent that a Claim pursuant to Article IX of the Share Purchase Agreement has been given to the Sellers’ Representative and failure for the Purchaser and the Sellers’ Representative to send a Termination Notice on or prior to the Closing Date, the Escrow Agent shall send to the Purchaser and the Seller’s Representative a notice in the form set forth in Article 8.1 of this Escrow Agreement requiring instructions as to the transfer of the Escrow Account to the Sellers. Failure to receive such instructions within ten (10) Business Days after the receipt of the acknowledgement receipt, the Escrow Agent will transfer the Escrow Amount to the Seller’s Representative on the account number [•] and shall duly close the Escrow Account.
7.4 Each of the Beneficiaries hereby expressly agree that upon termination of this Escrow Agreement, the Escrow Agent shall be fully discharged and released from all its obligations, duties, liabilities and responsibilities towards each of the Beneficiaries under this Escrow Agreement.
     8. Notices
8.1 Except as specifically provided otherwise in this Escrow Agreement, any notice to be served under or in connection with this Escrow Agreement (a “Notice”) will be valid only if made in accordance with the provisions of this Article 8. Any such Notices shall be made in writing, drafted in French or in English, and made by registered letter with acknowledgement of receipt or by hand delivery against hand-written acknowledgement of receipt to the Party to be served.
8.2 Any Notice to be served by any Party will be effective only if it is expressly marked for the attention of the individual (if any) specified in conjunction with the relevant address and fax number referred to in Section 8.6.
8.3 The Escrow Agent shall promptly send a copy of any Notice it receives from the Purchaser or the Sellers and a copy of any Notice it receives from the Purchaser to the Sellers. The Escrow Agent shall simultaneously send to the Sellers and to the Purchaser any Notice it sends to either of them.
8.4 Notices and writings shall be effective as of the date of receipt.
8.5 A Notice received on a non-Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day in that place.
8.6 The Notices shall be sent to the following addresses and individuals:
For the Sellers:

The Sellers’ Representative
Address:	[•]
Fax:	[•]
Attn:	[•]

with a copy to:

[•]
Address:	[•]
Fax:	[•]
Attn:	[•]

For the Purchaser:

[•]
Address:	[•]
Fax:	[•]
Attn:	[•]

with a copy to:

[•]
Address:	[•]
Fax:	[•]
Attn:	[•]

For the Escrow Agent:

[•]
Address:	[•]
Fax:	[•]
Attn:	[•]

or to such other addresses and individuals as a Party may notify to the other Parties in accordance with this Article 8.
     9. Records
For a duration of [five (5)] years after the termination of this Escrow Agreement:
(a) the Escrow Agent shall keep and retain all the Notices it has received pursuant to this Escrow Agreement; and
(b) the Escrow Agent shall maintain a record of all the operations performed pursuant to this Escrow Agreement.
     10. Confidentiality
Each Party agrees that this Escrow Agreement will not be disclosed to any other persons, except (i) to the Purchaser’s or the Sellers’ affiliates, officers, directors, employees, accountants, attorneys and other advisers only on “need to know” basis in connection with the transactions contemplated hereby and on a confidential basis, or (ii) as required by judicial or administrative process to comply with a request from any fiscal, monetary or other authority or as otherwise specified by law.
     11. No Assignment
This Escrow Agreement may not be assigned by a Party without the prior written consent of the other Parties.
     12. Miscellaneous
(a) No failure or delay by any Party in exercising any right, power or privilege under the Escrow Agreement will operate as a waiver of that right, power or privilege, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise of that right, power or privilege, or the exercise of any other right, power or privilege.
(b) The rights and remedies provided in the Escrow Agreement are cumulative and not exclusive of any rights and remedies provided by law and all those rights and remedies will be available to the Parties severally and any Party shall be entitled to commence proceedings in connection with those rights and remedies in its own name.
(c) A waiver given or other consent granted by any Party under the Escrow Agreement will be effective only if given in writing and then only in the instance and for the purpose for which it is given or granted.
(d) This Escrow Agreement may only be amended in writing under an amendment agreement duly executed by all Parties.
(e) In the event that any provision of this Escrow Agreement is held to be illegal, invalid or unenforceable in a final court decision (décision de justice ayant autorité de chose jugée), such provision shall be severed from this Escrow Agreement and shall be inoperative, and the Parties promptly shall negotiate in good faith a lawful, valid and enforceable provision that is as similar to the invalid provision as may be possible and that preserves the original intent and economic positions of the Parties as set forth herein to the maximum extent feasible, while the remaining provisions of this Escrow Agreement shall remain binding on the Parties.
By: [•]

     13. Governing Law
13.1 This Escrow Agreement shall be governed by the laws of France without regard to conflicts of law principles.
13.2 All disputes in connection with this Escrow Agreement, including its interpretation or performance, shall be submitted to the exclusive jurisdiction of the Commercial Court of Paris (“Tribunal de Commerce de Paris”).
Executed in Paris, on the date specified above, in four (4) originals, one for the Escrow Agent, one for the Purchaser, one for the Seller’s Representative and the fourth one for all the Sellers who, in accordance with article 1325 of the French Civil code, hereby acknowledge that they have a common interest and accept that the original to which they are entitled be kept by the Sellers’ Representative.

The Escrow Agent
[•]

By: [•]

The Purchaser
[•]

By: [•]

The Sellers
[•]

By: [•]

The Sellers’ Representative
[•]

Annex A
Copy of the Share Purchase Agreement

SCHEDULE 1
Form of Joint Release Notice

[Sellers’ Representative]	[Purchaser]

[Escrow Agent]
[Address]
Dear Sirs,
With reference to the escrow agreement entered into by and between [•] (the “Escrow Agent”), Business Objects S.A. (the “Purchaser”), the Financial Investors, Mr. Didier Benchimol and the Sistecar Managers (the “Sellers”) and [•] in his/her capacity as Sellers’ Representative (the “Sellers’ Representative”) on [•], 2007 (the “Escrow Agreement’), we hereby jointly instruct you to release and transfer to the credit of the bank account which is specified on the bank slip attached, in accordance with Article 4.1 (a) of the Escrow Agreement, to the Purchaser the following amount: €[•].
Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Escrow Agreement.

Executed in [•], on [•], in [•] originals.

The Sellers’ Representative	The Purchaser
[•]	Business Objects S.A.

By:	By:

SCHEDULE 2
Form of Purchaser Release Notice

[Purchaser]

[Escrow Agent]
[Address]

[Paris], [date]
Dear Sirs,
With reference to the escrow agreement entered into by and between [•] (the “Escrow Agent”), Business Objects S.A. (the “Purchaser”), the Financial Investors, Mr. Didier Benchimol and the Sistecar Managers (the “Sellers”) and [•] in his/her capacity as Sellers’ Representative (the “Sellers’ Representative”) on [•], 2007 (the “Escrow Agreement”), I hereby request that you release and transfer to the credit of the bank account which is specified on the bank slip attached, in accordance with Article 4.1 (b) of the Escrow Agreement, to the Purchaser the following amount: €[•], corresponding to the final court decision (décision de justice ayant autorité de chose jugee) attached to this letter.
Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Escrow Agreement.
Yours sincerely,
The Purchaser
Business Objects S.A.

By:
Encl.: copy of this final court decision

Annex H
Form of First Demand Bank Guarantee

ANNEX H
FORM OF FIRST DEMAND BANK GUARANTEE
THIS FIRST DEMAND BANK GUARANTEE, a garantie autonome pursuant to article 2321 of the French Code Civil (the “First Demand Bank Guarantee”) is issued by:
     [Issuing Bank] (the “Issuing Bank”),
     in favor of:
     Business Objects S.A., a French société anonyme, registered under the laws of France (the “Beneficiary”), in the presence of [•], (the “Sellers’ Representative”).
     Each of the Issuing Bank, the Beneficiary and the Sellers’ Representative is hereinafter also referred to individually as a “Party” and jointly as the “Parties”.
WHEREAS:
     (A) Mr. Didier Benchimol, Sistecar Management, the Sistecar Managers (the “Sellers”), Sistecar S.A.S., the Financial Investors and the Beneficiary have entered into a share purchase agreement on April [•], 2007 (the “Share Purchase Agreement”).
     (B) Pursuant to the Share Purchase Agreement, the Sellers, other than Sistecar Management, agreed to enter into an escrow agreement (the “Escrow Agreement”) and to present to the Beneficiary a first demand bank guarantee in the form of this document.
     (C) The Share Purchase Agreement provides that, depending on the circumstances, the Issuing Bank is to transfer the sums called for in the drawing notices presented to it by the Beneficiary (the “Demand Notices”) either directly to the Beneficiary’s account or to the escrow account referred to in the Share Purchase Agreement (the “Escrow Account”).
NOW THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:
          1. First Demand Bank Guarantee
     1.1 The Issuing Bank unconditionally and irrevocably undertakes to pay at first demand, no later than 10 am (Paris time) on the fifth (5th) Business Day after receipt of the Beneficiary’s Demand Notice, the amounts specified in such Demand Notice into the bank accounts specified therein, provided that:
     (a) if the Demand Notice, substantially in the form of Schedule 1, is signed not only by the Beneficiary but also by the Sellers’ Representative, the payment shall be made into the bank account specified therein;
     (b) if the Demand Notice, substantially in the form of Schedule 2, is not signed by the Sellers’ Representative but only by the Beneficiary, the payment shall be made into the Escrow Account. In this respect, a copy of the Claim made by the Beneficiary under Article IX of the Share Purchase Agreement shall be attached to the Demand Notice.

     1.2 The Beneficiary may call upon this First Demand Bank Guarantee in one or more times up to the amount of [•] euros (the “Ceiling”).
     In the event the First Demand Bank Guarantee is called upon in several times the Ceiling shall be decreased by any amount indicated in the Demand Notices sent by the Beneficiary.
          2. Independent payment obligations
     The Issuing Bank agrees that its obligations hereunder are irrevocable, unconditional, autonomous and independent payment obligations.
     The Issuing Bank further acknowledges that its obligations under this First Demand Bank Guarantee being autonomous and independent do not constitute a surety obligation (cautionnement). Accordingly, the Issuing Bank shall be irrevocably and unconditionally obligated to make any payment demanded hereunder by the Beneficiary. The Issuing Bank shall not be entitled either (i) to demand the satisfaction of any condition by the Beneficiary other than the delivery of a Demand Notice, or (ii) to raise prior to payment any objection as to the content of a notice issued in accordance with this agreement. The Issuing Bank further waives any exception, set-off, defense or counterclaim which might otherwise be available to reduce or defer the performance of its payment obligations.
     The Issuing Bank acknowledges that it has no right to require the Beneficiary to first proceed against or enforce any other rights or security or claim payment from any other person before making a demand under this First Demand Bank Guarantee.
          3. Termination
     The First Demand Bank Guarantee shall terminate and the Issuing Bank will have no further obligation on the earlier of (i) the date on which all amounts secured by this First Demand Bank Guarantee have been either paid to the Beneficiary or transferred into the Escrow Account, as the case may be, or (ii) the date on which the Beneficiary will have waived its rights under the First Demand Bank Guarantee if it decides so to do, or (iii) [Eighteen (18) months as of the Closing Date plus five (5) Business Days].
          4. Representations and warranties
     The Issuing Bank makes the following representations and warranties:
     (a) It has power to enter into and perform and has taken all necessary action to authorize the entry into, performance and delivery of this First Demand Bank Guarantee and the transactions contemplated hereby;
     (b) This First Demand Bank Guarantee constitutes its legal, valid and binding obligation enforceable in accordance with its terms, subject to all laws affecting creditors’ rights generally and general principles of equity;
     (c) All authorizations required in connection with the entry into, performance, validity and enforceability of this First Demand Bank Guarantee and the transactions contemplated thereby have been obtained or effected and are in full force and effect;

          5. Notices
     Each Demand Notice hereunder will be sent either by registered mail with return receipt requested (recommandée avec avis de reception) or by service of a wait (exploit d’huissier) sent or presented to the Issuing Bank. Other communications may be made as the parties deem appropriate in light of the matters contained therein including by way of normal mail, fax or electronic mail. The notice will be deemed given, with respect to mail (whether or not registered) on the day it is received, with respect to service of a writ on the day thereof, and, with respect to other communications, 24 hours after it is sent. The Sellers’ Representative and the Beneficiary will be sent by fax or electronic mail a copy of any communication between either of them and the Issuing Bank. Notices will be made or sent, as the case may be, at the following addresses or such addresses as the Parties may from time to time notify to the Beneficiary, the Sellers’ Representative and the Issuing Bank provided that such change of address will be made by registered letter with return receipt requested and that any Demand Notice sent less than 30 days before receipt by the Beneficiary of the said change of address notice may be validly made at either the former or the notified address.

[Issuing Bank]:

Address:	[•]
Fax:	[•]
Attn:	[•]

Business Objects S.A.:

Address:	[•]
Fax:	[•]
Attn:	[•]

with a copy to:

[•]
Address:	[•]
Fax:	[•]
Attn:	[•]

[Sellers’ Representative]:

Address:	[•]
Fax:	[•]
Attn:	[•]

with a copy to:

[•]
Address:	[•]
Fax:	[•]
Attn:	[•]

          6. Amendments or waivers
     Any term of this First Demand Bank Guarantee may be amended or waived only with the written consent of both Parties and any such amendment or waiver will be binding on all Parties. No course of action adopted by any of the Parties shall be deemed art amendment (whether express or implied) to any of the provisions hereof.
          7. Successors and transferors
     7.1 The Beneficiary may not, without the written approval of the Sellers’ Representative and the Issuing Bank, assign or transfer the benefit of this First Demand Bank Guarantee except (a) to an entity directly or indirectly controlled (within the meaning of Article L. 233-3 of the French Commercial Code) by the Beneficiary or (b) as a consequence of a transaction pursuant to which all its assets and liabilities are transferred by operation of law (“transmission universelle de patrimoine”) to another entity. In the event of such an assignment or transfer, the Beneficiary and such assignee or transferee will notify the Sellers’ Representative and the Issuing Bank of such assignment or transfer. With respect to transfers and assignments made as considered above, this First Demand Bank Guarantee will not be deemed to be entered into in consideration of the identity of the Beneficially (“intuitu personae”).
          8. Governing law and jurisdiction
     8.1 This First Demand Bank Guarantee shall be governed by the laws of France without regard to conflicts of law principles.
     8.2 All disputes in connection with this First Demand Bank Guarantee, including its interpretation or performance, shall be submitted to the exclusive jurisdiction of the Commercial Court of Paris (“Tribunal de Commerce de Paris”).
Executed in Paris, on the date specified above, in three (3) originals.

[Issuing Bank]	Business Objects S.A.

By:	By:
Title:	Title:

[Sellers’ Representative]

Schedule 1
Form of Demand Notice

To:	[Issuing Bank]

From:	Business Objects S.A. The Sellers’ Representative
Date: [•]
Dear Sirs,
We refer to the first demand bank guarantee, entered into on [•], 2007 (the “First Demand Bank Guarantee”).
1.	We certify that an amount of €[•] is due to Business Objects S.A. for payment under the First Demand Bank Guarantee.

2.	We hereby request you to pay €[•] to the account number [•], with [bank].
Sincerely yours,

Business Objects S.A.	[Sellers’ Representative]

Schedule 2
Form of Demand Notice

To:	[Issuing Hank]

From:	Business Objects S.A.
Date: [•]
Dear Sirs,
We refer to the first demand bank guarantee, entered into on [•], 2007 (the “First Demand Bank Guarantee”).
1.	We have notified a claim pursuant to Article IX of the Share Purchase Agreement for an amount of €[•], a copy of which is attached to this notice.

2.	We hereby request you to transfer €[•] into the Escrow Account number [•].
Sincerely yours,

Business Objects S.A.

Annex I
Form of Tax Escrow Agreement

ANNEX I
FORM OF TAX ESCROW AGREEMENT
THIS TAX ESCROW AGREEMENT (this “Tax Escrow Agreement”) is entered into on [•] 2007.
BETWEEN
(1) [•] (the “Sellers”);
(2) [•], in his/her capacity as the Sellers’ Representative (the “Sellers’ Representative”);
(3) Business Objects S.A., a French société anonyme, registered under the laws of France (the “Purchaser”); and
(4) [•], duly represented for the purpose hereof (the “Escrow Agent”).
The Sellers, the Purchaser and the Escrow Agent are hereinafter referred to individually as a “Party” and collectively as the “Parties”.
WHEREAS:
(A) Pursuant to a share purchase agreement entered into on April [•], 2007 between Sistecar S.A.S., the Financial Investors, Mr. Didier Benchimol, Sistecar Management, the Sistecar Managers and the Purchaser, (the “Share Purchase Agreement”), a copy of which is attached hereto as Annex A, the Sellers have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase, all Shares (other than the Class O Shares and the Individual Shareholders’ Shares) outstanding on the Closing Date and all Warrants outstanding on the Closing Date.
(B) Pursuant to Section 2.8 of the Share Purchase Agreement, the Parties have agreed to enter into an Escrow Agreement on or prior to the Closing Date and some of the Sellers have elected to collect their share in the Purchase Price which should have been transferred into the Escrow Account by remitting to the Beneficiary a First Demand Bank Guarantee.
(C) Pursuant to Section 2.9 of the Share Purchase Agreement, the Parties have also agreed to enter into this Tax Escrow Agreement on or prior to the Closing Date.
NOW THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:
          1. Definitions
In this Tax Escrow Agreement, the following terms have the meaning indicated below:
“Beneficiary” shall mean any of the Purchaser or the Sellers (together the “Beneficiaries”);
“Joint Release Notice” shall have the meaning set forth in Section 4.1 hereof;
“Notice” shall have the meaning set forth in Section 8.1 hereof;
“Parties” shall have the meaning set forth in the preamble hereof;

“Sellers” shall have the meaning set forth in the preamble hereof;
“Share Purchase Agreement shall have the meaning set forth in the recitals hereof;
          Unless otherwise defined in this Tax Escrow Agreement, all defined terms herein shall have the meaning ascribed to them in the Share Purchase Agreement.
     2. Appointment of the Escrow Agent
2.1 The Purchaser and the Sellers hereby appoint, by mutual agreement, the Escrow Agent as escrow agent (séquestre) for the purpose of opening the Tax Escrow Account as well as holding and releasing the Tax Escrow Amount in accordance with the terms and conditions of this Tax Escrow Agreement, it being understood that the Escrow Agent shall exercise no discretion in respect of the Tax Escrow Account.
2.2 The Escrow Agent hereby accepts such appointment and agrees to open the Tax Escrow Account and to hold and release the whole or any part of the Tax Escrow Amount, strictly as provided in this Tax Escrow Agreement.
     3. Deposit into the Tax Escrow Account
3.1 On the Closing Date, the Purchaser shall deposit in the Tax Escrow Account seventeen million euros (€17,000,000) by irrevocable wire transfer of immediately available funds.
3.2 Immediately upon receipt of such amount, the Escrow Agent shall provide a written notice acknowledging good and due receipt thereof to the Purchaser and the Sellers’ Representative.
3.3 The Tax Escrow Amount shall bear interest at the rate of [•] per annum compounded annually. Such interest shall accrue to the benefit of the various Sellers or the Purchaser as contemplated in the Share Purchase Agreement.
     4. Release of the Tax Escrow Amount
4.1 The Escrow Agent shall release the Tax Escrow Amount upon receipt by the Escrow Agent of a joint notice from the Purchaser and the Sellers’ Representative substantially in the form attached hereto as Schedule 1 (the “Joint Release Notice”) instructing the Escrow Agent to release and transfer the amount indicated in such Joint Release Notice (together with the interests attached thereto) to the Sellers or the Purchaser, in accordance with Section 2.9 of the Share Purchase Agreement.
4.2 In no event shall the Escrow Agent be obligated to pay out of the Tax Escrow Account an amount greater than the Tax Escrow Amount on the day of release plus any accrued interests.
4.3 All payments due by the Escrow Agent to any of the Beneficiaries pursuant to this Article 4 shall be made by wire transfer in Euros within five (5) Business Days after receipt of a Joint Release Notice and in immediately available funds to the bank account of such Beneficiary, as notified to the Escrow Agent in the Joint Release Notice.

     5. Obligations and liability of the Escrow Agent
5.1 The Escrow Agent shall have no other obligations than those of an escrow agent (séquestre) and the Parties hereby expressly clarify and agree that the Escrow Agent’s role is limited to opening the Tax Escrow Account and to holding and releasing the Tax Escrow Amount in accordance with the terms and conditions of this Tax Escrow Agreement. The Escrow Agent shall exercise no discretion in respect of the Tax Escrow Account.
5.2 The Escrow Agent shall have no obligations, duties, liabilities or responsibilities to any person in respect hereof except those expressly set out herein. The duties of the Escrow Agent shall be of mechanical and administrative nature and nothing in this Tax Escrow Agreement, express or implied, is intended to, or shall be construed so as to impose upon the Escrow Agent any obligation except as expressly set forth herein.
5.3 The Escrow Agent shall not incur any liability whatsoever in connection with this Tax Escrow Agreement save as a result of its own gross negligence or willful misconduct.
5.4 The Escrow Agent may rely on, and shall not be liable for acting or refraining from acting upon, any written notice, instruction or request or other writing notified pursuant hereto and believed by the Escrow Agent in good faith to be genuine. The Escrow Agent shall be entitled to consider as authentic any notice which may be submitted or communicated to it hereunder, except in case of obvious fraud.
5.5 Without limiting the generality of the foregoing, the Parties hereby expressly clarify and agree that the Escrow Agent shall not be concerned, required or obliged to verify the truth, accuracy or completeness of the matters referred to in or the validity of any instructions, notices, affidavits, requests, etc. received pursuant to this Tax Escrow Agreement or the Share Purchase Agreement.
5.6 The Parties hereby expressly clarify and agree that the Escrow Agent shall be under no obligation to institute, appear in or defend any action, suit or legal or arbitration proceeding in connection with this Tax Escrow Agreement or to take any other action likely to involve it in liability, cost or expense, unless first indemnified to its reasonable satisfaction.
     6. Fees of the Escrow Agent
          In consideration for its services as Escrow Agent, the Escrow Agent hereby acknowledges that it has been paid by the Sellers any fee which is agreed with respect to this and that it shall not claim any from the Purchaser.
     7. Termination
7.1 The Tax Escrow Agreement shall terminate on the earlier of (i) the expiration of the 60 Day Period and (ii) the date on which the Tax Escrow Amount is released in accordance with Article 4 hereof; it being understood that the parties may terminate this Tax Escrow Agreement at any time by mutual agreement between the Sellers’ Representative and the Purchaser.
7.2 Each of the Beneficiaries hereby expressly agree that upon termination of this Tax Escrow Agreement, the Escrow Agent shall be fully discharged and released from all its obligations, duties, liabilities and responsibilities towards each of the Beneficiaries under this Tax Escrow Agreement.

     8. Notices
8.1 Except as specifically provided otherwise in this Tax Escrow Agreement, any notice to be served under or in connection with this Tax Escrow Agreement (a “Notice”) will be valid only if made in accordance with the provisions of this Article 8. Any such Notice shall be made in writing, drafted in French or in English, and made by registered letter with acknowledgement of receipt or by hand delivery against hand-written acknowledgement of receipt to the Party to be served.
8.2 Any Notice to be served by any Party will be effective only if it is expressly marked for the attention of the individual (if any) specified in conjunction with the relevant address and fax number referred to in Section 8.6.
8.3 The Escrow Agent shall promptly send a copy of any Notice it receives from the Purchaser or the Sellers and a copy of any Notice it receives from the Purchaser to the Sellers. The Escrow Agent shall simultaneously send to the Sellers and to the Purchaser any Notice it sends to either of them.
8.4 Notices and writings shall be effective as of the date of receipt.
8.5 A Notice received on a non-Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day in that place.
8.6 The Notices shall be sent to the following addresses and individuals:
For the Sellers:

The Sellers’ Representative
Address:	[•]
Fax:	[•]
Attn:	[•]

with a copy to:

[•]
Address:	[•]
Fax:	[•]
Attn:	[•]

For the Purchaser:

[•]
Address:	[•]
Fax:	[•]
Attn:	[•]

with a copy to:

[•]
Address:	[•]
Fax:	[•]
Attn:	[•]

For the Escrow Agent:

[•]

Address:	[•]
Fax:	[•]
Attn:	[•]
or to such other addresses and individuals as a Party may notify to the other Parties in accordance with this Article 8.
     9. Records
For a duration of [five (5)] years after the termination of this Tax Escrow Agreement:
(a) the Escrow Agent shall keep and retain all the Notices it has received pursuant to this Tax Escrow Agreement; and
(b) the Escrow Agent shall maintain a record of all the operations performed pursuant to this Tax Escrow Agreement.
     10. Confidentiality
Each Party agrees that this Tax Escrow Agreement will not be disclosed to any other persons, except (i) to the Purchaser’s or the Sellers’ affiliates, officers, directors, employees, accountants, attorneys and other advisers only on “need to know” basis in connection with the transactions contemplated hereby and on a confidential basis, or (ii) as required by judicial or administrative process to comply with a request from any fiscal, monetary or other authority or as otherwise specified by law.
     11. No Assignment
This Tax Escrow Agreement may not be assigned by a Party without the prior written consent of the other Parties.
     12. Miscellaneous
(a) No failure or delay by any Party in exercising any right, power or privilege under the Tax Escrow Agreement will operate as a waiver of that right, power or privilege, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise of that right, power or privilege, or the exercise of any other right, power or privilege.
(b) The rights and remedies provided in the Tax Escrow Agreement are cumulative and not exclusive of any rights and remedies provided by law and all those rights and remedies will be available to the Parties severally and any Party shall be entitled to commence proceedings in connection with those rights and remedies in its own name.
(c) A waiver given or other consent granted by any Party under the Tax Escrow Agreement will be effective only if given in writing and then only in the instance and for the purpose for which it is given or granted.
(d) This Tax Escrow Agreement may only be amended in writing under am amendment agreement duly executed by all Parties.
(e) In the event that any provision of this Tax Escrow Agreement is held to be illegal, invalid or unenforceable, in a final court decision (décision de justice ayant autorité de chose jugée) such provision shall be severed from this Tax Escrow Agreement and shall be inoperative, and the Parties promptly shall negotiate in good faith a lawful, valid and enforceable provision that is as similar to the invalid provision as may be possible and that preserves the original intent and economic positions of the Parties as set forth herein to the maximum extent feasible, while the remaining provisions of this Tax Escrow Agreement shall remain binding on the Parties.
     13. Governing Law
13.1 This Tax Escrow Agreement shall be governed by the laws of France without regard to conflicts of law principles.
13.2 All disputes in connection with this Tax Escrow Agreement, including its interpretation or performance, shall be submitted to the exclusive jurisdiction of the Commercial Court of Paris (“Tribunal de Commerce de Paris”).
Executed in Paris, on the date specified above, in four (4) originals, one for the Escrow Agent, one for the Purchaser, one for the Seller’s Representative and the fourth one for all the Sellers who, in accordance with article 1325 of the French Civil code, hereby acknowledge that they have a common interest and accept that the original to which they are entitled be kept by the Sellers’ Representative.
The Escrow Agent
[•]

By: [•]

The Purchaser
[•]

By: [•]

The Sellers
[•]

By: [•]

The Sellers’ Representative
[•]

By: [•]

Annex A
Copy of the Share Purchase Agreement

SCHEDULE 1
Form of Joint Release Notice

[Sellers’ Representative]	[Purchaser]

[Escrow Agent]
[Address]
Dear Sirs,
With reference to the tax escrow agreement entered into by and between [•] (the “Escrow Agent”), Business Objects S.A. (the “Purchaser”), the Financial Investors, Mr. Didier Benchimol and the Sistecar Managers (the “Sellers”) and [•] in his/her capacity as Sellers’ Representative (the “Sellers’ Representative”) on [•], 2007 (the “Tax Escrow Agreement’), we hereby jointly instruct you to release and transfer to the credit of the bank account which is specified on the bank slip attached, in accordance with Article 4 of the Tax Escrow Agreement, to the [Purchaser/Sellers] the following amount: €[•].
Capitalized terms used but not defined herein shall have the meanings ascribed, to them in the Tax Escrow Agreement.
Executed in [•], on [•], in [•] originals.

The Sellers’ Representative	The Purchaser
[•]	Business Objects S.A.

By:	By:

Annex O
Form of agreement for the appointment of a new
Sellers’ Representative

ANNEX O
FORM OF AGREEMENT
THIS AGREEMENT (this “Agreement”) is entered into on May [•], 2007,
BETWEEN
(1) [•] (the “Sellers’ Representative”); and
(2) [•] (the “Sellers”).
In the presence of:
Business Objects S.A., a French société anonyme, registered under the laws of France (the “Purchaser”); and
WHEREAS:
The Sellers, Sistecar S.A.S., the Financial Investors and the Purchaser have entered into a share purchase agreement on April [•], 2007 (the “Share Purchase Agreement”).
Pursuant to the Share Purchase Agreement, the Sellers have appointed Apax Partners S.A. as their representative.
     Article 1
     Pursuant to section 12.7 of the Share Purchase Agreement, the Sellers hereby appoint the Sellers’ Representative as their new representative, in order to represent them vis-à-vis the Purchaser, in replacement of their existing representative.
     Article 2
2.1 The Sellers’ Representative accepts such appointment and agrees to fulfill all of his/her functions under the Share Purchase Agreement, of which he/she acknowledges having received a copy and understood the provisions contained therein, in particular the provisions relating to his/her functions as Sellers’ Representative.
2.2 The Sellers’ Representative therefore agrees to engage, take, make, all actions, claims, objections or decisions in the name of the Sellers, represent the Sellers for the purpose of all notifications or communications to be made to them under the terms of or in connection with the Share Purchase Agreement, authorize deliveries or releases from the Escrow Amount and/or Tax Escrow Amount and any payments to the Purchaser under the First Demand Bank Guarantee, if required, and consent or agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such claims, and fulfill any other functions.
     Article 3
     The Sellers and the Seller’s Representative have entered or may enter into separate agreements relating to the relationship between the Seller’s Representative and each of the Sellers concerning in particular the conditions of remuneration, of responsibilities and of notices.

     The Sellers and the Seller’s Representative hereby confirm that nothing in such agreements may in any way affect the relationship with the Purchaser in particular as provided in Article 4 hereof.
     Article 4
     The Sellers’ Representative shall have the full right and authority to act on behalf of and bind all of the Sellers to the extent and as to the matters specified in the Share Purchase Agreement, and the Purchaser and the Escrow Agent shall be permitted to rely on any notice, decision or other action taken by (or omitted by) the Sellers’ Representative in connection with this Agreement, and the Purchaser and Escrow Agent shall have no liability whatsoever to any Seller in taking any action (or omitting to take any action) in reasonable reliance on any notice, decision or other action taken or omitted by the Sellers’ Representstive.
     Article 5
     This Agreement shall be governed by the laws of France and all disputes in connection therewith shall be submitted to the exclusive jurisdiction of the Commercial Court of Paris (“Tribunal de Commerce de Paris”).
Executed in Paris, on the date specified above, in three (3) originals one for the Purchaser, one for the Seller’s Representative and the third one for all the Sellers who, in accordance with article 1325 of the French Civil code, hereby acknowledge that they have a common interest and accept that the original to which they are entitled be kept by the Sellers’ Representative.

[The Sellers’ Representative]	Business Objects S.A.

[Seller]	[Seller]

[Seller]	[Seller]

[Seller]	[Seller]

[Seller]	[Seller]